Filed Pursuant to Rule No. 424(B)(4)
                                                      Registration No. 333-99575

PROSPECTUS                                                        900,000 Shares
                                [GRAPHIC OMITTED]

                                  Common Stock

     We are offering 900,000 shares of our common stock, par value $0.01 per share. Our common stock was approved to trade on The Nasdaq SmallCap Market on December 30, 2002 under the symbol "BOFL".

     The shares are not a deposit or an account of our bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other government agency. Some of the risks of this investment are described under the heading "Risk Factors" beginning on page 7.

     This is a firm commitment underwriting. We have granted the underwriters an option to purchase up to 135,000 additional shares of common stock to cover any over-allotments. The underwriters can exercise this option at anytime within thirty days after the offering. The underwriters expect to deliver the shares of common stock to investors on or about February 14, 2003.

                                                  Underwriting    Proceeds to
                                  Price to the   Discounts and    Bancshares
                                     Public       Commissions     of Florida
                                     ------       -----------     ----------

Per Share........................ $     10.00      $    0.70      $      9.30
Maximum Offering................. $ 9,000,000      $ 630,000      $ 8,370,000

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

     This offering is limited to residents of the states of Colorado, Connecticut, District of Columbia, Florida, Georgia, Illinois, Indiana, Kentucky, Maine, Maryland, Massachusetts, Michigan, Missouri, New Hampshire, New Jersey, New York, Ohio, Pennsylvania, Rhode Island, South Carolina, Texas, Vermont, Virginia, West Virginia, and Wisconsin.


                                  Advest, Inc.

                The date of this prospectus is February 10, 2003.

                               PROSPECTUS SUMMARY

     This is a summary of important information contained elsewhere in this prospectus. It may not contain all of the information that is important to you. We encourage you to read the entire prospectus carefully before investing.

Bancshares of Florida

     Our Business. We are a Florida-based multi-bank holding company that was formed in September 1998. We conduct our business principally through three subsidiaries:

     o Citizens National Bank of Southwest Florida, a national banking association, headquartered in Naples, Florida, which commenced operations in August 1999;
     o Florida Trust Company, Inc., a trust company providing investment management, trust administration, estate planning and financial planning services; and
     o Bank of Florida, a state-chartered bank, headquartered in Fort Lauderdale, Florida, which commenced operations in July 2002.

     At September 30, 2002, our consolidated assets were $113.7 million, total loans were $94.7 million, total deposits were $97.7 million, and total shareholders' equity was $16.0 million. On April 30, 2002, we changed our name from Citizens Bancshares of South Florida to Bancshares of Florida. In the first nine months of 2002, we had a consolidated net loss of approximately $1,693,000, of which approximately $1,128,000 was attributable to the operations of Bank of Florida.

     Citizens National was formed by a group of Naples businessmen, bank executives and community leaders who believed that there was significant demand for an additional community bank in the Naples area. Five of the 16 directors were directors and management of other community banks in Naples, which were acquired by out-of-state regional bank holding companies. Since commencing banking operations in August, 1999, Citizens National has grown to approximately $103.4 million in assets, loans of $90.0 million and deposits of $96.0 million at September 30, 2002. Due to our strong focus on commercial lending, approximately 65% of total loans are commercial and 11% of total deposits are comprised of non-interest bearing checking accounts. In the first nine months of 2002, Citizens National had a loss of approximately $165,000. In the third quarter of 2002, Citizens National had a net operating loss, exclusive of its trust subsidiary operations and income tax effect, of approximately $132,000. That loss included occupancy expenses of $281,000 as compared with $134,000 in the second quarter. The increase of $147,000 was due to the opening of the new main office. Citizens National opened its new main office facility in Naples on August 12, 2002. This facility is located at 1185 Immokalee Road. Citizens National continues to operate a branch at the former main office location at 3401 Tamiami Trail North.

     Florida Trust Company is a wholly-owned subsidiary of Citizens National, which offers investment management, trust administration, estate planning, and financial planning services to both customers and non-customers of the subsidiary banks. Florida Trust Company commenced operations on April 18, 2000, under its original name of Citizens Capital Management, Inc. On September 30, 2002, Florida Trust Company had approximately $72.3 million in assets under management and generated revenue of $207,000 in the first nine months of 2002, with expenses of $456,000. For the first nine months of 2002, Florida Trust Company had a net loss of $249,000.

     Bank of Florida, a new state-chartered bank, opened for business in Fort Lauderdale, Florida on July 16, 2002. We formed Bank of Florida specifically to serve the Broward/Palm Beach County markets in Florida. The Board of Directors of Bank of Florida is comprised of individuals with strong banking, business and community ties. Six of the founding directors have been acknowledged for their civic contributions and four of the directors previously served as local bank directors for Barnett Bank of Broward County. In order to capitalize Bank of Florida, we raised over $9 million in new capital through a registered best efforts public offering that closed on June 30, 2002. Since commencing operations in July 2002, Bank of Florida has grown to approximately $12.1 million in assets, $5.5 million in loans and has $5.5 million in deposits as of September 30, 2002. For the nine months ended September 30, 2002, Bank of Florida reported a net loss of $1,128,000. Bank of Florida operates from a facility at 110 E. Broward Boulevard, Fort Lauderdale, Florida.

     Our Strategy. We plan to capitalize on the opportunities created by the consolidation that has taken place in the banking industry in Florida in recent years. We believe that the consolidation has reduced the levels of personalized services and, for the most part, the national and regional financial institutions that dominate the banking industry in South Florida have increasingly focused on larger corporate customers, standardized loan and deposit products and other services. More specifically, many financial institutions have centralized their loan approval practices for small businesses. The most frequent customer complaints are the lack of personalized service and turnover in lending personnel, which limits the customer's ability to develop a relationship with his or her banker. As a result of these factors, we believe there currently exists a significant opportunity to attract and retain customers who are dissatisfied with their current banking relationships.

     We place emphasis on relationship banking so that each customer can identify and establish a comfort level with our bank officers and staff. We operate our subsidiary banks as community banks, emphasizing local leadership and local decision-making. We want our subsidiary banks to be the bank of choice for businesses, professionals and individuals looking for a more responsive banking environment. The management team of each of our bank subsidiaries makes its own credit decisions. Each subsidiary bank prices and markets its own loan and deposit products and has its own board of directors, drawn mainly from members of the local business community. Each board has full authority over its bank, in contrast to an "advisory" board that lacks authority.

     Market Focus. We focus our marketing efforts on attracting small and medium-sized businesses and individuals, including service companies, manufacturing companies, commercial real estate developers, entrepreneurs and professionals, such as engineers, physicians, attorneys, certified public accountants, and architects. We have been successful in penetrating these markets through our ability to deliver:

     o    Tailored and flexible loan products;
     o    Comprehensive online banking and cash management services;
     o    Competitive investment SWEEP products; and
     o    Sophisticated trust and investment advisory services.

     We distinguish ourselves from our competitors through customer service. To date, we have experienced significant success penetrating the medical and small business communities. For example, by utilizing director relationships with the more prominent hospitals and physician practices, we have originated in excess of $21 million in loans and garnered over $3 million in non-interest earning deposits. We intend to pursue a similar strategy as we expand in the Broward/Palm Beach County market.

     Our Management Team. Our management team includes individuals who have significant banking experience in our primary markets. Our President and Chief Executive Officer is Michael L. McMullan, who has more than 26 years of banking experience, a significant portion of which has been in the Florida market, including serving as:

     o Commercial Banking Executive for C& S Bank of Florida in Jacksonville, Florida; and
     o    Senior   Banking   Executive  and  Commercial   Banking   Manager  for
          NationsBank, Collier County, Florida.

Mr. McMullan is also the Chief Executive Officer and Chairman of Florida Trust Company, and the Chief Executive Officer and President of Bank of Florida.

     The President of Citizens National is John B. James, who has more than 12 years of senior executive management experience in the Collier/Lee County banking market, including serving as Regional Executive of NationsBank in Naples, Florida before joining Citizens National. He has over 30 years of experience in the banking industry as a whole.

     Future Growth. We plan to have sufficient capital on hand to take advantage of growth opportunities either through a new charter in a strategic market, the acquisition of small banks in identified strategic markets, or through the acquisition of branch sites that may come available in markets we are trying to penetrate. We are currently considering other locations in Broward County, as well as Palm Beach County, for future branch expansion. We have entered into a lease for a branch in an office building to be constructed in a primary location in Boca Raton (Palm Beach County), Florida. The branch is scheduled to be opened in the second half of 2003.

     Our multiple bank holding company structure provides flexibility for the future expansion of our banking business through the possible acquisition of other financial institutions and the formation of new banks. The acquisition or formation of banks will be subject to regulatory approvals and other requirements. See "Supervision and Regulation." In addition, our holding company structure makes it easier to raise additional capital for our subsidiary banks.

Information About Our Markets

     We currently consider our principal markets as Collier and Lee Counties for Citizens National and Broward and Palm Beach Counties for Bank of Florida. Citizens National has two locations in Naples, Florida, in Collier County. Bank of Florida opened its headquarters on July 16, 2002, in downtown Fort Lauderdale (Broward County) and is currently looking at other branch sites within its market.

     Collier County is fast growing and affluent. Since 1990, Collier County's population has grown by 70.2%. The average household income in Collier County is expected to grow from $95,750 in 2001, the highest average county household income in Florida, to $120,736 in 2006.

     Naples is the largest banking market in Collier and Lee Counties, with approximately $4.67 billion in deposits as of June 30, 2001, more than 50% larger than the second largest - Fort Myers, with $3.08 billion in deposits, and more than triple the third largest - Cape Coral, with $1.34 billion in deposits. The top three banking markets comprise 78.4% of the entire deposit market in Collier and Lee Counties.

     The Broward/Palm Beach County market is much larger than the Collier/Lee County market. While Collier and Lee Counties have only three banking markets with deposits greater than $1.0 billion, Broward and Palm Beach Counties have 12 banking markets with more than $1.0 billion in deposits. The six largest banking markets in Broward and Palm Beach Counties account for more than half of the entire deposit market.

     The demographics of Broward and Palm Beach Counties and Collier and Lee Counties support our plans to grow assets and deposits with limited, highly selective, full-service locations. The banking locations that we have initially targeted - Naples (1), Fort Lauderdale (2), and Boca Raton (3), have been the three fastest growing major deposit markets in the state, with more than $2.5 billion in deposits over the last five years. We are also looking to branch into Estero, Florida, located in South Lee County. While it is a smaller market, it is one of the fastest growing markets in Florida, with average household income of over $75,000.

Determination of Offering Price

     Prior to this offering, there has been no active trading market in our common stock. Our Board of Directors determined the offering price per share after consulting with the underwriters of this offering and after considering, among other criteria, our assets, market position, net worth, historical and projected earnings, book value and our prior public offering.

Our Address and Telephone Number

     Our corporate headquarters is located at 1185 Immokalee Road, Naples, Florida 34110. Our telephone number is (239) 254-2100.

The Offering

   Common Stock Offered                       900,000(1) shares of common stock.

   Price of Common Stock                      $10.00 per share.

   Shares Outstanding After the Offering      2,979,199(1) shares.

   Use of Proceeds                            The net proceeds in this  offering
                                              are expected to be $8.17  million.
                                              We   will   purchase   a   Florida
                                              state-chartered   trust   company,
                                              Florida   Trust   Company,    from
                                              Citizens    National    and    use
                                              approximately  $2.9 million of the
                                              proceeds   of  the   offering   to
                                              acquire  Florida Trust Company and
                                              additional  proceed  for  capital.
                                              The balance of the  proceeds  will
                                              be used to provide  capital to our
                                              bank subsidiaries and to expand in
                                              our markets  through new  branches
                                              or possible acquisitions. See "Use
                                              of Proceeds."

   Over Allotment Option                      135,000 shares of common stock.

   Offering Restrictions                      This   offering   is   limited  to
                                              residents   of   the   states   of
                                              Colorado, Connecticut, District of
                                              Columbia,     Florida,    Georgia,
                                              Illinois,    Indiana,    Kentucky,
                                              Maine,  Maryland,   Massachusetts,
                                              Michigan, Missouri, New Hampshire,
                                              New   Jersey,   New  York,   Ohio,
                                              Pennsylvania,  Rhode Island, South
                                              Carolina,      Texas,     Vermont,
                                              Virginia,   West   Virginia,   and
                                              Wisconsin.

Risk Factors

     Before investing, you should carefully consider the information in the "Risk Factors" Section beginning on page 7.






--------
     (1) This number does not include 135,000 shares that the underwriters have the option to purchase to cover over-allotments.

                       SUMMARY CONSOLIDATED FINANCIAL DATA

     The following summary financial data for the nine month and twelve-month periods ended September 30, 2002 and 2001, and December 31, 2001, 2000 and 1999, are derived from our financial statements and other data. The selected financial data should be read in conjunction with our financial statements, including the financial statement notes included elsewhere herein. Loans held for investment are stated net of unearned income, before allowance for credit losses. Income per share is computed using the weighted average number of shares of common stock and dilutive common stock equivalents from stock warrants and options as required. Book value per share excludes the effect of any outstanding stock warrants and options. Efficiency is determined by dividing non-interest expense by the sum of net interest income before provision for credit losses and other income, net of gains and losses on sales of assets. Capital and liquidity ratios are for Citizens National, not Bancshares of Florida.

                                                                               At or for periods ended
                                                             ------------------------------------------------------------
                                                                 September 30,                      December 31,
                                                             ---------------------          -----------------------------
                                                             2002             2001          2001        2000         1999
                                                             ----             ----          ----        ----         ----
                                                                   (Unaudited)
                                                                         (Dollars in thousands, except per share data.)
Statement of Operations Data:
      Total interest income...........................   $     4,326      $    3,329   $     4,626  $     2,674   $       426
      Total interest expense..........................         1,690           1,690         2,251        1,385           182
      Net interest income before
            provision for credit losses...............         2,636           1,638         2,375        1,289           244
      Provision for credit losses.....................           377             156           215          256            27
      Net interest income after provision
          for credit losses...........................         2,259           1,482         2,160        1,033           217
      Noninterest income..............................           355             211           311           44             6
      Noninterest expense.............................         4,308           2,117         3,024        2,341         1,324
      Provision for income taxes......................             0               0             0            0             0
      Net income (loss)...............................        (1,693)           (424)         (553)      (1,264)       (1,101)
Balance Sheet Data:
      Total assets ...................................   $   113,747      $   67,853   $    77,092  $    49,288   $    28,242
      Total cash & cash equivalents...................        11,935           6,257         6,002        8,736        18,295
      Earning assets..................................       104,523          60,262        71,730       46,144        23,466
      Investment securities...........................           576              76            76        1,075         1,039
      Loans held for investment.......................        95,577          58,984        68,406       33,000         4,334
      Allowance for loan losses.......................           815             436           494          281            27
      Deposit accounts................................        97,686          59,150        64,288       40,135        17,947
      Stockholders' equity ...........................        15,965           8,649         8,521        9,074        10,135
Share Data:
      Basic earnings per share........................   $     (1.00)     $    (0.36)  $     (0.47) $     (1.09)  $     (1.98)
      Diluted earnings per share .....................         (1.00)          (0.36)        (0.47)       (1.09)        (1.98)
      Book value per share (period end) ..............          7.68            7.42          7.31         7.79          8.85
      Weighted average shares outstanding
          used for diluted earnings per share ........     1,686,789       1,165,370     1,165,370    1,164,675       554,558
      Total shares outstanding........................     2,079,199       1,165,370     1,165,370    1,165,370     1,145,070
Performance Ratios:
      Return on average assets........................         (2.38)%         (0.97)%       (0.87)%      (3.41)%       (5.20)%
      Return on average equity........................        (17.13)          (6.38)        (7.74)      (12.86)       (12.70)
      Interest-rate spread during the period..........          3.33            3.07          2.76         2.66          1.31
      Net interest margin.............................          3.70            3.68          3.62         3.60          2.47
      Efficiency......................................        144.03          114.49        112.60       158.07        528.80
Asset Quality Ratios:
      Allowance for credit loan losses to
          period end loans............................          0.85%           0.74%         0.72%        0.85%         0.62%
      Net charge-offs to average loans................          0.10            0.00          0.00         0.00          0.00
      Nonperforming assets to period end total
          assets......................................          0.19            0.33          0.31         0.00          0.00
Capital and Liquidity Ratios:
      Average equity to average assets................         13.89%          12.03%        11.24%       21.27%        11.24%
      Leverage (4.00% required minimum)...............         12.70            9.98         10.25        15.13         39.70
      Risk-based capital:
          Tier 1......................................         16.30           11.98         10.24        22.31         87.54
          Total.......................................         17.26           12.78         11.01        23.21         87.82
      Average loans held for investment to
          average deposits............................         87.74           87.98         95.78        66.39         24.15

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should carefully consider the risks below and other information in this prospectus before deciding to invest in our common stock.

     We Have Incurred Operating Losses Since We Commenced Operations and We Are Likely to Continue to Incur Losses in the Future.

     We commenced our operations on August 24, 1999. From that date through September 30, 2002, we had an accumulated deficit of approximately $4.7 million. In the most recent year ended December 31, 2001 and the interim nine month period ended September 30, 2002, our operating losses were $552,789 and $1,693,900, respectively. This deficit is primarily due to the costs of opening Citizens National and establishing its business, including the establishment of Citizens National's wealth management subsidiary, Florida Trust Company, which Citizens National formed on April 18, 2000, and the continuing expansion of our banking activities in the Collier/Lee County market. See "Management's Discussion and Analysis of Results of Operations and Financial Condition."

     We expended approximately $1.2 million in 2002 in costs associated with Bank of Florida in Fort Lauderdale. A newly formed bank is typically expected to incur operating losses in its early periods of operations because of an inability to generate sufficient net interest income to cover operating expenses. Those operating losses can be significant and can occur for longer periods than planned, depending on Bank of Florida's ability to control operating expenses and generate net interest income. There is a risk that we may never become profitable.

We May Encounter Unexpected Financial and Operating Problems Due to Our Rapid Growth.

     We have grown significantly since we opened Citizens National. As of December 31, 1999, we had total assets of approximately $28 million. Our total assets grew to approximately $113.7 million, as of September 30, 2002. In addition to opening Bank of Florida, we opened a new branch for Citizens
National in Naples in August 2002, and have moved our headquarters to this location. Our rapid growth may result in unexpected financial and operating problems, including problems in our loan portfolio due to its unseasoned nature, which may affect the value of our shares.

Our Executive Officers and Directors Will Continue to Have Substantial Control over Our Company after the Offering, Which Could Delay or Prevent a Change of Control Favored by Our Other Shareholders.

     Our executive officers and directors, if acting together, will be able to significantly influence all matters requiring approval by our shareholders, including election of directors and the approval of mergers or other business combination transactions. Our executive officers and directors own or have the right to acquire within sixty days, 631,773 shares, representing approximately 21.21% of the total number of shares outstanding after the offering. See "Management - Securities Ownership of Certain Beneficial Owners and Management."

     The interest of these shareholders may differ from the interests of other shareholders, and these shareholders, acting together, will be able to influence significantly all matters requiring approval by shareholders. As a result, these shareholders could approve or cause us to take actions of which you disapprove or that may be contrary to your interests and those of other investors.

If We Cannot Attract Additional Deposits, We Will Not Be Able to Grow.

     We plan to significantly increase the level of our assets (including our loan portfolio). Our ability to increase our assets depends in large part on our ability to attract additional deposits at competitive rates. We intend to seek additional deposits by offering deposit products that are competitive with those offered by other financial institutions in our markets and by establishing personal relationships with our customers. There can be no assurance that these efforts will be successful.

We May Not Be Able to Compete with Our Competitors for Larger Customers Because Our Lending Limits are Lower than Theirs.

     We are limited in the amount each of our subsidiary banks can loan a single borrower by the amount of each subsidiary bank's capital. Bank of Florida's legal lending limit for secured loans is 25% of capital and surplus, while the limit for Citizens National is 15% of capital and surplus. Due to the relatively small size of Citizens National and Bank of Florida, our lending limits are significantly less than those of many of our competitors. This may adversely affect our ability to establish loan relationships with larger businesses in our primary markets.

     Our subsidiary banks have arrangements with several correspondent banks to purchase participations in loans we make which exceed our legal lending limit. Without these arrangements, our subsidiary banks would not be able to make loans that exceed their combined lending limit.

If Adverse Economic Conditions in Our Target Markets Exist for a Prolonged Period, Our Financial Results Could Be Adversely Affected.

     Our success will depend in large part on economic conditions in Southeast and Southwest Florida. A prolonged economic downturn or recession in these markets could increase our non-performing assets, which would result in operating losses, impaired liquidity and the erosion of capital. A variety of factors could cause such an economic dislocation or recession, including adverse developments in the industries in these areas such as tourism, or natural disasters such as hurricanes, floods or tornadoes or additional terrorist activities such as those our country experienced in September 2001.

If Real Estate Values in Our Target Markets Decline, Our Loan Portfolio Would Be Impaired.

     A significant portion of our loan portfolio consists of mortgages secured by real estate located in the Collier/Lee County market. We also expect to generate a significant amount of real estate secured loans in the Broward/Palm Beach County market. Real estate values and real estate markets are generally affected by, among other things, changes in national, regional or local economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in the tax laws and other governmental statutes, regulations and policies, and acts of nature. If real estate prices decline in either of these markets, the value of the real estate collateral securing our loans could be reduced. Such a reduction in the value of our collateral could increase the number of non-performing loans and adversely affect our financial performance.

Some of Our Borrowers do not Repay Their Loans, and Losses From Loan Defaults May Exceed the Allowance We Establish for that Purpose, Which May Have an Adverse Effect on Our Business.

     Some borrowers do not repay loans that we make to them. This risk is inherent in the banking business. If a significant number of loans are not repaid, it would have an adverse effect on our earnings and overall financial condition. Like all financial institutions, we maintain an allowance for loan losses to provide for loan defaults and nonperformance. The allowance for loan losses reflects our management's best estimate of probable losses in the loan portfolio at the relevant balance sheet date. This evaluation is primarily based upon a review of our and the banking industry's historical loan loss experience, known risks contained in the loan portfolio, composition and growth of the loan portfolio, and economic factors. However, the determination of an appropriate level of loan loss allowance is an inherently difficult process and is based on numerous assumptions. As a result, our allowance for loan losses may not be adequate to cover actual losses, and future provisions for loan losses may adversely affect our earnings.

Changes in Interest Rates Affect Our Profitability and Assets.

     Changes in prevailing interest rates may hurt our business. We derive our income mainly from the difference or "spread" between the interest earned on loans, securities and other interest- earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. In general, the larger the spread, the more we earn. When market rates of interest change, the interest we receive on our assets and the interest we pay on our liabilities will fluctuate. This can cause decreases in our spread and can adversely affect our income. Changes in market interest rates could reduce the value of our financial assets. Fixed-rate investments, mortgage-backed and related securities and mortgage loans generally decrease in value as interest rates rise. In addition, interest rates affect how much money we can lend. For example, when interest rates rise, the cost of borrowing increases and loan originations tend to decrease. If we are unsuccessful in managing the effects of changes in interest rates, our financial condition and results of operations could suffer.

The Offering Price May Exceed the Fair Market Value of Our Shares.

     Prior to the offering there has been no active trading market in our common stock. Our Board of Directors determined the offering price after consulting with the underwriters of this offering and considering our historic and expected growth, the prior public sale of our shares and general market conditions, among other factors. Nevertheless, the offering price bears no relationship to the amount of our assets, book value, shareholders' equity or other typical criteria of value, and may exceed the fair market value of our shares and the price at which shares may be sold after the offering. Consequently, you may lose a portion of your investment simply as a result of an inaccurately determined offering price.

A High  Volume of Future  Sales of Our Common  Stock  Could  Depress  the Market
Price.

     After the offering, the market price of our common stock could be materially and adversely affected by the sale or the availability for sale of shares now held by our existing shareholders. After the offering, we will have 2,979,199 shares of common stock outstanding. This amount does not include the over allotment option.

     Almost all of the shares which will be outstanding after the offering, including all of the shares sold in the offering, will be eligible for sale in the open market without restriction, except for shares held by our "affiliates". At the present time, our directors and executive officers hold an aggregate of 481,692 shares, and have the right to purchase up to 150,081 additional shares through warrants and stock options at an average strike price of $10.00 per share.

     Following the offering, almost all of the shares held by these affiliates will be eligible for sale in the public market subject to compliance with certain volume limitations and other conditions of Rule 144. Sales of a substantial number of shares of our common stock after this offering could cause our stock price to fall. In addition, the offer to sell or the sale of these shares could impair our ability to raise capital by selling additional shares of common stock.

We May Need to Raise Additional Capital, Which Could Dilute Your Ownership.

     We may need to raise additional capital in the future to support our business, expand our operations, or maintain minimum capital levels required by our bank regulatory agencies. If we do sell additional shares of common stock to raise capital, the sale may dilute your ownership interest and such dilution could be substantial. At the present time, we do not expect to sell additional shares of common stock for the next 12 months.

Certain Provisions of Florida Law May Discourage or Prevent a Takeover of Our Company and Result in a Lower Market Price for Our Common Stock.

     Florida law, as well as certain federal regulations, contain anti-takeover provisions that apply to us. While these provisions may provide us with flexibility in managing our business, they could discourage potential buyers from seeking to acquire us, even though certain shareholders may wish to participate in such a transaction. These provisions could also adversely affect the market price of our common stock. See "Anti-Takeover Provisions" for a discussion of these provisions.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations or performance after the offering. Also, when we use any of the words "believes", "expects", "anticipates", "intends", "may", or similar expressions, we are making forward-looking statements. Many possible events or factors could affect our future financial results, and could cause those results or performances to differ materially from those expressed in our forward-looking statements. These possible events or factors include the following:

     o    Legal and regulatory risks and uncertainties;
     o Economic, political and competitive forces affecting our businesses, our markets, our constituencies or our securities; and
     o The risk that our analyses of these risks and forces could be incorrect, or that the strategies we have developed to deal with them may not succeed.

     You should recognize that all forward-looking statements are necessarily speculative and speak only as of the date made. You should also recognize that various risks and uncertainties, such as those described above, could cause actual results for future periods to differ materially. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that any expectations will prove to be correct. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.


                                 CAPITALIZATION

     The following table sets forth our capitalization as of September 30, 2002. Our capitalization is presented:

     o    On an actual basis; and
     o On an as-adjusted basis to give effect to the sale of the 900,000 shares of common stock in the offering (assuming the underwriter's over allotment option was not exercised) and the application of the net proceeds from such shares.

This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements included elsewhere in this prospectus.


                            [Table follows this page]

                                                                         As Adjusted
                                                           Actual    for the Offering(1)
                                                           ------    -------------------

Borrowings ..........................................   $          0    $          0
Stockholders' equity:
   Preferred Stock, $.01 par value, authorized and
         unissued 1,000,000 shares ..................              0               0
   Common Stock, $.01 par value, 20,000,000 shares
         authorized, 2,079,199 issued and outstanding
         (2,979,199 shares after the offering) ......         20,792          29,792
   Additional paid-in capital .......................     20,678,852      28,793,272
   Accumulated deficit ..............................     (4,734,457)     (4,734,457)
   Net unrealized holding losses on securities ......              0               0
                                                        ------------    ------------
Total stockholders' equity ..........................   $ 15,965,187    $ 24,088,607
                                                        ============    ============
Total capitalization ................................   $ 15,965,187    $ 24,088,607
                                                        ============    ============

----------------------------

     (1) This number does not include the 135,000 shares that the underwriters have the option to purchase to cover over-allotments.


                                    DILUTION

     Our net tangible book value, stockholders' equity less intangible assets, totaled approximately $15,965,000 at September 30, 2002, or approximately $7.68 per share then outstanding. Individuals purchasing shares in this offering will experience dilution on a per share basis equal to the difference between the $10.00 price of the shares in this offering and the pro forma book value of the shares immediately upon the completion of this offering. This dilution to purchasers in this offering is illustrated in both monetary and as a percentage of book value terms in the following table.


                                                                  Sale of 900,000
                                                                   Common Shares
                                                                 -----------------
Book value per share at September 30, 2002 ...................   $  7.68   100.00%
Offering price per share .....................................     10.00   130.00
Increase in per share book value attributable to new investors       .41     5.33
Pro forma book value per share after this offering ...........      8.09   105.34
Per share dilution to new investors ..........................      1.91    24.87

                                 USE OF PROCEEDS

     The net proceeds in the offering are expected to be $8,173,420. We intend to use $2,900,000 of these proceeds to acquire Florida Trust Company from Citizens National. We will use the balance of the proceeds to provide increased capital for our bank subsidiaries and to expand through the acquisition of another bank, the formation of a new bank in a targeted market, or through the opening of additional branch offices for our wholly-owned subsidiary banks. We will consider market location, price and base of target customers when evaluating the purchase of any branch offices.

     We will have significant discretion regarding when the net proceeds will be applied toward the expansion of our business. In the event our expansion plans are delayed or curtailed for any reason, we will deploy the net proceeds of the offering in alternative investments, such as loans or securities, in order to maximize returns. We believe that the offering proceeds, together with borrowings currently available to us, are sufficient to sustain our proposed activities for the next 12 months following the offering.

     The following table sets forth the estimated use of proceeds from the offering:

                                                         Sale of
                                                        900,000
                                                         Common          % of
                                                         Shares        Proceeds
                                                       ----------      ---------

Gross proceeds ....................................... $9,000,000       100.00%

Offering expenses ....................................    196,580         2.18

Underwriting discounts and commissions ...............    630,000         7.00

Acquisition of Florida Trust Company .................  2,900,000        32.23

Infusion of approximately $2.0 million of capital
into each bank subsidiary ............................  4,000,000        44.44

Expansion through the acquisition of another
bank, the formation of a new bank in a targeted
market, or through the opening of additional
branch offices for our wholly-owned subsidiary
banks ................................................  1,273,420        14.15


                                 DIVIDEND POLICY

     To date, we have never declared or paid any stock or cash dividends on our common stock, and we do not intend to pay cash dividends in the foreseeable future. Instead, we intend to retain any earnings to finance our growth.

     We are a legal entity separate and distinct from our subsidiaries. Funds available for payment of dividends on our common stock principally consist of dividends paid to us by our subsidiaries. Due to the retained earnings position of our existing bank subsidiaries, their ability to pay dividends to Bancshares of Florida is severely limited. There are also statutory and regulatory limitations on the amount of dividends that may be paid by our subsidiary banks to Bancshares of Florida. See "Supervision and Regulation" for a discussion of the regulatory restrictions on the payment of dividends by our bank subsidiaries.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected financial data for the six-month and twelve-month periods ended September 30, 2002 and 2001, and December 31, 2001, 2000 and 1999, are derived from our financial statements and other data. The selected financial data should be read in conjunction with our financial statements, including the financial statement notes included elsewhere herein. Loans held for investment are stated net of unearned income, before allowance for credit losses. Income per share is computed using the weighted average number of shares of common stock and dilutive common stock equivalents from stock warrants and options as required. Book value per share excludes the effect of any outstanding stock warrants and options. Efficiency is determined by dividing non-interest expense by the sum of net interest income before provision for credit losses and other income, net of gains and losses on sales of assets. Capital and liquidity ratios are for Citizens National, not Bancshares of Florida.

                                                                                At or for periods ended
                                                       ---------------------------------------------------------------------------
                                                               September 30,                            December 31,
                                                       ----------------------------      -----------------------------------------
                                                           2002             2001            2001            2000            1999
                                                           ----             ----            ----            ----            ----
                                                                (Unaudited)
                                                                       (Dollars in thousands, except per share data.)
Statement of Operations Data:
      Total interest income..........................  $     4,326      $     3,329      $    4,626      $     2,674    $      426
      Total interest expense.........................        1,690            1,690           2,251            1,385           182
      Net interest income before
            provision for credit losses..............        2,636            1,638           2,375            1,289           244
      Provision for credit losses....................          377              156             215              256            27
      Net interest income after provision
          for credit losses..........................        2,259            1,482           2,160            1,033           217
      Noninterest income.............................          355              211             311               44             6
      Noninterest expense............................        4,308            2,117           3,024            2,341         1,324
      Provision for income taxes.....................            0                0               0                0             0
      Net income (loss)..............................       (1,693)            (424)           (553)          (1,264)       (1,101)
Balance Sheet Data:
      Total assets ..................................  $   113,747      $    67,853      $   77,092      $    49,288    $   28,242
      Total cash & cash equivalents..................       11,935            6,257           6,002            8,736        18,295
      Earning assets.................................      104,523           60,262          71,730           46,144        23,465
      Investment securities..........................          576               76              76            1,075         1,039
      Loans held for investment......................       95,577           58,984          68,406           33,000         4,334
      Allowance for loan losses......................          815              436             494              281            27
      Deposit accounts...............................       97,686           59,150          64,288           40,135        17,947
      Stockholders' equity ..........................       15,965            8,649           8,521            9,074        10,135
Share Data:
      Basic earnings per share.......................  $     (1.00)     $     (0.36)     $    (0.47)     $     (1.09)   $    (1.98)
      Diluted earnings per share ....................        (1.00)           (0.36)          (0.47)           (1.09)        (1.98)
      Book value per share (period end) .............         7.68             7.42            7.31             7.79          8.85
      Weighted average shares outstanding
          Used for diluted earnings per share .......    1,686,789        1,165,370       1,165,370        1,164,675       554,558
      Total shares outstanding.......................    2,079,199        1,165,370       1,165,370        1,165,370     1,145,070
Performance Ratios:
      Return on average assets.......................        (2.38)%          (0.97)%         (0.87)%          (3.41)%       (5.20)%
      Return on average equity.......................       (17.13)           (6.38)          (7.74)          (12.86)       (12.70)
      Interest-rate spread during the period.........         3.33             3.07            2.76             2.66          1.31
      Net interest margin............................         3.70             3.68            3.62             3.60          2.47
      Efficiency.....................................       144.03           114.49          112.60           158.07        528.80
Asset Quality Ratios:
      Allowance for credit loan losses to
          period end loans...........................         0.85             0.74            0.72             0.85          0.62
      Net charge-offs to average loans...............         0.10             0.00            0.00             0.00          0.00
      Nonperforming assets to period end total
          assets.....................................         0.19             0.33            0.31             0.00          0.00
Capital and Liquidity Ratios:
      Average equity to average assets...............        13.89            12.03           11.24            21.27         11.24
      Leverage (4.00% required minimum)..............        12.70             9.98           10.25            15.13         39.70
      Risk-based capital:
          Tier 1.....................................        16.30            11.98           10.24            22.31         87.54
          Total......................................        17.26            12.78           11.01            22.21         87.82
      Average loans held for investment to
          average deposits...........................        87.74            87.98           95.78            66.39         24.15

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and our results of operations should be read in conjunction with the consolidated financial statements and the related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

General

     Bancshares of Florida Inc., f/k/a Citizens Bancshares of South Florida, Inc., was incorporated in Florida in September 1998 to serve as a holding company for Citizens National Bank of Southwest Florida, a national banking association then in organization. The holding company structure provides flexibility for expansion of our banking business through possible acquisition of other financial institutions and provision of additional banking-related services which the traditional commercial bank may not provide under present laws. For example, banking regulations require that banks maintain a minimum ratio of capital to assets. In the event that Citizens National's or Bank of Florida's growth is such that this minimum ratio is not maintained, we may borrow funds, subject to the capital adequacy guidelines of the Federal Reserve Board, and contribute them to the capital of Citizens National or Bank of Florida, and otherwise raise capital in a manner that is unavailable to its bank subsidiaries under existing banking regulations.

     For approximately the first eleven months following our incorporation, our main activities centered on applying for a national bank charter, applying to become a bank holding company, hiring and training bank employees, preparing the banking facilities and premises for opening, and conducting an initial public offering of common stock to raise a minimum of $10 million to fund the startup of Citizens National. By August 1999, we had received subscriptions to purchase common stock in an amount in excess of the required minimum, and on August 24, 1999, Citizens National commenced operations at its office located at 3401 Tamiami Trail North in Naples, Florida.

     Citizens National is a full service commercial bank with full trust powers which we exercise through our wholly owned subsidiary, Florida Trust Company. Citizens National offers a full range of interest bearing and non-interest bearing deposit accounts, including commercial and retail checking accounts, money market accounts, individual retirement accounts, regular interest bearing statement savings accounts, certificates of deposit, commercial loans, real estate loans, home equity loans and consumer/installment loans. In addition, Citizens National provides such consumer services as U.S. Savings Bonds, travelers checks, cashiers checks, safe deposit boxes, bank by mail services, direct deposit and automatic teller services.

     On April 18, 2000, Florida Trust Company was incorporated under the laws of the State of Florida as a wholly-owned subsidiary of Citizens National. Florida Trust Company applied to the Comptroller of the Currency and was approved to engage in fiduciary services and estate planning consultation on August 23,

2000. Florida Trust Company offers investment management, trust administration, estate planning, and financial planning services.

     On July 16, 2002, we opened Bank of Florida, a state-chartered commercial bank located in Ft. Lauderdale, Florida. Bank of Florida opened with over $7 million in capital and offers products and services similar to those offered by Citizens National including a full range of interest bearing and non-interest bearing accounts, including commercial and retail checking accounts, money market accounts, individual retirement accounts, regular interest bearing statement savings accounts, certificates of deposit, commercial loans, real estate loans, home equity loans and consumer/installment loans. In addition, Bank of Florida provides such consumer services as U.S. Savings Bonds, travelers checks, cashiers checks, safe deposit boxes, bank by mail services, direct deposit and automatic teller services.

Results of Operations


Comparison of Results of Operations for the Three Months Ended September 30,2002

     Net Income.  For the  three-month  period  ended  September  30,  2002,  we
     ----------
reported a net loss of $816,092 compared to a net loss of $107,542 for the comparable period in 2001. Of the 2002 loss, $499,510 or 61.2% was related to operations at Bank of Florida which opened for business in July 2002.

     Net  Interest  Income.  The  largest  component  of our net  income  is net
     ---------------------
interest income, which is the difference between the income earned on assets and the interest paid on deposits and borrowings used to support such assets. Net interest income is determined by the rates earned on interest-earning assets and the rates paid on our interest-bearing liabilities, the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch and the maturity and re-pricing characteristics of its interest-earning assets and interest-bearing liabilities. Interest expense resulted mainly from interest paid on customer deposits. Net interest income was $1,012,740 for the three months ended September 30, 2002, as compared to $594,400 for the three months ended September 30, 2001. The increase was directly related to significant increase in loan volume of 62.1% (approximately $36.6 million) between the periods. Interest income generated during the quarter ended September 30, 2002, totaled $1,620,175, compared to $1,179,655 for the same period in 2001. Approximately 96.9% of interest income for the third quarter of 2002 resulted from interest and fees on loans compared to 95.0% for the third quarter of 2001, a result of continued strong loan growth at Citizens National. Interest expense totaled $607,435 for the third quarter of 2002, compared to $585,255 for that period in 2001. Net interest spread, the difference between the yield on earning assets and the rate paid on interest-bearing liabilities, was 3.5% for the three months ended September 30, 2002, as compared to 2.9% for the three months ended September 30, 2001. For the three-month period ended September 30, 2002, our net interest income yield was 3.46%, reflecting a yield on average earning assets of 6.62% and the cost of average interest-bearing liabilities of 3.16%.

     Provision and Allowance for Credit Losses.  We have developed  policies and
     -----------------------------------------
procedures for evaluating the overall quality of our credit portfolio and the timely identification of potential problem loans. Management's judgment as to the adequacy of the allowance is based upon a number of assumptions about future events that it believes to be reasonable, but which may or may not be valid. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for credit losses or that additional increases in the credit loss allowance will not be required.

     The allowance for credit losses is established through a provision for loan losses charged against income. Loans are charged against the provision when management believes that the collectibility of the principal is unlikely. The provision is an estimated amount that management believes will be adequate to absorb losses inherent in the loan portfolio based on evaluations of its collectibility. The evaluations take into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, specific problem loans and commitments, and current anticipated economic conditions that may affect the borrower's ability to pay. While management uses the best information available to recognize losses on loans, future additions to the provision may be necessary based on changes in economic conditions.

     As a result of our continued growth in loans during the three-months ended September 30, 2002, $136,443 was added to the provision for such period, compared to $40,521 for the three month period ended September 30, 2001.

     Non-Interest  Income.  Our primary sources of  non-interest  income include
     --------------------
service charges on deposit accounts and fees related to loans which are closed in the name of a third party. Other sources of non-interest income include debit card, ATM card, check printing, safe deposit, wire transfer and official check fees.

     Non-interest  income  totaled  $119,849  for the three month  period  ended
September 30, 2002, compared to $102,235 for the three month period ended September 30, 2001. Non-interest income included $69,136 in fees generated by Florida Trust Company during the third quarter of 2002, compared to $44,303 for the comparable period in 2001.

     Non-Interest  Expense.  As Citizens National Bank and Florida Trust Company
     ---------------------
continued to grow and we incurred expenses related to the organization of Bank of Florida in Fort Lauderdale, our non-interest expense totaled $1,812,738 for the third quarter of 2002, compared to $763,656 for the comparable period in 2001. Expenses related to personnel totaled $950,183 for the third quarter of
2002, compared to $446,984 for the comparable period in 2001. Non-interest expenses attributed to the operation of Florida Trust Company totaled $192,275 for the three month period ended September 30, 2002, compared to $126,431 for the comparable period in 2001. Non-interest expenses attributed to Bank of Florida totaled $576,483 for the three month period ended September 30, 2002.

Comparison of Results of Operations for the Nine Months Ended September 30, 2002

     Net Income. For the nine-month period ended September 30, 2002, we reported
     ----------
a net loss of $1,693,000, compared to a net loss of $424,135 for the comparable period in 2001. Operations from Citizens National Bank resulted in a loss of $164,570, which included the addition of $321,966 to the provision for loan losses. Florida Trust Company operations for the first nine months of 2002 resulted in a net loss of $248,827. Bank of Florida, which opened for business in July, 2002, incurred a loss for the current period of $1,128,333.

     Net Interest Income. Interest income generated during the nine months ended
     -------------------
September 30, 2002, totaled $4,325,522, compared to $3,328,759 for the same period in 2001. Approximately 97.1% of interest income for the first nine months of 2002 resulted from interest and fees on loans, compared to 90.6% for the first nine months of 2001, a result of continued strong loan growth at Citizens National. Interest expense totaled $1,689,894 for the first nine months of 2002, compared to $1,690,351 for that period in 2001. Interest expense resulted mainly from interest paid on customer deposits. Net interest income was $2,635,628 for the nine months ended September 30, 2002, as compared to $1,638,408 for the nine months ended September 30, 2001. The $36.6 million increase in loans (62.1 %) between the periods had the most significant impact on the improvement in total interest income. Net interest income increased 60.9% for the nine months ended September 30, 2002, versus the comparable period in 2001.

     Net interest spread, the difference between the yield on earning assets and the rate paid on interest-bearing liabilities, was 3.33% for the nine months ended September 30, 2002, as compared to 3.07% for the nine months ended September 30, 2001. Net interest margin, which is net interest income divided by average assets, increased slightly to 3.70% for the nine months ended September 30, 2002, as compared to 3.68% for the nine months ended September 30, 2001. The increase in spread was a result of increases in loan volumes having a greater impact on these ratios than the numerous declines in interest rates during the first nine months of 2002.



                           [Intentionally Left Blank]

     The following table depicts, for the nine-month period indicated, certain information related to our average balance sheet and its average yields on assets and average costs of liabilities. Such yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average balances have been derived from daily averages.

                                                                    For the Nine Months Ended September 30,
                                         ---------------------------------------------------------------------------------------

                                                              2002                                            2001
                                         ---------------------------------------         ---------------------------------------
                                                            Interest     Average                            Interest     Average
                                            Average           and        Yield /            Average           and        Yield /
                                            Balance         Dividends     Rate              Balance         Dividends     Rate
                                         --------------    -----------   -------         --------------    -----------   -------


Earning assets:
  Interest earning deposits........      $    2,271,097    $    36,389      2.14%        $    1,014,599   $     52,603      6.91%
  Securities.......................             775,841         33,513      5.76                449,610         23,399      6.94
  Federal funds sold ..............           5,615,628         68,803      1.63              6,775,837        237,883      4.68
  Loans............................          79,210,686      4,199,452      7.07             46,247,497      3,014,874      8.69
                                         --------------    -----------                   --------------   ------------

      Total earning assets.........      $   87,873,252    $ 4,338,157      6.58         $   54,487,543   $  3,328,759      8.15

       Non-earning assets..........           7,015,925                                       4,954,306
                                         --------------                                  --------------

      Total assets.................      $   94,889,177                                  $   59,441,849
                                         ==============                                  ==============

      Interest-bearing liabilities:
  NOW and money market.............      $   16,718,215    $   143,323      1.14         $   13,660,882   $    281,922      2.75
  Savings..........................             808,335          2,827      0.47                620,441         10,677      2.29
  Time deposits....................          51,469,507      1,543,924      4.00             30,155,108      1,397,752      6.18
  Other borrowings.................             817,476         12,455      2.03                      0              0       n/a
                                         --------------    -----------                   --------------   ------------

  Total interest-bearing liabilities     $   69,813,533    $ 1,702,529      3.25%        $   44,436,431   $  1,690,351      5.07%

       Non interest-bearing liabilities      11,893,377                                       7,865,736
       Stockholders' equity........          13,182,267                                       7,139,682
                                         --------------                                  --------------

   Total liabilities and equity....      $   94,889,177                                  $   59,441,849
                                         ==============                                  ==============

      Net interest income before
           Provision...............                        $ 2,635,628                                    $  1,638,408
                                                           ===========                                    ============

      Interest-rate spread........                                          3.33%                                           3.07%


      Net interest margin..........                                         3.70%                                           3.68%

      Ratio of average earning assets to
        Average interest-bearing
        Liabilities................               125.9%                                          122.6%

     Provision  and  Allowance for Credit  Losses.  At September  30, 2002,  the
     --------------------------------------------
allowance for credit losses amounted to $814,688, or 0.85% of outstanding loans. At December 31, 2001, the allowance for credit losses totaled $494,205, or 0.72% of outstanding loans. The provision for credit losses was $377,063 for the nine months ended September 30, 2002. For the same nine month period in 2001, the provision for credit losses was $156,472. The provision for possible loan losses increased to $814,668 as of September 30, 2002 compared to $494,205 as of December 31, 2001. Because of a lack of historical loss experience, the provision has been established based principally on loss histories of comparably sized and positioned banking institutions, adjusted for current economic and demographic conditions. The provision is also influenced by the fact that some 30% of the loan portfolio is residential real estate, which historically has resulted in a lower percentage of losses.


     Activity in the allowance for credit losses follows:

                                          Nine Months           Twelve Months
                                             Ended                  Ended
                                       September 30, 2002     December 31, 2001
                                       ------------------     -----------------

Balance, beginning of period .......       $ 494,205              $ 281,067
Recoveries .........................             268
Charge-offs ........................               0                 (1,702)
Provision charged to operations ....         (56,580)               214,572
                                                                  ---------
Balance, end of period .............         377,063              $ 494,205
                                           ---------              =========
                                                                  $ 814,688
                                                                  =========

     Non-Interest Income. Total non-interest income increased by $144,989 during
     -------------------
the nine months ended September 30, 2002, as compared to the same period in 2001, reflecting increased activity fees related to Florida Trust Company as well as increases in deposit and loan balances. Non-interest income totaled $355,496 for the nine months ended September 30, 2002, as compared to $210,507 for the comparable period in 2001. Florida Trust Company income totaled $207,413 for the nine-months ended September 30, 2002, as compared to $95,594 for the comparable period in 2001.

     Non-Interest  Expense.  Our  non-interest  expense  increased by $2,191,383
     ---------------------
during the nine months ended September 30, 2002, as compared to the same period in 2001. Approximately 55.0% of this increase, or $1,205,121 was related to start-up costs for Bank of Florida. For the first nine months of 2002, this increase involved increases in salary and benefits of $1,125,546 that resulted from the addition of staff due to continued growth and provided normal salary and benefit increases. Occupancy and equipment related expenses increased $453,463 in the first nine months of 2002, as compared to the same period in 2001. Expenses related to the operations of Florida Trust Company totaled $456,240 during the nine-months ended September 30, 2002, as compared to $332,403 for the same period in 2001.

     The following amounts comprised our non-interest expense:

                                                                Nine Months
                                                            Ended September 30,
                                                           ---------------------
Non-Interest Expense                                        2002           2001
--------------------------------------------------         ------         ------

Citizens National Bank
Salaries & benefits ..............................         $1,392         $  982
Occupancy ........................................            542            355
Data processing ..................................            147            112
Professional & Outside Services ..................             67             56
Advertising & Marketing ..........................             51             38
Other ............................................            351            253
                                                           ------         ------
   Total Citizens National Bank ..................         $2,550         $1,796
                                                           ======         ======

Florida Trust Company
Salaries & Benefits ..............................         $  337         $  260
Other ............................................            119             61
                                                           ------         ------
   Total Florida Trust ...........................         $  456         $  321
                                                           ======         ======

Bank of Florida
Salaries & Benefits ..............................         $  623         $    0
Occupancy ........................................            251              0
Other ............................................            276              0
                                                           ------         ------
   Total Bank of Florida .........................         $  150         $    0
                                                           ======         ======

Bancshares of Florida
Salaries & Benefits ..............................         $   16         $    0
Other ............................................            136              0
                                                           ------         ------
                                                           $  152         $    0
                                                           ======         ======

 Consolidated Non-Interest Expense:
 Salaries & benefits .............................         $2,368         $1,242
 Occupancy .......................................            793            355
 Other expenses ..................................          1,147            520
                                                           ------         ------
    Total Non-Interest Expense ...................         $4,308         $2,117
                                                           ======         ======

Comparison  of Results of Operations  for the Years Ended  December 31, 2001 and
2000

     Net Income.  Consistent  with the results of de novo banking  institutions,
     ----------
our investment in expansion and growth came at the expense of earnings. Our net loss for the year ended December 31, 2001, totaled $552,789 as we continued to grow our asset base in order to cover fixed costs of operation and expand wealth management services. A significant portion of this loss was the addition of $214,572 to the provision for loan loss and a net loss of $300,962 related to the operation of Florida Trust Company. The 2001 loss of $552,789 compares to a loss of $1,263,981 in 2000.

     Net Interest Income. Interest and loan fee income increased from $2,673,000
     -------------------
in 2000 to $4,626,000 in 2001, a 73.0% increase. The yield on average earning assets for 2001 was 7.92% compared to 8.01% in 2000. Interest and fees on loans for 2001 was $4,280,000, a result of an average yield of 8.41% compared to $1,780,000 resulting from an average yield of 9.92% for 2000. Interest on investments decreased from $242,000 in 2000, based on an average yield of 6.91%, to $83,000 in 2001 resulting from an average yield of 6.38%. Interest on federal funds sold decreased from $651,000 in 2000 to $263,000 in 2001. During 2001, the increased volumes of higher yielding loans offset significant declines in the interest rates on earning assets. Average loans comprised 87.1% of average earning assets in 2001 compared to 57.8% in 2000.

     Interest on deposit accounts amounted to $2,251,000 in 2001, compared to $1,385,000 in 2000. The average rate paid on deposits in 2001 was 4.06%, compared to an average rate of 5.35% in 2000.

     The following is an analysis of the net interest earnings for the years ended December 31, 2001 and 2000 with respect to each major category of interest-earning asset and each major category of interest-bearing liabilities.


                           [Intentionally Left Blank]

     For purposes of these analyses, non-accruing loans, if any, are included in the average balances and tax exempt income, to the extent included in the amounts below, is not reflected on a tax equivalent basis. Loan fees included in interest earned are not material to the presentation.


                                                              For the Twelve Months Ended December 31,
                                          -----------------------------------------------------------------------------------
                                                           2001                                           2000
                                          ------------------------------------         --------------------------------------
                                                         Interest     Average                            Interest    Average
                                            Average         and        Yield/             Average          and        Yield/
                                            Balance      Dividends      Rate              Balance       Dividends     Rate
ASSETS:

Earning assets:

 Interest earning deposits ............   $   759,563    $    52,604    6.93%           $ 2,136,612   $    146,404    6.85%
 Securities ...........................       535,242         30,067    5.62              1,369,741         95,885    7.00
 Federal funds sold ...................     6,224,135        263,485    4.23             10,576,601        651,339    6.16
 Loans ................................    50,866,391      4,029,401    7.92             19,302,050      1,779,649    9.22
                                          -----------    -----------                    -----------   ------------
     Total earning assets .............   $58,385,331    $ 4,375,557    7.49%           $33,385,004    $ 2,673,277    8.01%

Non-earning assets ....................     4,658,827                                     5,410,553
                                          -----------                                   -----------
     Total Assets .....................   $63,044,158                                   $38,795,557
                                          ===========                                   ===========
LIABILITIES:

Interest-bearing liabilities:

 NOW and money market .................   $13,282,396    $   317,915    2.39%           $ 6,298,119    $   226,287    3.59%
 Savings ..............................       641,368         12,460    1.94                511,591         15,975    3.12
 Time Deposits ........................    32,668,252      1,896,426    5.81             19,069,581      1,142,280    5.99
 Other borrowings .....................       997,582         23,977    2.40                      0              0       0
                                          -----------    -----------                    -----------   ------------
     Total interest-bearing liabilities   $47,589,598    $ 2,250,778    4.73%           $25,879,291    $ 1,384,542    5.35%

Non interest-bearing liabilities ......     6,649,910                                     3,084,857
Stockholders' equity ..................     8,804,650      9,831,409

     Total liabilities and equity .....   $63,044,158                                   $38,795,557
                                          -----------                                   -----------

Net interest income before provision                     $ 2,124,779                                  $  1,288,735
                                                         ===========                                  ============

Interest-rate spread ..................                                 2.76%                                         2.66%

Net interest margin ...................                                 3.37%                                         3.32%

Ratio of average earning assets to
  Average interest-bearing liabilities                         122.7%                                                129.0%

     The effect of changes in average balances (volume) and rates on interest income, interest expense and net interest income, for the period indicated, is shown in the table below. The effect of a change in average balances has been determined by applying the average rate in the earlier period to the change in the average balance of the later period, as compared with the earlier period. The effect of a change in the average rate has been determined by applying the average balances in the later period to the change in the average rate in the later period, as compared with the earlier period. Changes resulting from average balance/rate variances are included in changes resulting from volume.

                                                                                       Year Ended December 31, 2001
                                                                                            Compared to 2000
                                                                                       Increase (Decrease) Due to
                                                                        -----------------------------------------------------------

                                                                           Volume                  Rate                   Change

Interest earned on:
  Federal funds sold .......................................             $ (268,038)              $(119,816)              $(387,854)
  Investments ..............................................               (152,818)                 (6,800)               (159,618)
  Loans ....................................................              2,910,232                (660,480)              2,249,752
                                                                                                -----------             -----------


     Total interest income .................................              2,489,376                (787,096)              1,702,280
                                                                        -----------             -----------             -----------

Interest paid on:
  Savings deposits .........................................                  4,052                  (7,567)                 (3,515)
  Time deposits ............................................                814,569                 (60,423)                754,146
  Other interest bearing deposits ..........................                250,940                (159,312)                 91,628
  Other borrowings .........................................                 23,977                  23,977
                                                                        -----------             -----------             -----------
                                                                                                                                  0

      Total interest expense ...............................              1,093,539                (227,303)                866,236
                                                                        -----------             -----------             -----------

Change in net interest income ..............................             $1,395,838               $(559,794)              $ 836,044
                                                                        ===========             ===========             ===========

     Provision  and  Allowance  for Credit  Losses.  The  provision for possible
     ---------------------------------------------
credit losses decreased to $215,000 in 2001 from $256,000 in 2000. Because of a lack of historical loss experience, the provision has been established based principally on loss histories of comparably sized and positioned banking institutions, adjusted for current economic and demographic conditions. The provision is also influenced by the fact that some 30% of the loan portfolio is residential real estate which historically has resulted in a lower percentage of losses.

     Accrual of interest is discontinued on a loan when management of Citizens National determines, after consideration of economic and business factors affecting collection efforts, that collection of interest is doubtful.

     At December 31, 2001 and 2000, there were no loans which were accounted for on a non-accrual basis, no loans which were contractually past due 90 days or more as to principal or interest payments, and no loans which would be defined as troubled debt re-structurings.

     An analysis of our allowance for possible credit losses and loan loss experience (charge-offs and recoveries) is furnished in the following table:


                                                        Year Ended December 31,
                                                     ---------------------------
                                                        2001            2000
                                                     ----------      -----------
Balance at beginning of period .....................  $281,067        $ 26,885
Charge-offs:
  Consumer .........................................     1,702           2,520
  Commercial .......................................         0               0
  Residential ......................................         0               0

Recoveries:
  Consumer .........................................       268           1,000
  Commercial .......................................         0               0
  Residential ......................................         0               0

Net charge-offs ....................................     1,434           1,520

Provision for losses charged to operations .........  $214,572        $255,702
                                                      --------        --------

Balance at end of period
                                                      $494,205        $281,067
                                                      ========        ========
Asset Quality Ratios
--------------------
Net charge-offs during the period to average loans
     outstanding during the period .................      0.00%           0.01%
Allowance for credit losses to total loans .........      0.72%           0.86%
Allowance for credit losses to non-performing
     Assets ........................................    207.65%            N/A
Non-performing loans to total loans ................      0.35%              0%
Non-performing loans to total assets ...............      0.31%              0%


     At December 31, 2001 and 2000, the allowance for possible credit losses was generally allocated as follows:

                                      2001                     2000
                               ----------------------  -----------------------
                                          Percent of              Percent of
                                        Loans in Each           Loans in Each
                                         Category to             Category to
                                Amount   Total Loans    Amount   Total Loans
                                ------   -----------    ------   -----------
Commercial .............       $121,026     16.8%      $108,439       15.3%
Real estate ............        215,417     52.5        147,888       74.7
Lines of credit ........        135,500     26.4         19,136        7.7
Consumer ...............         22,261      4.3          5,604        2.3
                               --------    -----       --------      -----
     Total .............       $494,205    100.0%      $281,067      100.0%
                               ========    =====       ========      =====

     Although the allowance for credit losses was determined by category of loans, the entire allowance is available to absorb losses from any category.

     The allowance for credit losses is established based upon management's evaluation of the potential losses in our total loan portfolio. In analyzing the adequacy of the allowance for credit losses, management considers its own internal review, as well as the results of independent external credit reviews, changes in the composition and volume of the loan portfolio, levels of non-performing and charged-off loans, local and national economic conditions, and other factors.


     Non-Interest  Income.  Non-interest  income for 2001  increased to $311,000
     --------------------
from $44,000 in 2000. Fee income from Florida Trust Company, in their first year of revenue generation, totaled $148,000 in 2001.

     The following amounts comprised our general non-interest income sources for the years ended December 31:

                                                             2001        2000
                                                           --------     -------
Service charges, commissions and fees ................     $310,764     $ 44,020
                                                           ========     ========


     Non-Interest Expense. Total non-interest expenses increased from $2,341,000
     --------------------
in 2000 to $3,024,000 in 2001, an increase of 29.2%. Salaries and benefits expense represented the area of greatest change, increasing from $1,248,000 in 2000 to $1,731,000 in 2001. Total assets per employee were $2,753,000 at December 31, 2001, compared to $2,143,000 at December 31, 2000. Occupancy and equipment-related expenses increased by 12.2% or $53,000 in 2001 compared to 2000. Expenses related to the operation of Florida Trust Company are included in non-interest expenses. These expenses totaled $49,000 in 2001, compared to $230,912 in 2000. Personnel costs for Florida Trust Company comprised $356,000 of the totals, while other operating expenses were $93,000 in 2001.



                           [Intentionally Left Blank]

     The following amounts comprised our non-interest expense:


                                                                  Years Ended
                                                                  December 31,
                                                                ---------------
Non-Interest Expense:                                            2001     2000
                                                                ------   ------

Citizens National Bank
Salaries & benefits .........................................   $1,375   $1,143
Occupancy ...................................................      489      436
Data processing .............................................      159      128
Professional & Outside Services .............................       98       75
Advertising & Marketing .....................................       42       42
Other .......................................................      335      285
                                                                ------   ------
   Total Citizens National Bank .............................   $2,498   $2,109
                                                                ======   ======

Florida Trust Company
Salaries & Benefits .........................................   $  336   $  106
Other .......................................................       94      126
                                                                ------   ------
   Total Florida Trust ......................................   $  430   $  232
                                                                ======   ======


Bank of Florida
Salaries & benefits .........................................   $    0   $    0
Occupancy ...................................................        0        0
Other .......................................................       76        0
                                                                ------   ------
   Total Bank of Florida ....................................   $   76   $    0
                                                                ======   ======

Bancshares of Florida
Salaries & Benefits .........................................   $   20   $    0
Other .......................................................        0        0
                                                                ------   ------
   Total Bancshares of Florida ..............................   $   20   $    0
                                                                ======   ======

Consolidated Non-Interest Expense:
Salaries & benefits .........................................   $1,731   $1,249
Occupancy ...................................................      489      436
Other expenses ..............................................      804      656
                                                                ------   ------
  Total Non-Interest Expense ................................   $3,024   $2,341
                                                                ======   ======

Financial Condition

     Our total assets at September 30, 2002, were $113.7 million, increasing from $77.1 million at December 31, 2001. The increase of $36.6 million was due principally to the increase in loan balances of $27.2 million and a $33.4 million increase in deposits. Deposits increased $33.4 million, with $814,000 of the increase attributable to non-interest deposits which increased 8% compared to a 6% increase ($32.6 million) in interest bearing deposits.

     During 2001, total assets grew by $27.8 million or 56.4% to $77.7 million at December 31, 2001. This increase was achieved primarily through the attraction of customer deposits of $24.2 million during the year, ending with an aggregate balance of $64.3 million at December 31, 2001. These deposits were principally used to generate new loans of $35.4 million, increasing loan balances outstanding at December 31, 2001 to $68.4 million. Investment in interest bearing accounts at other banks decreased approximately $4.0 million to zero at December 31, 2001. Total earning assets rose $25.4 million or 55.5% to $71.2 million.


     Total stockholders' equity as of September 30, 2002, was $16.0 million, an increase of $7.4 million, or approximately 87.4%, compared with stockholders' equity of approximately $8.5 million, as of December 31, 2001.


     The following table shows selected ratios for the periods ended or at the dates indicated:


                                                       Nine Months Ended       Year Ended
                                                      September 30, 2002    December 31, 2001
                                                      ------------------    -----------------
Return on average assets .............................       (2.38)%             (0.87)%
Return on average equity .............................      (17.13)              (7.74)
Interest-rate spread during the period ...............        3.33                2.76
Net interest margin ..................................        3.70                3.62
Allowance for credit losses to period end loans ......        0.85                0.72
Net charge-offs to average loans held for investment .        0.10                0.00
Nonperforming assets to period end total assets ......        0.19                0.31
Average Equity to Average Assets Ratio ...............       13.89               11.24

Loans

     Management believes that general economic conditions in our primary service areas, including the real estate market, continue to be healthy due to the growth in the areas' population and demand for real estate property and personal services. Accordingly, we have experienced continued demand for consumer and commercial financing in 2001 as loans increased $35.4 million, or 107.3%, to $68.4 million at December 31, 2001. At December 31, 2001, commercial loans comprised 16.8% of total loans; real estate loans comprised 52.5%; lines of credit comprised 26.4%; and consumer loans comprised 4.3%. Commercial lending activity is focused on seasonal working capital loans and commercial real estate term loans. At December 31, 2001, we had one loan on non-accrual with a balance of $238,000, 75% of which is SBA guaranteed. At December 31, 2000, the bank had no non-performing loans.

     We engage, through our bank subsidiaries, in a full complement of lending activities, including commercial, consumer/installment and real estate loans.

     Our commercial lending is directed principally towards businesses whose demands for funds fall within our bank subsidiaries' legal lending limits and are potential deposit customers. For presentation purposes, the commercial lending category includes loans made to individual, partnership or corporate borrowers, and obtained for a variety of business purposes. Particular emphasis is placed on loans to small and medium-sized businesses.

     Our real estate loans consist of residential and commercial first mortgage loans, second mortgage financing and construction loans.

     Lines of credit include home equity, commercial, and consumer lines of credit.

     Our consumer loans consist primarily of installment loans to individuals for personal, family and household purposes.

     We have correspondent relationships with several banks, whereby we can engage in the sale and purchase of loan participations. Participations purchased, if any, are entered into using the same underwriting criteria that would be applied if we had originated the loan. This would include credit and collateral analyses and maintenance of a complete credit file on each purchased participation that is consistent with the credit files that we maintain on our customers.

     The following is an analysis of maturities of loans as of December 31, 2001:

                             Due in 1    Due in 1 to 5  Due After 5
Type of Loan               Year or Less      Years         Years        Total
------------               ------------  -----------   -----------   -----------
Commercial .............   $ 3,649,841   $ 6,286,280   $ 1,531,637   $11,467,758
Real estate ............     5,977,760    11,209,851    18,715,291    35,902,902
Lines of credit ........     6,841,633     5,221,692     6,003,406    18,066,731
Consumer ...............       374,967     2,412,881       180,323     2,968,171
     Total .............   $16,844,201   $25,130,704   $26,430,657   $68,405,562
                           ===========   ===========   ===========   ===========

     The following table presents various categories of loans contained in our loan portfolio and the total amount of all loans at December 31, 2001 and 2000.

                                                           December 31,
                                                   -------------------------
Type of Loan                                           2001          2000
                                                   -----------   -----------
Commercial loans ................................  $11,467,758   $ 5,052,787
Real estate loans ...............................   35,902,902    24,648,033
Lines of credit .................................   18,066,731     2,551,517
Consumer loans ..................................    2,968,171       747,239
                                                   -----------   -----------
     Subtotal ...................................   68,405,562    32,999,576
                                                   -----------   -----------
Allowance for:
     possible loan losses .......................      494,205       281,067
     Unearned income and deferred loan fees .....       68,802        45,322
                                                   -----------   -----------
          Net loans .............................  $67,847,555   $32,673,187
                                                   ===========   ===========

     We do not presently have, nor do we intend to implement, a rollover policy with respect to our loan portfolio. All loans are recorded according to original terms, and demand loans, overdrafts and loans having no stated repayment terms or maturity are reported as due in one year or less.

     At December 31, 2001, the amount of loans due after one year with predetermined interest rates totaled approximately $10,063,229, while the amount of loans due after one year with floating interest rates totaled approximately $41,498,132. Our bank subsidiaries generally do not make fixed rate loans with maturities longer than five years.

     Investment  Securities.  We primarily  invest in  obligations of the United
     ----------------------
States or obligations guaranteed as to principal and interest by the United States and other taxable securities. The following table presents, at December 31, 2001 and 2000, the carrying value of our investments:

                                                             December 31,
                                                       -------------------------
               Investment Category                         2001          2000
--------------------------------------------------     ----------     ----------
Obligations of U.S. Treasury and other U.S.
   government agencies ...........................     $   25,000     $1,024,394
State and political subdivisions .................              0              0
Restricted securities, FHLB stock, and
   Federal Reserve Bank stock, at cost ...........        541,760        377,360
                                                       ----------     ----------
       Total .....................................     $  566,760     $1,401,754
                                                       ==========     ==========

     The following table indicates the respective maturities and weighted average yields of securities available for sale as of December 31, 2001:

                                                                     Weighted
                                                                      Average
             Type of Investment                           Amount       Yield
-----------------------------------------------------   ----------    ------
Obligations of U.S. Treasury and other U.S.
   government agencies:
    0 - 1 year ......................................   $      0        N/A%
    Over 10 years ...................................     25,000       5.50

Other securities:
     No stated maturity .............................    541,760       5.00
                                                        --------
          Total .....................................   $566,760       5.02%
                                                        ========       ====


               The weighted average yields for tax exempt securities, if applicable, are computed on a tax equivalent basis.

Liquidity and Capital Resources

     Liquidity Management.  Liquidity management involves monitoring our sources
     --------------------
and uses of funds in order to meet our day-to-day cash flow requirements while maximizing profits. Liquidity represents the ability of a company to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Liquidity management is made more complicated because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of the investment portfolio is very predictable and subject to a high degree of control at the time investment decisions are made. However, net deposit inflows and outflows are far less predictable and are not subject to the same degree of control. Asset liquidity is provided by cash and assets which are readily marketable, can be pledged, or which will mature in the near future. Liability liquidity is provided by access to core funding sources, principally the ability to generate customer deposits in our primary markets. In addition, liability liquidity is provided through the ability to borrow against approved lines of credit including federal funds purchased from correspondent banks and the Federal Home Loan Bank.

     Short-Term Investments.  Short-term  investments,  which consist of federal
     ----------------------
funds sold and interest-bearing deposits, averaged $7.6 million in the first nine months of 2002, as compared to $7.7 million in the same period of 2001. At September 30, 2002, and December 31, 2001, short-term investments totaled $8.4 million and $2.8 million, respectively. These funds are a source of our liquidity and are generally invested in an earning capacity on an overnight basis.


     Federal funds sold totaled $2.7 million at December 31, 2001, compared to $7.7 million on December 31, 2000. The lower level reflects maturities of certificate of deposit promotions sold in 2000.

     Management regularly reviews our liquidity position and has implemented internal policies that establish guidelines for sources of asset-based liquidity and limit the total amount of purchased funds used to support the balance sheet and funding from non-core sources.

     Deposits and Other Sources of Funds.  In addition to deposits,  the sources
     -----------------------------------
of funds available for lending and other business purposes include loan repayments, loan sales, and borrowings from the Federal Home Loan Bank. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are influenced significantly by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in other sources, such as deposits at less than projected levels, and are also used to fund the origination of mortgage loans designated to be sold in the secondary markets.

     We offer a full range of interest bearing and non-interest bearing accounts, including commercial and retail checking accounts, negotiable order of withdrawal ("NOW") accounts, money market accounts with limited transactions, individual retirement accounts, regular interest bearing statement savings accounts and certificates of deposit with a range of maturity date options. The sources of deposits are residents, businesses and employees of businesses within our market areas. Deposits are generally obtained through the personal solicitation of our officers and directors, direct mail solicitation and advertisements published in the local media. We pay competitive interest rates on time and savings deposits. In addition, we have implemented a service charge fee schedule competitive with other financial institutions in our market areas, covering such matters as maintenance fees on checking accounts, per item processing fees on checking accounts, returned check charges and the like.

     Deposits from our primary market provide a relatively stable funding source for our loan portfolio and other earning assets. Our total deposits were $97.7 million at September 30, 2002, and $64.3 million at December 31, 2001. Most of the $33.4 million increase in deposits since December 31, 2001, was attributable to continued growth in both interest bearing and non-interest bearing deposits. The funding requirements for loans have continued to grow in the first nine months of 2002, from 2001 levels. Loans have increased $27.2 million during the period from December 31, 2001, to September 30, 2002. As noted, we have also experienced strong growth in non-interest deposits as management directed a conscious effort to attract deposits from commercial relationships. Management anticipates that a stable base of deposits will be our primary source of funding to meet both its short-term and long-term liquidity needs in the future.

     Total deposits increased $24.2 million or 60.2% to $64.3 million at December 31, 2001. During 2001, interest-bearing deposits increased 50.6% to $54.3 million, while non-interest-bearing deposits increased 144.3% to $10.0 million. At December 31, 2001, time deposits represented 65.4% of total deposits, other interest-bearing deposits were at 19.1%, and non-interest bearing balances were 15.5%.

     The following table presents, for the years ended December 31, 2001 and 2000, the average amount of, and average rate paid on, each of the following deposit categories.

                                              Average Amount        Average Rate Paid
         Deposit Category                   2001          2000         2001    2000
--------------------------------------   -----------   -----------     ----    ----
Non-interest bearing demand deposits .   $ 6,515,330   $ 3,002,190      N/A%   N/A%
Savings deposits .....................       641,368       511,591      1.94   3.12
Time deposits ........................    32,668,252    17,410,719      5.81   6.56
Other interest bearing deposits ......    13,282,396     6,298,119      2.39   3.59
Other borrowing ......................       997,582             0      2.40    N/A

     The following table indicates the amount of outstanding time certificates of deposit of $100,000 or more and their respective maturities at of December 31:


                                                       2001           2000
                                                    -----------   -----------

3 months or less ................................   $ 7,891,485   $ 2,270,772
3 - 12 months ...................................    15,263,095    10,533,418
1 - 3 years .....................................     2,927,151     1,700,208
Over 3 years ....................................       100,537        57,204
                                                    -----------   -----------
      Total .....................................   $26,182,268   $14,561,602
                                                    ===========   ===========

     Capital.  The Federal  Reserve Board and bank regulatory  agencies  require
     -------
bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging from 0% to 100%. The Federal Reserve grants an exemption from these requirements for bank holding companies with less than $150 million in consolidated assets; therefore, our capital is currently measured only at our subsidiary banks' level. Under the risk-based standard, capital is classified into two tiers. Tier 1 capital consists of common stockholders' equity, excluding the unrealized gain (loss) on available-for-sale securities, minus certain intangible assets. Tier 2 capital consists of the general allowance for credit losses subject to certain limitations. An institution's qualifying capital base for purposes of its risk-based capital ratio consists of the sum of its Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital.

     Bank holding companies and banks are also required to maintain capital at a minimum level based on total assets, which is known as the leverage ratio. The minimum requirement for the leverage ratio is 3%, but all but the highest rated institutions are required to maintain ratios 100 to 200 basis points above the minimum. Bancshares of Florida and our bank subsidiaries exceeded their minimum regulatory capital ratios as of September 30, 2002. The following table which sets forth Bancshares of Florida's regulatory capital position (dollars in thousands):

                                    Actual              Minimum (1)         Well-Capitalized (2)
                             -------------------    ------------------      -------------------
                             Amount          %      Amount         %        Amount          %
                             -------      ------    -------      -----      -------      ------
                                                   (Dollars in thousands)
Total Capital (to risk-
   weighted assets) ......   $14,770      17.26%    $ 6,848      8.00%      $ 8,560      10.00%
Tier 1 Capital (to risk-
   weighted assets) ......    13,956      16.30       3,424      4.00         5,136       6.00
Tier 1 Capital (to average
   assets) ...............    13,956      12.70       4,397      4.00         5,496       5.00

----------
(1) The minimum required for adequately capitalized purposes.
(2) To be "well-capitalized" under the FDIC's Prompt Corrective Action regulations.

Interest Sensitivity

     The following is a combined maturity and re-pricing analysis of rate sensitive assets and liabilities as of December 31, 2001.


                                                                0-90          91-180         181-365           Over
                                                                Days           Days            Days           1 Year          Total
                                                                ----           ----            ----           ------          -----
                                                                                    (Dollars in thousands)

Interest earning assets:

  Federal funds sold ...................................      $  2,757       $      0        $      0        $      0       $  2,757
  Investment securities ................................             0              0               0             567            567
  Loans ................................................        25,101          2,534           2,174          38,597         68,406
  Other earnings assets ................................             0              0               0               0              0
                                                              --------       --------        --------        --------       --------

       Total interest earning assets ...................      $ 27,858       $  2,534        $  2,174        $ 39,164       $ 71,730
                                                              ========       ========        ========        ========       ========

Interest bearing deposits ..............................      $ 12,271       $      0        $      0        $      0       $ 12,271
  Certificates, less than $100,000 .....................         1,086          6,144           4,614           3,998         15,842
  Certificates, $100,000 and over ......................         6,296          5,755          10,785           3,346         26,182
                                                                             --------        --------        --------       --------

       Total interest bearing liabilities ..............      $ 19,653       $ 11,899        $ 15,399        $  7,344       $ 54,295
                                                              ========       ========        ========        ========       ========

Interest sensitivity gap:
  Sensitive assets less rate sensitive
    liabilities ........................................      $  8,205       $ (9,365)       $(13,255)       $ 31,820       $ 17,405
                                                              ========       ========        ========        ========       ========

Cumulative interest sensitivity gap ....................      $  8,205       $ (1,160)       $(14,415)       $ 17,405
                                                              ========        ========        ========       ========

Interest sensitivity gap ratio .........................         141.7%          21.3%           14.1%         533.3%

Cumulative interest sensitivity gap ratio ..............         141.7%          96.3%           69.4%         132.1%

     The objective of interest sensitivity management is to minimize the risk associated with the effect of interest rate changes on net interest margins while maintaining net interest income at acceptable levels. Managing this risk involves monthly monitoring of interest sensitive assets relative to interest sensitive liabilities over specific time intervals. All assets and liabilities are evaluated as maturing at the earlier of the re-pricing date or the contractual maturity date. While liabilities without specific terms such as money market, NOW and savings accounts are generally considered core deposits for liquidity purposes, they are deemed to re-price for purposes of interest rate sensitivity analysis. Management subjectively sets rates on all accounts.

     At December 31, 2001, we had $32.6 million in interest sensitive assets compared to $47.0 million in interest sensitive liabilities that will mature or re-price within a year.

     A negative gap position is indicative of a bank that has a greater amount of interest sensitive liabilities re-pricing (or maturing) than it does interest sensitive assets in a given time interval. In this instance, the impact on net interest income would be positive in a declining rate environment and negative if rates were rising. Conversely, a positive gap position represents a greater amount of interest sensitive assets re-pricing (or maturing). Thus, an increase in rates would positively impact net interest income, as the yield on earning assets would increase prior to the increase in the cost of interest bearing liabilities. The impact on net interest income described above is general, as other factors would additionally maximize or minimize the effect. For example, a change in the prime interest rate could effect an immediate change to rates on prime related assets, whereas a liability which re-prices according to changes in Treasury rates might (1) lag in the timing of the change and (2) change rates in an amount less than the change in the prime interest rate.

     Management believes that the current balance sheet structure of interest sensitive assets and liabilities does not represent a material risk to earnings or liquidity in the event of a change in market rates.



                           [Intentionally Left Blank]

                                    BUSINESS

General

     We are a multiple bank holding company that owns and operates Citizens National, a national banking association based in Naples, Florida, Bank of Florida, a state-chartered bank based in Fort Lauderdale, Florida, and Florida Trust Company, Inc., a wholly-owned subsidiary of Citizens National.

Strategy

     We plan to capitalize on the opportunities created by the consolidation of the banking industry in Florida that has taken place in recent years. We believe that consolidation has reduced the levels of personalized services and, for the most part, the national and regional financial institutions that dominate the banking industry in South Florida have increasingly focused on larger corporate customers, standardized loan and deposit products and other services. More specifically, many financial institutions have centralized their loan approval practices for small businesses, leaving less responsibility and authority with the local loan officer. The most frequent customer complaints are the lack of personalized service and turnover in lending personnel, which limits the customer's ability to develop a relationship with his or her banker. As a result of these factors, we believe there currently exists a significant opportunity to attract and preserve customers who are dissatisfied with their current banking relationships.

     We place emphasis on relationship banking so that each customer can identify and establish a comfort level with our bank officers and staff. We operate our subsidiary banks as community banks, emphasizing local leadership and local decision-making. We want our subsidiary banks to be the bank of choice for businesses, professionals and individuals looking for more personalized financial planning, services and products. The management team of each bank subsidiary makes its own credit decisions. Each subsidiary bank prices and markets its own loan and deposit products and has its own board of directors, drawn mainly from members of the local business community. Each board has full authority over the bank, in contrast to an "advisory" board that lacks authority. While a significant portion of our lending effort is concentrated on commercial and professional businesses, we also focus on cross- marketing deposit products. Many of our retail customers are the principals of our small- and medium- sized business customers.

Market Focus

     We focus our marketing efforts on attracting small and medium-sized businesses and individuals, including service companies, manufacturing companies, commercial real estate developers, entrepreneurs and professionals, such as engineers, physicians, attorneys, certified public accountants and architects. We have been successful in penetrating this market through our ability to deliver:

     o   Tailored and flexible loan products;
     o   Comprehensive online banking and cash management services;
     o   Competitive investment SWEEP products; and
     o   Sophisticated trust and investment advisory services.

     We distinguish ourselves from our competitors through customer service. To date, we have experienced significant success penetrating the medical and small business communities. By utilizing director relationships with the more prominent hospitals and physician practices, we have originated in excess of $21 million in loans and garnered over $3 million in non-interest deposits. We believe we can replicate this success as we expand in the Broward/Palm Beach County market.

Future Growth

     We plan to have sufficient capital on hand to take advantage of growth opportunities either through a new charter in a strategic market, the acquisition of small banks in identified strategic markets, or through the acquisition of branch sites that may come available in markets we are trying to penetrate. Currently, we have no specific acquisition candidates targeted. We are, however, considering other locations in Broward County, as well as Palm Beach County, for future branch expansion. We have entered into a lease for a branch in an office building to be constructed in a primary location in Boca Raton (Palm Beach County), Florida. Our multiple bank holding company structure provides flexibility for the future expansion of our banking business through the possible acquisition of other financial institutions and the formation of new banks. The acquisition or formation of banks will be subject to regulatory approvals and other requirements. See "Supervision and Regulation." In addition, our holding company structure makes it easier to raise additional capital for our subsidiary banks.

Citizens National Bank of Southwest Florida

     Citizens National is a national bank with trust powers located in Naples, Florida, with approximately $103.4 million in assets at September 30, 2002.
Citizens National commenced operations on August 24, 1999. Citizens National seeks to emphasize the needs of individuals and small to medium-sized businesses located in Collier and Lee Counties who desire high levels of personalized attention and customer service. Citizens National offers a full range of interest bearing and non-interest bearing deposit accounts, including commercial and retail checking accounts, money market accounts, individual retirement accounts, regular savings accounts and certificates of deposit. Citizens National also offers a variety of loan accounts, including commercial loans, real estate loans, home equity loans and consumer/installment loans. In addition, Citizens National provides such consumer services as telephone banking, online banking, U.S. Savings Bonds, travelers checks, cashier's checks, safe deposit boxes, bank-by- mail services, direct deposit and automated teller services. Citizens National opened its new main office facility on August 12, 2002. The facility is located at 1185 Immokalee Road. The former main office at 3401 Tamiami Trail North now serves as a full-service branch office. Citizens National intends to establish one additional branch office within the next 12 to 18 months, presently anticipated to be located in southern Lee County, Florida.

Bank of Florida

     Bank of Florida is a state-chartered commercial bank located in Fort Lauderdale, Florida, with approximately $12.1 million in assets as of September 30, 2002. Bank of Florida commenced operations on July 16, 2002. Bank of Florida offers the same services offered by Citizens National to professionals and small to medium size businesses located in Broward and Palm Beach Counties, including wealth management and trust services. Bank of Florida is currently looking at branch site opportunities within its market.

Florida Trust Company, Inc.

     On April 18, 2000, Citizens Capital Management, Inc., now known as Florida Trust Company, Inc., was incorporated under the laws of the State of Florida as a wholly-owned subsidiary of Citizens National. The Comptroller of the Currency approved Florida Trust Company on August 23, 2000, to conduct fiduciary activities. Florida Trust Company offers investment management, trust administration, estate planning, and financial planning services to both customers and non-customers of Citizens National and Bank of Florida. Florida Trust Company's goal is to combine the highest level of investment advice with the highest level of personalized service for the clients who have entrusted us with the safe and sound stewardship of the assets they have accumulated. We provide each client with his or her own unique, custom- tailored answer to the investment needs we have helped to identify. Our staff is comprised of experienced, seasoned professionals who strive to develop in-depth relationships with our clients. Florida Trust Company has formed strategic partnerships with a number of organizations in the investment industry in order to make these organizations' services available to our clients. Florida Trust Company currently manages over $70 million in assets.

Products and Services

     General. We offer a broad array of traditional banking products and services to our bank customers, including the products and services described below. These services are offered at each of our banking locations, as well as through our online banking program at: www.cnb-online.com and
                                                       ------------------
www.bankofflorida.net.
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     Deposits. We offer a full range of interest bearing and non-interest bearing accounts, including commercial and retail checking accounts, money market accounts, sweep accounts, cash management accounts, individual retirement accounts, savings accounts, and other time deposits, ranging from daily money market accounts to longer term certificates of deposit. We have tailored the rates and terms of our accounts and time deposits to compete with the rates and terms in our principal markets. We seek deposits from residents, businesses, professionals and employees of businesses in our primary markets. The FDIC insures all of our accounts up to the maximum amount permitted by law. In addition, we receive service charges that are competitive with other financial institutions in our principal markets, covering such matters as maintenance fees on checking accounts, per item processing fees on checking accounts, returned check charges and other similar fees.

     Loan Activities. We use our deposits, together with borrowings and other sources of funds, to originate and purchase loans. We offer a full range of short- and medium-term commercial, consumer and real estate loans. We generally seek to allocate our loan portfolio as follows: 25% to residential real estate loans; 60% to small business and commercial real estate loans; and 15% to consumer loans. Our loan approval process provides for various levels of officer lending authority. When a loan amount exceeds officer lending authority levels, it is reviewed by the loan committee of our board of directors, which has ultimate lending authority. The loan committee meets on demand.

         The risk of non-payment of loans is inherent in all loans. However, we carefully evaluate all loan applicants and attempt to minimize our credit risk exposure by use of thorough loan application and approval procedures that we have established for each category of loan. In determining whether to make a loan, we consider the borrower's credit history, analyze the borrower's income and ability to service the loan, and evaluate the need for collateral to secure recovery in the event of default. An allowance for loan losses is maintained based upon assumptions and judgments regarding the ultimate collectibility of loans in our portfolio and a percentage of the outstanding balances of specific loans when their ultimate collectibility is considered questionable.

     Our loan activities are primarily directed to individuals, businesses and professionals in our principal markets whose demand for funds generally fall within our bank's respective legal lending limits and who are also likely deposit customers. We have the ability to make loans in excess of our individual loan limits when we are able to secure a commitment from another lending institution to purchase a participation in the loan which will result in our subsidiary banks maximum loan exposure being equal to or less than our legal lending limit. The following is a description of each of the major categories of loans which we make.

     Commercial  Loans.  This category  includes loans made to business entities
     -----------------
for a variety of business purposes. We place particular emphasis on loans to small- to medium-sized professional firms, retail and wholesale businesses, and light industry and manufacturing concerns operating in our principal markets. We consider "small businesses" to include commercial, professional and retail businesses with annual gross sales of less than $20 million or annual operating profits of less than $5 million. Our commercial loans include term loans with variable interest rates secured by equipment, inventory, receivables and real estate, as well as secured and unsecured working capital lines of credit. Risks of these types of loans depend on the general business conditions of the local economy and the borrowers' ability to sell its products and services in order to generate sufficient business profits to repay their loans under the agreed upon terms and conditions. Personal guarantees are obtained from the principals of business borrowers and third parties to support further the borrowers' ability to service the debt and reduce the risk of non-payment.

     Commercial  Real Estate Loans.  Commercial real estate loans are offered to
     -----------------------------
developers of both commercial and residential properties. Interest rates may be fixed or adjustable. We manage credit risk associated with these loans by actively monitoring such measures as advance rate, cash flow, collateral value and other appropriate credit factors. Risks associated with commercial real estate loans include the general risk of the failure of the commercial borrower, which are different for each type of business and commercial entity. We evaluate each business on an individual basis. We attempt to reduce credit risks in the commercial real estate loan portfolio by emphasizing loans on owner-occupied office and retail buildings where the loan-to-value ratio, established by independent appraisals, does not exceed 80%. In addition, we typically require personal guarantees of the principal owners.

     Construction and Development Loans.  Construction and development loans are
     ----------------------------------
made on both a pre-sold and speculative basis, and are generally at a fixed interest rate. If the borrower has entered into an arrangement to sell the property prior to beginning construction, we consider the loan to be on a pre-sold basis. If the borrower has not entered into an agreement to sell the property prior to beginning construction, we consider the loan to be on a speculative basis. We make residential and commercial construction loans to builders and developers, as well as to consumers who wish to build their own home. We limit the term of most construction and development loans to 18 months, although we may structure the payments based on a longer amortization basis. We base speculative loans on the borrower's financial strength and cash flow position. Loan proceeds are disbursed based on the percentage of completion and only after an experienced construction lender or appraiser inspects the project. These loans generally command higher rates and fees commensurate with the risks warranted in the construction loan field. The risk in construction lending depends upon the performance of the builder in building the project to the plans and specifications of the borrower and our ability to administer and control all phases of the construction disbursements. Upon completion of the construction, we typically convert construction loans to permanent loans.

     Residential  Real Estate Loans.  We make  adjustable or fixed interest rate
     ------------------------------
residential real estate loans to qualified individuals for the purchase of existing single-family residences in our principal markets. We make these loans in accordance with our appraisal policy and real estate lending policy which detail maximum loan-to-value ratios and maturities. We believe that these loan-to-value ratios are sufficient to compensate us for fluctuations in real estate market values and minimize losses that could result from a downturn in the residential real estate market. We sell mortgage loans that do not conform to our policies in the secondary markets. The risk of these loans depends on our ability to sell the loans to national investors and on the frequency of interest rate changes.

     We limit interest rate risk and credit risk on these loans by locking in the interest rate for each loan with a secondary market investor and receiving the investor's underwriting approval before originating the loan. Loans are retained for our portfolio when there is sufficient liquidity to fund the needs of the established customers and when rates are favorable to retain the loans. The loan underwriting standards and policies are generally the same for both loans sold in the secondary market and those retained in our portfolio.

     Consumer and Installment Loans.  Consumer loans include lines of credit and
     ------------------------------
term loans secured by second mortgages on the residences of borrowers for a variety of purposes, including home improvements, education and other personal expenditures. Consumer loans also include installment loans to individuals for personal, family and household purposes, including automobile and boat loans and pre-approved lines of credit. Consumer loans generally involve more risk than mortgage loans because the collateral for a defaulted loan may not provide an adequate source of repayment of the principal. This risk is due to the potential for damage to the collateral or other loss of value, and the fact that any remaining deficiency often does not warrant further collection efforts. In addition, consumer loan performance depends on the borrower's continued financial stability and is, therefore, more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

     Other Services and Products. Other services and products that we provide include:

     o   Cash management services;
     o   Sweep accounts;

     o   Telephone banking;
     o   Safe deposit boxes;
     o   Traveler's checks;
     o   Direct deposit of payroll and social security checks;
     o   Online banking/bill payment services;
     o   Wire transfers and ACH services;
     o   Automatic drafts for various accounts;
     o   Debit cards; and
     o   VISA(R)   and   MasterCard(R)   credit   card   services   through  our
         correspondent banks.

     We also offer extended banking hours (both drive-in and lobby) and an after-hours depository. We are associated with a shared network of automated teller machines that customers may use throughout our market areas and other regions. We are associated with third party Internet banking service providers that enable us to provide customers with cost effective, secure and reliable Internet banking services.

Asset and Liability Management

     Our primary assets are cash and cash equivalents, our loan portfolio and our investment portfolio. Our liabilities consist primarily of deposits. Our objective is to support asset growth primarily through the growth of core deposits, which include deposits of all categories made by individuals, partnerships, corporations and other entities. Consistent with the requirements of prudent banking necessary to maintain liquidity, we seek to match maturities and rates of loans and the investment portfolio with those of deposits, although exact matching is not always possible. The largest portion of our assets are invested in real estate, commercial and consumer loans. Our policy guideline is to limit our loans to less than 85% of deposits. This ratio may be exceeded during our subsidiary banks' initial periods of operations due to strong loan demand. Our investment portfolio will consist primarily of marketable securities of the United States government, federal agencies and state and municipal governments, generally with varied maturities.

     We monitor our asset/liability mix on a regular basis with a monthly report detailing interest-sensitive assets and interest-sensitive liabilities. The objective of this policy is to control interest-sensitive assets and liabilities in order to minimize the impact of substantial movements in interest rates on our earnings.

Customers

     We believe that the consolidation of the Florida banking industry over the last several years provides community-oriented banks, such as ours, significant opportunities to build successful, locally managed banks. We further believe that many of the larger financial institutions do not provide the high level of personalized services desired by many small and medium-sized businesses and their principals. We intend to focus our marketing efforts on attracting small and medium-sized businesses and individuals, including service companies, manufacturing companies, commercial real estate developers, entrepreneurs and professionals, such as engineers, physicians, CPAs, architects and attorneys.

     While a significant portion of our lending effort is concentrated on commercial and professional businesses, we also focus on generating a significant amount of retail business. Many of our retail customers are the principals of our small and medium-sized business customers. These customers also comprise a component of our private banking clients. A great deal of emphasis is placed on "relationship banking", so that each customer can identify and establish a comfort level with our bank officers. We intend to continue to develop our retail business with individuals who appreciate a high level of personal service, contact with their loan officer and responsive decision-making. Most of our business is developed through our loan officers, trust officers and members of our board of directors and by pursuing an aggressive strategy of calling on customers and potential customers throughout our principal market areas.

Information About Our Markets

     We currently consider our principal markets to be Collier and Lee Counties for Citizens National and Broward and Palm Beach Counties for Bank of Florida. Citizens National has two locations in Naples (Collier County). Bank of Florida opened on July 16, 2002, in downtown Fort Lauderdale (Broward County) and is currently looking at other branch site opportunities within its market.

     Collier and Lee Counties have a combined population of 1.65 million estimated as of 2001, estimated annual income of $20.3 billion and deposits of $11.6 billion as of June 30, 2001. While Lee County is the larger market with 64.4% of the population, 51.4% of the income and 54.7% of the deposits, Collier County is faster growing and more affluent. Since 1990, Collier County's population has grown by 70.2%. Average household income in Collier County is expected to grow from $95,750 in 2001, the highest average county household income in the State, to $120,736 in 2006.

     Naples is the largest banking market in Collier and Lee Counties, with approximately $4.67 billion in deposits as of June 30, 2001, more than 50% larger than the second largest - Fort Myers, with $3.08 billion in deposits, and more than triple the third largest - Cape Coral, with $1.34 billion in deposits. The top three banking markets comprise 78.4% of the entire deposit market in Collier and Lee Counties.

     Broward and Palm Beach Counties have a combined population of 2.8 million estimated as of 2001, estimated income of $73.8 billion and deposits of $46.6 billion as of June 30, 2001. The Broward/Palm Beach County market is much larger than the Collier/Lee County market. While Collier and Lee Counties have only three banking markets with deposits greater than $1.0 billion, Broward and Palm Beach Counties have 12 banking markets with more than $1.0 billion in deposits. However, the six largest banking markets in Broward and Palm Beach Counties, Fort Lauderdale, Boca Raton, West Palm Beach, Delray Beach, Boynton Beach and Hollywood, respectively, control more than half of the entire deposit market.

     The demographics of Broward and Palm Beach Counties and Collier and Lee Counties support our plans to grow assets and deposits with limited, highly selective, full-service locations. The banking locations that we have initially targeted - Naples (1), Fort Lauderdale (2), and Boca Raton (3), have been the three fastest growing major deposit markets in the state, with more than $2.5 billion in deposits over the last five years. We are also looking to branch into Estero, Florida, located in South Lee County. While it is a smaller market, it is one of the fastest growing markets n the State, with average household income of over $75,000.

Competition

     We are subject to intense competition in both the Collier/Lee County and the Broward/Palm Beach County markets. We face substantial competition in all phases of our operations from a variety of different competitors. These competitors include:

     o Large national and super-regional financial institutions that have well-established branches and significant market share in the communities we serve;
     o Finance companies, investment banking and brokerage firms, and insurance companies that offer bank-like products;
     o Credit unions, which can offer highly competitive rates on loans and deposits because they receive tax advantages not available to commercial banks;
     o Other community banks, including start-up banks, that can compete with us for customers who desire a high degree of personal service;
     o Technology-based financial institutions including large national and super-regional banks offering on-line deposit, bill payment, and mortgage loan application services; and
     o   Both local and out-of-state trust companies and trust service offices.

     Other existing community banks with whom we compete directly, and many new community bank start-ups, have marketing strategies similar to ours. These other community banks may open new branches in the communities we serve and compete directly for customers who want the level of service offered by community banks. Other community banks also compete for the same management personnel in Florida.

     Various legislative actions in recent years have led to increased competition among financial institutions. With the enactment of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 and other laws and regulations affecting interstate bank expansion, it is easier for financial institutions located outside of the State of Florida to enter the Florida market, including our targeted markets. In addition, recent legislative and regulatory changes and technological advances have enabled customers to conduct banking activities without regard to geographic barriers, through computer and telephone-based banking and similar services. There can be no assurance that the United States Congress, the Florida Legislature, or the applicable bank regulatory agencies will not enact legislation or promulgate rules that may further increase competitive pressures on us.

Facilities

     Our corporate headquarters and Citizens National's main office are located at Citizens National Bank Center, 1185 Immokalee Road, Naples, Collier County, Florida 34103. Citizens National Bank Center is a three-story office building opened in August, 2002. Citizens National leases one-half of the first floor, consisting of 12,785 square feet, from Citizens Reserve, LLC. The first floor houses a banking center with a Board Room, dining room, two conference rooms, seven offices, five teller stations, two remote drive-through lanes and an ATM/night deposit lane. Private Banking offices and a conference room are also located on the ground floor. Citizens National also leases 4,951 square feet on the second floor, with offices and work areas for Loan Operations, Deposit Operations, Finance, Advertising and Marketing personnel.

     Citizens National's former main office at 3401 Tamiami Trail North, Naples, Florida, now serves as a full-service branch office. This branch office, which is owned by Citizens National, is approximately 4,500 square feet contained in a two-story modern office building located on approximately one acre of land. The branch office has a lobby area, vault, two executive offices, four teller stations, five drive-through lanes, and two offices utilized by Florida Trust Company.

     Bank of Florida operates from approximately 8,100 square feet of first floor space in the Corporate Center office building located at 110 East Broward Boulevard, in downtown Fort Lauderdale. This space is sub-leased from Wachovia Bank, N.A. The space includes 13 offices, a conference room, five teller stations, a customer service area, a vault and employee facilities. The site does not have drive-in facilities, but does contain an ATM facility. The lease is for eight years with options for two five-year renewals at then market rates.

     Florida Trust Company maintains offices and personnel at both subsidiary banks' main offices, and also meets with prospective clients at Citizens National's Tamiami Trail North branch office.

     Citizens National currently employs 44 full-time personnel and no part-time personnel. Bank of Florida currently has 18 full-time employees and no part-time employees. Florida Trust Company currently has five full-time employees and no part-time employees. Additional employees may be hired as needed to support our growth.

Legal Proceedings

     From time-to-time, we are involved in litigation arising in the ordinary course of our business, such as claims to collect past due loans. As of the date of this prospectus, we are not engaged in any material legal proceedings.


                           SUPERVISION AND REGULATION

General

     As a registered bank holding company, we are subject to an extensive body of state and federal banking laws and regulations which impose specific requirements and restrictions on virtually all aspects of our operations. We are also affected by government monetary policy and by regulatory measures affecting the banking industry in general.

     The following is a brief summary of some of the statutes, rules and regulations which affect our operations. This summary is qualified in its entirety by reference to the particular statutory and regulatory provisions referred to below and is not intended to be an exhaustive description of the statutes or regulations applicable to our business. Any change in applicable laws or regulations may have a material adverse effect on the business and prospects of our subsidiary banks.

Bancshares of Florida

     We are a bank holding company within the meaning of the Bank Holding Company Act of 1956. As such, we are required to file annual reports and other information with the Federal Reserve regarding our business operations and those of our subsidiaries. We are also subject to the supervision of, and to periodic inspections by, the Federal Reserve.

     The Bank Holding Company Act generally requires every bank holding company to obtain the prior approval of the Federal Reserve before:

     o   Acquiring all or substantially all of the assets of a bank;
     o Acquiring direct or indirect ownership or control of more than 5% of the voting shares of any bank or bank holding company; or
     o   Merging or consolidating with another bank holding company.

     The Bank Holding Company Act and the Federal Change in Bank Control Act, together with regulations promulgated by the Federal Reserve, require that, depending on the particular circumstances, either the Federal Reserve's approval must be obtained or notice must be furnished to the Federal Reserve and not disapproved prior to any person or company, not a bank holding company, acquiring control of a bank holding company, such as Bancshares of Florida, subject to certain exemptions. Control is conclusively presumed to exist when an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person acquires 10% or more, but less than 25%, of any class of voting securities and either the bank holding company has registered securities under Section 12 of the Securities Exchange Act of 1934 or no other person owns a greater percentage of that class of voting securities immediately after the transaction.

     Except as authorized by the Bank Holding Company Act and Federal Reserve regulations or order, a bank holding company is generally prohibited from engaging in, or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in any business other than the business of banking or managing and controlling banks. Some of the activities the Federal Reserve has determined by regulation to be proper incidents to the business of banking, and thus permissible for bank holding companies, include:

     o   Making or servicing loans and certain types of leases;
     o   Engaging in certain insurance and discount brokerage activities;
     o   Performing certain data processing services;
     o Acting in certain circumstances as a fiduciary or investment or financial advisor;
     o   Providing management consulting services;
     o   Owning savings associations; and
     o Making investments in corporations or projects designed primarily to promote community welfare.

     In accordance with Federal Reserve policy, a bank holding company is expected to act as a source of financial strength to its subsidiary banks. In adhering to the Federal Reserve's policy, we may be required to provide financial support to one of our subsidiary banks at a time when, absent such Federal Reserve policy, it might not be deemed advisable to provide such assistance. Under the Bank Holding Company Act, the Federal Reserve may also require a bank holding company to terminate any activity or relinquish control of a non-bank subsidiary (other than a non-bank subsidiary of a bank) upon the Federal Reserve's determination that the activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or non-bank subsidiary if the agency determines that divestiture may aid the depository institution's financial condition.

Our Banks

     As a national bank, Citizens National is subject to the supervision and regulation of the Office of the Comptroller of the Currency. As a state-chartered bank, Bank of Florida is subject to the supervision and regulation of the Florida Department of Banking and Finance and the FDIC. The deposits of both subsidiary banks are insured by the FDIC for a maximum of $100,000 per depositor. For this protection, our subsidiary banks must pay a semi-annual statutory assessment and comply with the rules and regulations of the FDIC. The assessment levied on a bank for deposit insurance varies, depending on the capital position of each bank, and other supervisory factors. Currently, neither subsidiary bank is subject to the statutory assessment.

     Areas regulated and monitored by the bank regulatory authorities include:

     o   Security devices and procedures;
     o   Adequacy of capitalization and loss reserves;
     o   Loans;
     o   Investments;
     o   Borrowings;
     o   Deposits;
     o   Mergers;
     o   Issuances of securities;
     o   Payment of dividends;
     o   Establishment of branches;
     o   Corporate reorganizations;
     o   Transactions with affiliates;
     o   Maintenance of books and records; and
     o Adequacy of staff training to carry out safe lending and deposit gathering practices.


     Our subsidiary banks are also subject to "cross-guarantee" provisions under federal law that provide if one FDIC-insured depository institution of a multi-bank holding company fails or requires FDIC assistance, the FDIC may assess a "commonly controlled" depository institution for the estimated losses suffered by the FDIC. Such liability could have a material adverse effect on the financial condition of any assessed bank and the holding company. While the FDIC's claim is junior to the claims of depositors, holders of secured liabilities, general creditors and subordinated creditors, it is superior to the claims of shareholders and affiliates.

Capital Adequacy Requirements

     Banks are subject to regulatory capital requirements imposed by the Federal Reserve and the FDIC. Until a bank and its holding company's assets reach $150 million, the capital adequacy guidelines issued by the Federal Reserve are applied to bank holding companies on a non- consolidated basis, unless the bank holding company is engaged in non-bank activities involving significant leverage, or it has a significant amount of outstanding debt held by the general public. The OCC's and the FDIC's risk-based capital guidelines apply directly to insured national and state banks, such as Citizens National and Bank of Florida, regardless of whether they are subsidiaries of a bank holding company. Both agencies' requirements, which are substantially similar, establish minimum capital ratios in relation to assets, both on an aggregate basis as adjusted for credit risks and off balance sheet exposures. The risk weights assigned to assets are based primarily on credit risks. Depending upon the riskiness of a particular asset, it is assigned to a risk category. For example, securities with an unconditional guarantee by the United States government are assigned to the lowest risk category. The aggregate amount of assets assigned to each risk category is multiplied by the risk weight assigned to that category to determine the weighted values, which are added together to determine total risk-weighted assets.

     Capital is then classified into two categories, Tier 1 and Tier 2. Tier 1 capital consists of common and qualifying preferred shareholder's equity, less goodwill and other adjustments. Tier 2 capital consists of mandatory convertible, subordinated, and other qualifying term debt, preferred stock not qualifying for Tier 1 capital, and a limited amount of allowance for credit losses, up to a designated percentage of risk-weighted assets. Under the risk-based guidelines, financial institutions must maintain a specified minimum ratio of "qualifying" capital to risk-weighted assets. At least 50% of an institution's qualifying capital must be "core" or "Tier 1" capital, and the balance may be "supplementary" or "Tier 2" capital. In addition, the guidelines require banks to maintain a minimum leverage ratio standard of capital adequacy. The leverage standard requires top-rated institutions to maintain a minimum Tier 1 leverage capital to assets ratio of 3%. All other institutions are required to maintain a Tier 1 leverage capital ratio of 4% or greater, based upon their particular circumstances and risk profiles.

     Federal bank regulatory agencies have adopted regulations revising the risk-based capital guidelines to further ensure that the guidelines take adequate account of interest rate risk. Interest rate risk is the adverse effect that changes in market interest rates may have on a bank's financial condition and is inherent to the business of banking. Under the regulations, when evaluating a bank's capital adequacy, the revised capital standards now explicitly include a bank's exposure to declines in the economic value of its capital due to changes in interest rates. The exposure of a bank's economic value generally represents the change in the present value of its assets, less the change in the value of its liabilities, plus the change in the value of its interest rate off-balance sheet contracts.

     Federal bank regulatory agencies possess broad powers to take prompt corrective action as deemed appropriate for an insured depository institution and its holding company, based on the institution's capital levels. The extent of these powers depends upon whether the institution in question is considered "well -capitalized", "adequately capitalized", "undercapitalized", "significantly undercapitalized", or "critically undercapitalized". Generally, as an institution is deemed to be less well-capitalized, the scope and severity of the agencies' powers increase, ultimately permitting the agency to appoint a receiver for the institution. Business activities may also be influenced by an institution's capital classification. For instance, only a "well- capitalized" depository institution may accept brokered deposits without prior regulatory approval, and can engage in various expansion activities with prior notice, rather than prior regulatory approval. However, rapid growth, poor loan portfolio performance or poor earnings performance, or a combination of these factors, could change the capital position of our subsidiary banks in a relatively short period of time. Failure to meet these capital requirements could subject the subsidiary banks to prompt corrective action provisions of the OCC or the FDIC, which may include filing with the appropriate bank regulatory authorities a plan describing the means and a schedule for achieving the minimum capital requirements. In addition, we would not be able to receive regulatory approval of any application that required consideration of capital adequacy, such as a branch or merger application, unless we could demonstrate a reasonable plan to meet the capital requirement within an acceptable period of time.

Dividends

     Our ability to pay cash dividends will depend almost entirely upon the amount of dividends that our subsidiary banks are permitted to pay by statutes or regulations. Additionally, the Florida Business Corporation Act provides that we may only pay dividends if the dividend payment would not render us insolvent, or unable to meet our obligations as they come due.

     Both the OCC and the Florida Department of Banking and Finance limit a bank's ability to pay dividends. OCC regulations provide that a national bank such as Citizens National may not pay dividends except out of retained earnings. As a state-chartered bank, Bank of Florida is subject to regulatory restrictions on the payment of dividends, including a prohibition of payment of dividends from the banks' capital under certain circumstances without the prior approval of the Florida Department of Banking and Finance and the FDIC. Except with the prior approval of the Florida Department of Banking and Finance, all dividends of any Florida bank must be paid out of retained net profits from the current period and the previous two years, after deducting expenses, including losses and bad debts. In addition, a state-chartered bank in Florida is required to transfer at least 20% of its net income to surplus until their surplus equals the amount of paid-in capital. National banks have similar restrictions.

     Our subsidiary banks are not currently able to pay dividends because of the organizational costs and initial operating losses that have been incurred since their inception. Furthermore, we do not expect that our subsidiary banks will pay dividends in the foreseeable future because they will retain any earnings to support their growth.

Other Laws

     State usury and credit laws limit the amount of interest and various other charges collected or contracted by a bank on loans. Our loans are also subject to federal laws applicable to credit transactions, such as the:

     o Federal Truth-In-Lending Act, which governs disclosures of credit terms to consumer borrowers;
     o Community Reinvestment Act, which requires financial institutions to meet their obligations to provide for the total credit needs of the communities they serve, including investing their assets in loans to low- and moderate-income borrowers;
     o Home Mortgage Disclosure Act requiring financial institutions to provide information to enable public officials to determine whether a financial institution is fulfilling its obligations to meet the housing needs of the community it serves;
     o Equal Credit Opportunity Act prohibiting discrimination on the basis of race, creed or other prohibitive factors in extending credit;
     o Real Estate Settlement Procedures Act, which requires lenders to disclose certain information regarding the nature and cost of real estate settlements, and prohibits certain lending practices, as well as limits escrow account amounts in real estate transactions;
     o Fair Credit Reporting Act governing the manner in which consumer debts may be collected by collection agencies; and
     o The rules and regulations of various federal agencies charged with the responsibility of implementing such federal laws.

Our operations are also subject to the:

     o The privacy provisions of the Gramm-Leach-Bliley Act of 1999, which requires us to maintain privacy policies intended to safeguard consumer financial information, to disclose these policies to our customers, and allow customers to "opt out" of having their financial service providers disclose their confidential financial information to non-affiliated third parties, subject to certain exceptions;
     o Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and
     o Electronic Funds Transfer Act and Regulation E, which govern automatic deposits to, and withdrawals from, deposit accounts and customers' rights and liabilities arising from the use of debit cards, automated teller machines and other electronic banking services.

Interstate Banking and Branching

     Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, eligible bank holding companies in any state are permitted, with Federal Reserve approval, to acquire banking organizations in any other state. The Interstate Banking and Branching Efficiency Act also removed substantially all of the prohibitions on interstate branching by banks. The authority of a bank to establish and operate branches within a state, however, continues to be subject to applicable state branching laws. Under current Florida law, our banks are permitted to establish branch offices throughout Florida with the prior approval of either the OCC or the Florida Department of Banking and Finance and the FDIC. In addition, with prior regulatory approval, we would be able to acquire existing banking operations in other states.

Financial Modernization

     The Gramm-Leach-Bliley Act of 1999 sought to achieve significant modernization of the federal bank regulatory framework by allowing the consolidation of banking institutions with other types of financial services firms, subject to various restrictions and requirements. In general, the Gramm-Leach-Bliley Act repealed most of the federal statutory barriers which separated commercial banking firms from insurance and securities firms and authorized the consolidation of such firms in a "financial services holding company". We have no immediate plans to utilize the structural options created by the Gramm-Leach-Bliley Act, but we may develop such plans in the future. In the meantime, we do and will provide our customers with a broad range of financial products and services, including various insurance products and securities brokerage services, through our wealth management subsidiary and through cooperative arrangements with certain third-party vendors.


                                   MANAGEMENT

Executive Officers and Directors of Bancshares of Florida and Our Subsidiaries

     The following table sets forth certain information with respect to Bancshares of Florida's executive officers and directors.


            Name                       Position                             Name                       Position
---------------------------- -----------------------------      ----------------------------- --------------------------
      Donald R. Barber                 Director                      Luc C. Mazzini, DDS               Director
---------------------------- -----------------------------      ----------------------------- --------------------------
         Joe B. Cox              Chairman and Director                  Harry K. Moon                  Director
---------------------------- -----------------------------      ----------------------------- --------------------------
     Robert C. Farenhem        Executive Vice President              Michael T. Putziger               Director
---------------------------- -----------------------------      ----------------------------- --------------------------
        Earl L. Frye                   Director                        Richard Rochon                  Director
---------------------------- -----------------------------      ----------------------------- --------------------------
      Stanley W. Hole                  Director                        Ramon Rodriguez                 Director
---------------------------- -----------------------------      ----------------------------- --------------------------
       John B. James                   Director                        Polly M. Rogers                 Director
---------------------------- -----------------------------      ----------------------------- --------------------------
      Lavonne Johnson                  Director                       Craig D. Sherman            Chief Loan Officer
---------------------------- -----------------------------      ----------------------------- --------------------------
      Martin P. Mahan          Executive Vice President/              Bernard L. Turner                Director
                                    Chief Operating
                                        Officer
---------------------------- -----------------------------      ----------------------------- --------------------------
                                                                       Lorenzo Walker                  Director
---------------------------- -----------------------------      ----------------------------- --------------------------
    Michael L. McMullan        Director, Chief Executive              Thomas M. Whelan         Chief Financial Officer
                                 Officer and President
---------------------------- -----------------------------      ----------------------------- --------------------------

     Donald R. Barber, 59, a director of Bancshares of Florida and Citizens National, is Vice Chairman of Boran Craig Barber Engel Construction Co., Inc. His former positions include ten years as Vice President and Chief Estimator of Boran Craig Schreck Construction Co., Inc. as well as seven years with Krehling Homes in Naples managing the administrative responsibilities for construction of more than 700 single-family homes. Mr. Barber received his B.S. in Building Construction in 1965 from the University of Florida. Mr. Barber's previous affiliations include Southern Building Code Congress International, Inc., the National Association of Homebuilders, and Collier County Builders & Contractors Association where he was named Builder of the Year in 1987.

     Joe B. Cox, 62, a director and Chairman of the Board of Bancshares of Florida and Citizens National, is the managing partner of Cox & Nicci, P.A., a law firm in Naples, Florida. Mr. Cox received a J.D. degree from the University of Tulsa Law School in 1966. Mr. Cox is a member of the Oklahoma and Florida Bar Associations, American Bar Association, and the American College of Trust & Estate Counsel. Mr. Cox's community activities include serving as Vice Chairman of the Board of Naples Community Hospital, Director of the Naples Area Chamber of Commerce, Chairman of the Florida Chamber Foundation Board of Trustees and Vice Chairman of the Federal Judicial Selection Committee.

     Robert C. Farenhem, 31, is Executive Vice President/Strategic Planning of Bancshares of Florida and is Chief Financial Officer of Bank of Florida. He graduated in 1993 from the University of Miami with a BBA in Finance. In 1996, he joined Bank of America's Financial Strategies Group as an Associate Client Manager for Dade County, Florida. In 1999, he transferred from the Financial Strategies Group to Bank of America Securities where he worked as an investment banker until February 2002 when he joined the Bank of Florida.

     Earl L. Frye, 74, a director of Bancshares of Florida and Citizens National, is a realtor, developer and former banker who moved to Naples in 1962. Mr. Frye is a past President of the Naples Area Board of Realtors and Director of the Florida Association of Realtors, as well as past President of the Collier County Society of Real Estate Appraisers. His banking career began in 1968 when he served as a director of First National Bank and Trust Company of Collier County, which later merged with Southwest Florida Banks of Fort Myers. Southwest Florida Bank later merged with Sovran of Norfolk, Virginia, which became C&S Sovran. C&S Sovran then merged with NCNB of Charlotte, North Carolina. Mr. Frye served on all of the above parent boards and state boards, and was also Chairman of First National Bank of Collier County. After the merger of C&S Sovran and NCNB, which became NationsBank, Mr. Frye served on the Florida/Georgia board of directors and chaired the trust committee. He has served as Trustee for Naples Community Hospital.

     Stanley W. Hole, 71, a director of Bancshares of Florida and Citizens National, is Chairman Emeritus of Hole, Montes & Associates, a Naples-based civil engineering firm of which Mr. Hole was President when he retired in 1997 after serving for 32 years. Mr. Hole has also served as the Chairman of the
South Florida Water Management District, as Chairman of the Florida Keys Aqueduct Authority and as Chairman of the Regional Planning Council. His involvement in the community includes membership on several boards of directors, such as the American Heart Association, Chamber of Commerce, Economic Development Council, Collier County Education Foundation and the City of Naples

Planning Advisory Board. He is on the board of Naples Community Hospital; he serves on the Executive Committee, the Bio Ethics committee and chairs the Building Committee. Mr. Hole received his undergraduate degree from the University of Miami.

     John B. James, 61, is a director of Bancshares of Florida, Bank of Florida and Citizens National. Mr. James has been Chief Executive Officer and President of Citizens National since October 2001. Mr. James retired from NationsBank on December 31, 1997, after 35 years in banking. Prior to his retirement, Mr. James served as President of the C&S Hillsborough County Bank. Mr. James has been involved in many civic activities, including Collier County Educational Foundation Board and The Economic Development Council of Collier County, and has participated in the Leadership Lee and Leadership Southwest Florida Programs. Mr. James received his B.S. degree in 1967 from Florida State University.

     Lavonne Johnson, 69, a director of Bancshares of Florida and Citizens National, is a retired Planner and Project Director for Allegheny County, Pennsylvania. She and her husband maintain residences in both Pittsburgh, Pennsylvania and Marco Island, Florida. Mrs. Johnson is a member of the Art League of Marco Island and the Association of University Women, and serves as a Certified Tutor through the literacy program of the Collier County Library system. Mrs. Johnson has served in various elected capacities in Minnesota, including member of the Board of Education, County Chairwoman of a political party and delegate to a National Political Convention. Mrs. Johnson received a B.A. degree in Political Science and Sociology from the University of Pennsylvania and also received a Master of Public Administration degree from the University of Pennsylvania.

     Martin P. Mahan, 50, is Executive Vice President/Chief Operating Officer of Bancshares and is Chief Operating Officer of Bank of Florida. From 2001 until he joined the Bank of Florida in September, 2002, he was Executive Vice President of ARGO Data Resource Corporation, Dallas, Texas. From 1998 to 1999 he was the Regional Executive - Florida and from 1999 to 2001, he was Executive Vice President with Huntington Bankshares, Inc. in Columbus, Ohio and from 1995 to 1998, he was Executive Vice President/Retail Banking of Barnett Banks in Jacksonville, Florida. Mr. Mahan is a 1973 graduate of the University of Iowa, Iowa City, with a bachelor's degree in Finance.

     Michael L. McMullan, 48, a director of Bancshares of Florida, Citizens National and Bank of Florida, is the Chief Executive Officer and President of Bancshares of Florida and the President and Chief Executive Officer of Bank of Florida. He also serves as Chairman, Chief Executive Officer and acting President of Florida Trust Company. Until his resignation in November 2001 to assume his current positions with Bank of Florida, Mr. McMullan served as the Chief Executive Officer of Citizens National. Mr. McMullan has more than 26 years' banking experience. Prior to joining Bancshares of Florida, Mr. McMullan served as the Commercial Banking Executive for NationsBank's Broward County Division, managing the Broward County and Palm Beach divisions and was Florida Market Manager for NationsBank's Financial Strategies Group. His last position with NationsBank, now Bank of America, was that of Manager of the Economic Development Office for the State of Florida. He has served on the board of directors of the United Way of Broward County, Florida; the Boys and Girls Club of Broward County; and the Board and Executive Committees of Boy Scouts of America, Central Texas and Mississippi Divisions. Mr. McMullan received a BBS from the Chair of Banking at the University of Mississippi in 1976, and in 1979 received an MBA in Finance and Monetary Policy from Columbia University, New York.

     Luc C. Mazzini, D.D.S., 47, a director of Bancshares of Florida and Citizens National, is a licensed dentist in both Florida and Texas and has been practicing General Dentistry for 18 years. His area of specialty is cosmetic and implant dentistry. Dr. Mazzini has maintained an active dental practice in Collier County since 1990. Dr. Mazzini has also enjoyed memberships in several professional organizations, including the American Dental Association, Florida Dental Association and Collier County Dental Association. Dr. Mazzini received a B.S. degree from the University of Texas and a D.D.S. from Baylor College of Dentistry.

     Harry K. Moon, M.D., 52, is a director of Bancshares of Florida, Florida Trust Company and the Bank of Florida, where he serves as Chairman of the Board. Dr. Moon is a plastic and reconstructive surgeon, and author of numerous papers, book chapters and physician education videocassettes. He is President and Chairman of the Cleveland Clinic Florida Foundation, Cleveland. Prior to this appointment, Dr. Moon was Chief Executive Officer of Cleveland Clinic Florida beginning in October 1997 and, prior to that, Chief of Staff from 1990. Dr. Moon conceived of and developed Cleveland Clinic Florida Naples, now an integral part of Cleveland Clinic Florida and helped Cleveland Clinic Florida become an international health care resource. Dr. Moon serves as a board member of numerous civic organizations. In 1996, the Juvenile Diabetes Foundation recognized Dr. Moon as Father of the Year and during the same year he was appointed by former Gov. Lawton Chiles as a Resident Member of The Florida Council of 100. In early 2000, Dr. Moon was named the recipient of the Physician Business Leadership Award, a peer-directed award given by Florida Medical Business Magazine recognizing individual sectors of the health-care industry. Most recently, Governor Jeb Bush appointed Dr. Moon to Florida Gulf Coast University's Board of Trustees.

     Michael T. Putziger, 56, a director of Bancshares of Florida and Citizens National, is a partner in the law firm of Murtha, Cullina, Roche, Carens & DeGiacomo. He has served on the firm's Board of Directors since its inception and has been on the management committee of the firm since 1974. He represents state banks and bank holding companies in general corporate matters. Mr.
Putziger is Chairman of the Board of Directors of First Community Bank, Woodstock, Vermont. He serves as Director of DSCI Corporation, a charitable organization serving children. He is a member of the Massachusetts Bar Association and his firm is a member of the Massachusetts Bankers Association. He received his B.A. from Syracuse University and his J.D. from the University of Boston.

     Richard Rochon, 45, is a director of Bancshares of Florida and the Bank of Florida. Mr. Rochon serves as Chairman and CEO of Royal Palm Capital Partners, a private investment and management fund. He also serves as Vice Chairman of Boca Resorts, Inc. located in Fort Lauderdale, Florida. The company owns and manages luxury resort properties including The Boca Raton Resort and Club, The Registry Resort, Edgewater Beach Hotel and the Naples Grand Golf Club in Naples, Florida, Pier 66 and Bahia Mar in Fort Lauderdale. He also serves as a director of Huizenga Holdings, Inc., a highly diversified company with investments in such organizations as Miami Dolphins, Pro Player Stadium, Auto Nation, Inc., and Boca Resorts, Inc. Mr. Rochon also serves on the Boards of Century Business Services, Inc., Make-A-Wish Foundation of South Florida, Inc., North Broward Preparatory School & Lighthouse Point Academy and Boca Resorts, Inc.

     Ramon A. Rodriguez, 57, is a director of Bancshares of Florida and the Bank of Florida. Mr. Rodriguez is President and CEO of Madsen, Sapp, Mena, Rodriguez & Co., located in Fort Lauderdale, Florida. He received his undergraduate degree with a major in Accounting in 1971 from Florida Atlantic University in Boca Raton, Florida. In 1983, he completed the Owner's and President's Management Program at Harvard Business School in Boston, Massachusetts. He was a former President of the Florida Institute of Certified Public Accountants. Mr.
Rodriguez is an active board member of a number of civic organizations, including the United Way, Boys and Girls Club, Make-A-Wish Foundation and Florida Atlantic University Foundation. Mr. Rodriguez was previously a member of the Board of Directors of Barnett Bank of Broward County. He is an owner of DME Corporation, a manufacturing company located in Fort Lauderdale and also serves on the Board of Directors of Republic Services, Inc., a New York Stock Exchange listed company.

     Polly M. Rogers, 64, is a director of Bancshares of Florida and the Vice Chairman of Citizens National. Until January 2002, she served as President of Citizens National. She resigned in May 2002, as an active bank officer. Prior to being an organizer with Citizens National, Mrs. Rogers was an organizer of Gulf Coast National Bank. Mrs. Rogers served as President and as a director of Gulf Coast until July 1996. From 1986 to 1994, Mrs. Rogers served as an Executive Vice President of Citizens National Bank of Naples until the bank merged with AmSouth Bancorporation. Mrs. Rogers is very involved in the community and has served on numerous charitable boards and locally sponsored organizations. She is a member of Royal Poinciana Golf Club and an active member of The First Baptist Church of Naples.

     Craig D. Sherman, 45, is the Chief Loan Officer for Bancshares of Florida. Mr. Sherman is also Executive Vice President and Senior Loan Officer for Citizens National. Mr. Sherman has over 22 years of banking experience, all of which is in the lending area. Prior to joining Citizens National in 1999, Mr. Sherman served as Senior Vice President and subsequently as Vice President and Commercial Team Lender for SouthTrust in Naples, Florida. Mr. Sherman is a 1979 graduate of Florida State University with a Bachelor of Science Degree in Finance.

     Bernard L. Turner, 76, a director of Bancshares of Florida and Citizens National, is a businessman and developer who has been a resident of Naples for over 28 years, and currently serves as Chairman of the Board of the Florida Coastal School of Law, Jacksonville, Florida, which he co-founded in 1994. He has served as Trustee of the Collier County Economic Development Committee, was the founding Chairman of Creative Living, a non-profit corporation to provide housing for the needy elderly, and was appointed by former Florida Governor Bob Graham as a member of the State Board of Independent Colleges and Universities.

     Lorenzo Walker, 81, a director of Bancshares of Florida and Citizens National, has been a lifelong member of the Naples community and is a retired developer and real estate broker. He has served the community in many different capacities, including Founding Director of Naples Community Hospital, member of Lee University, member of Advisory Council of the Lorenzo Walker Institute of

Technology, the largest school in Collier County and is Director Emeritus of International College of Naples. Mr. Walker has also been active in local and state politics having served on the Board of County Commissioners, as a representative to the Florida House of Representatives, as Speaker Pro Tem, and as Dean of the Florida House, the position he held when he retired in 1974. Mr. Walker has significant bank board experience, having been a founding director and director of FNB Naples from 1955-1976, a founding director and the Chairman of Citizens National Bank, Naples, in 1968, a founding director of Vanderbilt Bank and director of the second Citizens National Bank of Naples in 1987.

     Thomas M. Whelan, 52, Chief Financial Officer of Bancshares of Florida and Executive Vice President and Chief Financial Officer of Citizens National. Mr. Whelan has over 30 years in bank experience. In 1996, his family relocated to Southwest Florida where he joined Hendry County Bank as Vice President and Cashier. In May 1997, he was named President and Chief Executive Officer. Following the acquisition of Hendry County Bank by Florida Community Bank in February 1998, he served as Executive Vice President in charge of Finance, Operations and Branch Administration, until joining Bancshares of Florida in April 1999. Mr. Whelan received his Bachelor of Arts degree in business and management from Ohio Northern University in 1971. He is a 1982 honors graduate of the BAI School in Banking at the University of Wisconsin.

Citizens National

     The Board of Directors of Citizens National is comprised of 16 directors, most of whom have strong banking, business and community ties with Naples, Florida. Five of the directors were directors and members of management of other community banks in Naples that were subsequently acquired by out-of-state regional bank holding companies. The founding directors of Citizens National saw a void created in the Collier/Lee County market following a number of mergers and acquisitions of community banks in the Naples area. While other de novo banks have been organized in Collier County, the directors of Citizens National wanted to create a special community bank that could deliver bank services and products generally limited to larger banks, such as trust services. In addition to Messrs Barber, Cox, Frye, Hole, James, McMullan, Mazzini, Putziger, Turner and Walker, and Mrs. Johnson and Mrs. Rogers, whose biographical information was listed under Bancshares of Florida, the following individuals also serve as directors for Citizens National:

     Caroline Beasley, 40, is Vice President and Chief Financial Officer of Beasley Broadcast Group (BBGI), a publicly owned radio broadcasting company based in Naples, Florida. BBGI is the 16th largest radio broadcasting company in the United States. Ms. Beasley joined BBGI in 1983 and became Vice President and Chief Financial Officer in August 1994. She has been heavily involved in BBGI's acquisitions and divestitures. She is a member of the Broadcast and Cable Financial Management Association and is a graduate of the University of North Carolina at Chapel Hill.

     Dr. Thomas L. Cook, 58, is the Medical Director of Naples Day Surgery and President of Collier Anesthesia. Mr. Cook received his B.S. from the University of Alabama in 1966 and graduated from the University of Alabama Medical College in 1970. Mr. Cook has been associated with such organizations as the American College of Physicians, the Florida Society of Anesthesiologists, the

International Anesthesia Research Society, the Society of Ambulatory Anesthesia and the American Academy of Pain Management. He has served as diplomat to the American Board of Anesthesiology, American College of Anesthesiology, and the National Board of Medical Examiners Mr. Cook is licensed to practice medicine in both Florida and California.

     James J. Guerra, M.D., 37, is a board certified orthopedic surgeon and sports medicine specialist in Naples, Florida. An honors graduate of Northwestern University Medical School in Chicago, Illinois. He spent one year of advanced fellowship training in sports medicine at American Sports Medicine Institute in Birmingham, Alabama, with internationally known sports medicine expert James R. Andrews, MD. Previously the head of Sports Medicine for the Cleveland Clinic Florida, Dr. Guerra founded Collier Sports Medicine and Orthopaedic Center in 1999. Dr. Guerra is a member of several professional societies including the American Orthopaedic Society for Sports Medicine, Arthroscopy Association of North America and the American Sports Medicine Fellowship Society.

     Edward Morton, 55, is Chief Executive Officer of NCH Healthcare Systems, Inc. (Naples Community Hospital), where he served as Chief Financial Officer for over 25 years. Mr. Morton is a graduate of the University of Notre Dame with a BS in Public and Managerial Accounting. He completed graduate studies at Florida International University with a Master of Accountancy Program and Tax Law, and earned an MBA from the University of Miami. Mr. Morton also serves as a Commissioner for the Collier County Sheriffs Office, Director of Economic Development Council, Director of Florida Gulf Coast University, Director of the Naples Area Chamber of Commerce. He is a member of the Collier County Health Advisors Board and a Trustee of the Youth Development Foundation.

Bank of Florida

     The Board of Directors of Bank of Florida is comprised of individuals with strong banking, business and community ties to Broward County, Florida. Six of the directors have been acknowledged for their civic contributions. Four of the directors previously served as local directors for Barnett Bank of Broward County. When Barnett was acquired by NationsBank and then by Bank of America, they saw first-hand the need for a community bank that could provide personal service to the business and professional community. Through Bancshares of Florida, they proceeded to charter a community bank that focused on establishing personal bank relationships, prompt delivery systems with local decision-making authority. In addition to Messrs James, McMullan, Moon, Rochon and Rodriguez, whose biographical information was listed under Bancshares of Florida, the following individuals also serve as directors of Bank of Florida:

     Jorge H. Garcia, 48, is Chief Executive Officer of Garcia Brenner Stromberg, a 40- person architectural firm with offices in Boca Raton and Stuart, Florida. He has a Bachelor's Degree from the University of Miami and is a registered architect in the State of Florida in 1978. Mr. Garcia founded Garcia Brenner Stromberg in 1987. In addition to receiving recognition for award winning designs, Garcia Brenner Stromberg received a "Special Mention" for Small business of the Year 2001 by the South Florida Business Journal. Mr. Garcia is also President/Founder/CEO of GBS Development with the principal business of residential and small to medium size commercial development, and he manages an investment group known as Development Interests, Inc. In addition to his business ventures, Mr. Garcia has taken an active role in the community by providing design services to non-profit groups and also serving as a Board Member for several of South Florida's leading charitable organizations.

     Wayne Huizenga, Jr., 40, is President of Huizenga Holdings, Inc., an investment and management company located in Fort Lauderdale, Florida. Mr. Huizenga received his B.S. from the University of Tampa in Tampa, Florida, in 1985. He formed Waco Courier Services, Inc., a ground courier company which was eventually sold to Courier Dispatch Company. Mr. Huizenga also founded Royalty Yogurt, a frozen yogurt chain, which was subsequently sold to TCBY Yogurt Company. Mr. Huizenga has also worked at Blockbuster Entertainment Corporation and has served as President of Blue Ribbon Water Company.

     Keith Koenig, 51, is President and co-owner of City Furniture, a retail furniture chain based in South Florida which was named 2001 Furniture Retailer of the Year by Furniture/TODAY. Mr. Koenig is active in the South Florida community. He is a board member and past chairman of the Museum of Discovery and Science and of Covenant House Florida. He also serves as a board member of Holy Cross Hospital and Co-chair of their Development Committee. He is a board member of the Broward Workshop, the Catholic Community Foundation and chaired the St. Gregory Catholic Church Capital Campaign. Mr. Koenig received a BSBA in 1973 and an MBA in 1975, both from the University of Florida, and he is still active in UF Business School Advisory Boards.

     Thomas J. Miller, 58, is Chief Executive Officer of Miller Construction Company located in Fort Lauderdale, Florida. Mr. Miller is a State of Florida certified General Contractor who received his degree in Building Construction from the University of Florida in 1965. Mr. Miller has served on many community, civic and field related boards over the years. He has served as President of the Construction Association of South Florida, Chairman of the Broward Alliance and the Broward Workshop, and has held a seat on the Board of Trustees for the Broward Community College Foundation. He has also served on the boards of numerous charitable organizations such as the United Way of Broward County and the Fort Lauderdale Museum of Art. Mr. Miller has been the recipient of numerous awards including General Contractor of the Year awarded by the American Subcontractor's Association and again by the Broward Economic Development Council and Business Leader of the Year awarded by the Fort Lauderdale Chamber of Commerce. In 1993, Mr. Miller received the Sun-Sentinel's Excalibur award as Business Leader of the Year.

     Steve H. Shelton, 53, is co-Chief Executive Officer and owner of Shelton Dealerships, Inc., representing nine automotive franchises in Fort Lauderdale, Naples, and Fort Myers. Mr. Shelton is a member of the Jaguar Dealer Advisory Council and a four-time recipient of the "Pride of Jaguar" award for Dealer Excellence. Mr. Shelton's involvement in cars began long before he and his brother started Shelton Dealerships. Holder of an FIA International Racing License, Mr. Shelton's extensive racing career spans 25 years, and includes a major championship and SCCA Driver of the Year, a position as Contract Test
Driver for Goodyear and Yokohama Racing Tires, as well as Contract Test and Development Driver for Swift and Reynard Racing Cars.

     Terry W. Stiles, 55, is Chairman and Chief Executive Officer of Stiles Corporation, a multi-million dollar, full-service real estate development company. Mr. Stiles assumed leadership of the Fort Lauderdale-based company in 1971 and under his direction Stiles Corporation has expanded from a primarily residential construction firm to a full-service commercial real estate development company with established regional offices in Atlanta, Nashville, Charlotte and Fort Myers, Florida. Mr. Stiles is actively involved in his community. In 1999, the City of Fort Lauderdale elected him "Citizen of the Year". He was designated "1995 Leader of the Year" by Leadership Broward Foundation, and was selected by the United Way as a "community hero" to carry the torch in the 1996 Olympic cross-county relay. Mr. Stiles has also received numerous awards and honors from his professional affiliation including the NAIOP (National Association of Industrial Office Properties) National Developer of the Year in 2000. Mr. Stiles was the National President of NAIOP in 1997-98. He is an active member of the Executive Committee of Broward Workshop and the Board of Directors of the Broward Alliance.

Florida Trust Company

     Florida Trust Company is a wholly-owned subsidiary of Citizens National and is a registered investment advisor with full trust powers granted by the Office of the Comptroller. This subsidiary is an outgrowth of the vision of the founding directors of Bancshares of Florida to making Citizens National a special community bank. In the past ten years, only one other de novo bank in Florida began its operations with trust powers. In addition to Messrs. McMullan, Cox, James and Moon, whose biographical information was listed under Bancshares of Florida, Marty Wasmer serves as a director of Florida Trust Company.

     Marty Wasmer, 42, is President of Wasmer, Schroeder & Company, Inc., an investment advisory firm. Mr. Wasmer has over 20 years experience in the real estate and bond markets. In 1983, Mr. Wasmer joined Miller & Schroeder Financial where he was involved in the sales and trading of municipal bonds. In 1985, he joined PaineWebber, Inc. and continued in the retail and institutional sales of municipal bonds. Mr. Wasmer left PaineWebber in May, 1988, to form Wasmer, Schroeder & Company, Inc. Mr. Wasmer is a board member of the Conservancy of Southwest Florida, the NCH Healthcare Foundation, and is involved in other charitable activities.

Dependence on Management

     Our future success depends, in large part, upon the continuing contributions of our key management personnel, including the Chairmen and the Presidents of Citizens National and Bank of Florida. The loss of services of one or more key executives could have a material adverse effect on our operations and financial condition. Bancshares of Florida and its subsidiary banks have entered into separate employment agreements with Michael L. McMullan, John B. James, Craig D. Sherman, Martin P. Mahan and Thomas M. Whelan. See "Executive Compensation - Employment Agreements with Certain Executive Officers."

Board Compensation

     Directors of Bancshares of Florida, Citizens National and Bank of Florida do not currently receive cash compensation for their services as directors, although members may be reimbursed for reasonable expenses incurred in attending meetings. Except for Joe B. Cox, our Chairman of the Board, who has been granted options to purchase 1,800 of our shares, only directors of Citizens National have been granted non-qualified stock options to purchase 1,300 of our common stock.


                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning compensation for services rendered to us in 1999, 2000 and 2001 by our chief executive officer, as well as each other officer where salary and bonus exceeded $100,000.


                                                                        Summary Compensation Table
                                           --------------------------------------------------------------------------------
                                                                                                       Long-Term
                                                       Annual Compensation                            Compensation
                                           -------------------------------------------     --------------------------------
          Name and                                                       Other Annual         Stock            All Other
     Principal Position         Year        Salary*      Bonus(1)      Compensation(2)     Options(3)      Compensations(4)
    --------------------        ----       ---------     --------      ---------------     ----------      ----------------

Michael L. McMullan..........   2001       $ 142,921        0            $   13,062                0              0
  Chief Executive               2000         137,287        0                14,613            2,500              0
  Officer                       1999         113,856        0                13,142           30,000              0

Polly M. Rogers..............   2001         107,856        0                 4,176                0              0
  President                     2000         100,918        0                11,300                0              0
                                1999          64,310        0                 7,075           20,000              0

Craig D. Sherman.............   2001         108,273        0                 7,800                0              0
  Executive Vice                2000          94,979        0                 7,800                0              0
  President                     1999          59,042        0                 5,200           20,000              0
---------------------------------------------------------------------------------------------------------------------------

     * Current base salary for Mr. McMullan is $160,000, and Mr. Sherman's current base salary is $112,000. Ms. Rogers resigned as an active officer and no longer receives any cash compensation.

Explanation of Columns:

(1) Annual Cash Bonus Award - Annual incentive awards paid for results achieved during the calendar year, which were paid during the year or immediately following the years indicated.
(2) Other Annual Compensation - All additional forms of cash and non-cash compensation paid, awarded or earned which includes automobile allowances and club membership costs.
(3) Stock Options - Grants of stock options made under Bancshares of Florida's 1999 Stock Option Plan. Ms. Rogers forfeited her options when she resigned.
(4) All Other Compensation - Compensation that does not fall under any of the aforementioned categories.

     Other executive officers whose salary information does not appear on the above table, because their salaries and bonuses in the periods did not exceed $100,000, include: John B. James, President and Chief Executive Officer of Citizens National, whose current base salary is $147,800; Martin P. Mahan, Chief Operating Officer for Bank of Florida, whose current base salary is $150,000; John M. Stewart, former President of Florida Trust Company, whose base salary was $130,000; and Julie W. Husler, Executive Vice-President of Florida Trust Company, whose current base salary is $101,000.

Incentive Stock Options

     We have granted options to purchase 100,700 shares of common stock under Bancshares of Florida's 1999 Stock Option Plan to certain employees in accordance with the following schedule:


                                  Date of          Number         Exercise         Shares        Expiration
            Name                   Grant         of Shares          Price          Vested           Date
           ------                 -------        ---------          ------         ------          -----
Robert C. Farenhem...........     02/07/02          17,500          $10.00              0         02/06/12
Julie W. Husler..............     01/16/02           3,000           10.00              0         01/16/12
                                  08/27/02           5,000           10.00              0         08/27/12
Michael L. McMullan..........     08/24/99          30,000           10.00         18,000         08/23/09
                                  05/17/01           2,500           10.00          2,500         05/16/11
Timothy O'Neil...............     05/01/00           7,500           10.00          3,000         05/01/10
Craig D. Sherman.............     08/24/99          20,000           10.00         12,000         08/29/09
Thomas M. Whelan.............     08/24/99          15,000           10.00          9,000         08/29/09
All others as a group........     Various           24,700           10.00          2,920          Various
                                                  --------                        -------
Total........................                      147,700                         51,920
                                                   =======                         ======

     In addition to the options disclosed above, the Board intends to seek shareholder approval to reserve additional shares of common stock to be issued pursuant to the 1999 Stock Option Plan at the 2003 annual meeting of shareholders. If that proposal is approved, it is the Board's present intention to grant options to purchase 95,000 shares of common stock to five key employees and options to purchase 15,850 shares of common stock to the non-employee directors of Bancshares of Florida, Citizens National, Bank of Florida and Florida Trust Company.

Employment Agreements With Certain Executive Officers

     Michael L. McMullan. Mr. McMullan entered into a joint employment agreement dated as of April 28, 1999, with Bancshares of Florida and Citizens National, pursuant to which Mr. McMullan was to serve as Chief Executive Officer of Bancshares of Florida and Citizens National. On December 23, 2001, the agreement was amended so that Bank of Florida assumed all of Citizen's National's rights and duties and Mr. McMullan became Chief Executive Officer of Bank of Florida. The employment agreement as amended, provides for a term of three years and a minimum annual base salary of $140,000. The agreement automatically renews at the end of each three year period, unless either party gives notice of non-renewal. Mr. McMullan's salary must be reviewed annually by our board of directors. Mr. McMullan is also be eligible to receive a bonus which will not exceed 40% of his annual base salary. In addition, Mr. McMullan has been granted stock options (pursuant to the employment agreement) to purchase 30,000 shares of the common stock of Bancshares of Florida at an exercise price of $10.00 per share.

     In the event of a "change of control" of Bancshares of Florida, as defined in the employment agreement, Mr. McMullan will be entitled to give written notice to us of termination of his employment agreement and to receive a cash payment equal to 250% of his annual salary, and an additional cash payment equal to the excess, if any, of the aggregate market value of the number of shares of common stock of Bancshares of Florida subject to options held by Mr. McMullan over the aggregate exercise price of all such options.

     The employment agreement provides that we may terminate the employment of Mr. McMullan with or without cause, but that in the latter case Mr. McMullan will receive a severance payment equal to the amount he would be entitled to in the event of a change in control, as described above. In addition, the employment agreement contains a non-compete provision which provides that in the event the employment agreement is terminated by Bancshares of Florida or Bank of Florida without cause, or by Mr. McMullan, Mr. McMullan may not, without our prior written consent, either directly or indirectly serve as an employee of any financial institution within Broward, Collier, Dade, Lee or Palm Beach Counties for a period of 12 months after such termination.

     John B. James. Mr. James entered into an employment agreement, dated as of October 1, 2001, with Citizens National, pursuant to which Mr. James serves as the Chief Executive Officer of Citizens National. Under this contract, which has a one year term, Mr. James is to receive a minimum annual base salary of $147,800, which will be reviewed annually by the board of directors of Citizens National. In addition, Mr. James is eligible to receive a bonus which will not exceed 40% of his annual base salary, but no grant of stock options is provided for by his contract. Mr. James is also subject to a non-compete provision substantially similar to Mr. McMullan's, except its geographic scope is limited to Collier and Lee Counties. In all other respects, Mr. James' contract is identical to that of Mr. McMullan's contract, including the entitlement to receive a cash payment equal to 250% of his annual salary in the event of a "change in control" as defined in the agreement.

     Martin P. Mahan. Mr. Mahan entered into an employment agreement, dated as of September 16, 2002, with Bank of Florida, pursuant to which Mr. Mahan serves as the Chief Operating Officer of Bank of Florida. Under this contract, which has a three year term, Mr. Mahan is to receive a minimum annual base salary of $150,000, which will be reviewed annually by the board of directors of Bank of Florida. In addition, Mr. Mahan is eligible to receive a bonus which will not exceed 40% of his annual base salary, but no grant of stock options is provided for by his contract. Mr. Mahan is also subject to a non-compete provision substantially similar to Mr. McMullan's, except its geographic scope is limited to Broward, Palm Beach and Collier Counties. In addition, Mr. Mahan received a relocation bonus of $50,000 for his move to Fort Lauderdale. In all other respects, Mr. Mahan's contract is identical to that of Mr. McMullan's contract, including the entitlement to receive a cash payment equal to 250% of his annual salary in the event of a "change in control" as defined in the agreement.

     Craig D. Sherman. Mr. Sherman entered into a joint employment agreement, dated as of May 3, 1999, with Bancshares of Florida and Citizens National, pursuant to which Mr. Sherman serves as the Senior Lender of Citizens National. Under this contract, which has a three year term, Mr. Sherman is to receive a minimum annual salary of $90,000, which must be reviewed annually by the board of directors of Citizens National. As amended, the employment agreement automatically renews at the end of each three year period unless either party gives notice of non- renewal. In addition, Mr. Sherman is eligible to receive a bonus which will not exceed 40% of his annual base salary. Mr. Sherman has been granted stock options to purchase 20,000 shares of our common stock at an exercise price of $10.00 per share. Mr. Sherman is also subject to a non-compete provision substantially similar to Mr. McMullan's, except its geographic scope is limited to Collier and Lee Counties. In all other respects, Mr. Sherman's contract is identical to that of Mr. McMullan's contract, including the entitlement to receive a cash payment equal to 250% of his annual salary in the event of a "change in control" as defined in the agreement.

     Thomas M. Whelan. Mr. Whelan entered into a joint three-year employment agreement on April 28, 1999, with Bancshares of Florida and Citizens National, pursuant to which Mr. Whelan serves as the Chief Financial Officer of Citizens National. As amended, the employment agreement automatically renews at the end of each three year period unless either party gives notice of non-renewal. Under this contract, Mr. Whelan is to receive a minimum annual salary of $80,000, which must be reviewed annually by our board of directors. Mr. Whelan is eligible to receive a performance bonus, which will not exceed 40% of his annual base salary. Mr. Whelan has been granted stock options to purchase 15,000 shares of our common stock at an exercise price of $10.00 per share. Mr. Whelan is also subject to a non-compete provision substantially similar to Mr. McMullan's, except its geographic scope is limited to Collier and Lee Counties. In all other respects, Mr. Whelan's contract is identical to that of Mr. McMullan's contract, including entitlement to receive a cash payment equal to 250% of his annual salary in the event of a "change in control" as defined in the agreement. Mr. Whelan also serves as our Chief Financial Officer.

Stock Option Plan

     We currently have one stock option plan for employees and directors, the 1999 Stock Option Plan, which provides for the issuance of stock options to employees who are contributing significantly to the management or operation of our business or our subsidiaries as determined by the committee administering the plan. The plan was approved by our shareholders at the annual meeting of shareholders held on April 27, 2000. The plan provides for the grant of options at the discretion of the board of directors or a committee designated by the board of directors to administer the plan. The committee must at all times consist of at least two non-employee directors. Stock options granted pursuant to the plan will expire on or before:

     o The date which is the tenth anniversary of the date the option is granted; or
     o The date which is the fifth anniversary of the date the option is granted in the event the option is granted to a key employee who owns more than 10% of the total combined voting power of all classes of our stock.

     Under the 1999 Stock Option Plan, 150,000 shares have been reserved for issuance. As of the date of this prospectus, an aggregate of 142,600 stock options have been granted and are outstanding. Qualified Incentive Stock Options totaling 125,200 shares have been granted to officers and employees of Bancshares of Florida and our subsidiaries and non-qualified options for 17,400 shares have been granted to directors of Bancshares of Florida and our subsidiaries. Of this amount, 64,820 shares are currently exercisable. The exercise price of all outstanding options is $10.00 per share. As of the date of this prospectus none of the options have been exercised.

     Each stock option granted under the plan has a maximum term of 10 years, subject to earlier termination in the event the participant ceases to be an employee. The exercise price of an option granted under the plan must be at least 100% of the fair market value of the stock subject to the option on the date of grant, or 110% with respect to an option granted to a holder of more than 10% of the combined voting power of all classes of stock of Bancshares of Florida. In general, options vest ratably over a five year period commencing one year from the date of grant, except as otherwise determined by the Board of Directors. The purchase price for shares of common stock is payable in cash immediately upon the exercise of the option.

     Each stock option granted under the plan is non-transferable and exercisable only during the holder's lifetime. In the event that the holder dies prior to exercising an option, such option may be exercised by the personal representative of the estate of such holder for a period of one year after such representative's appointment. In the event that the holder is terminated for any reason other than death, such option may be exercised at any time prior to the expiration date of the option or within three months after the date of such termination, or 12 months in the case of an employee who is totally disabled, whichever is earlier, but only to the extent such holder had the right to exercise such option at the date of such termination. If the holder's employment is terminated as a result of deliberate, willful or gross misconduct, all rights under the option shall terminate and expire upon such termination. If options granted under the plan expire or are terminated for any reason without being exercised, the shares of common stock underlying such grant will again be available for purposes of the plan.

     In the event of a reorganization, merger or consolidation in which we are not the surviving corporation, the sale of substantially all of our assets to another corporation, or a change in control or threatened change in control of Bancshares of Florida, all options granted prior to such event under the plan may become immediately exercisable at the discretion of our board of directors.

Outstanding Warrants

     Citizens National organizers received warrants, in the aggregate, to purchase 113,330 shares of our common stock. The term of the warrants is for ten years. The exercise price of the warrants is $10.00 per share, and 20% of the warrants were exercisable on the date Citizens National opened. The remaining warrants vest at a rate of 20% per year. As of the date of this prospectus, none of the warrants have been exercised. Bank of Florida organizers received warrants to purchase a total of 78,526 shares of our common stock. The exercise price is $10.00 per share and 20% of the warrants were exercisable when Bank of Florida opened. The remaining warrants vest at the rate of 20% per year. The term of the warrants was for five years and they will expire in July, 2007.

401(k) Plan

     We maintain a 401(k) Retirement Plan to which eligible employees may contribute from 1% to 15% of their pay. We may make discretionary contributions based on profitability and after approval by our board of directors. To date, we have contributed approximately $5,400 to the plan. Employees who have completed at least three months of service and have attained age 21 are generally eligible to participate. Employee contributions are 100% vested as to amounts which are credited to the employee's account. Company contributions, if made, become 20% vested when an employee has completed one year of service, and vest at a rate of 20% per year thereafter, fully vesting when an employee has completed five years of service.

                              CERTAIN TRANSACTIONS

     From time-to-time, we make loans to our executive officers and directors in accordance with our usual loan approval criteria. We made all such loans on substantially the same terms, including interest rates and collateral, as loans we make to unaffiliated parties. As of September 30, 2002, the aggregate balance of all such loans was approximately $1.3 million; or 1.7% of the total loans.

     In connection with the effort to organize Bank of Florida, our board of directors asked Mr. McMullan to relocate to Fort Lauderdale to oversee the organizing efforts and to serve as President and Chief Executive Officer of the Bank of Florida, in organization. In order to help Mr. McMullan defray the costs of moving, our board of directors approved a lease between Mr. McMullan and Bancshares of Florida, whereby we leased Mr. McMullan's personal residence in Naples, Florida for a two-year period beginning January 15, 2002. The monthly lease payment is $3,500. The lease permits Bancshares of Florida to sublease the property which we have done.


                   SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

     The following table sets forth, as of September 30, 2002, the number and percentage of shares of our outstanding common stock which are beneficially owned, directly or indirectly, by:

     o   Each shareholder who owns more than 5% of the outstanding shares;
     o   Each of our directors;
     o   Each of our executive officers; and
     o   All of our directors and executive officers as a group.

     The beneficial ownership was determined based on the rules of Securities and Exchange Commission. In general, beneficial ownership includes shares over which a person has sole or shared voting or investment power and shares which the person has the right to acquire within 60 days of September 30, 2002. Unless otherwise indicated, the persons listed have sole voting and investment power over the shares beneficially owned.


                                                                Options          Vested
                                               Number of        and/or          Options             % of
                                                Shares         Warrants          and/or          Beneficial
 Name                                          Owned (1)         Held         Warrants (2)     Ownership (3)
-----                                          ---------         ----         ------------     -------------
Donald R. Barber .........................       25,000           1,300            1,300             1.26 %
Joe B. Cox................................       28,530          15,133           12,468             1.97
Robert C. Farenhem .......................          500          17,500                0             0.02
Earl L. Frye..............................       23,530          14,633           11,968             1.70
Stanley W. Hole...........................       14,760           7,966            6,632             1.03
John B. James.............................       23,730          14,633           11,968             1.70
Lavonne Johnson ..........................      129,500(4)       14,633           11,968             6.77
Martin P. Mahan ..........................        1,000               0                0             0.05
Luc C. Mazzini, DDS.......................       40,000          14,633           11,968             2.49
Michael L. McMullan.......................       10,000          32,500           20,500             1.45
Harry K. Moon.............................       10,052           5,026            1,005             0.53
Michael T. Putziger ......................       29,500           1,300            1,300             1.50
Richard C. Rochon.........................       10,000           5,000            1,000             0.53
Ramon A. Rodriguez........................       11,000           5,500            1,100             0.58
Polly M. Rogers ..........................       23,530          13,333           11,968             1.70
Craig D. Sherman..........................        1,000          20,000           12,000             0.62
Bernard L. Turner.........................       49,530          14,633           11,968             2.94
Lorenzo J. Walker.........................       49,530          15,133           11,968             2.82
Thomas M. Whelan..........................        1,000          15,000            9,000             0.48
                                               ---------       ---------      ------------           ----
All directors and executive officers
as a group (18 persons)...................      481,692         227,856          150,081            28.37 %
                                               ---------       ---------      ============          =====

-----------------------------------------------------------------

(1)  Includes shares for which the named person:
     o   has sole voting and investment power,
     o   has shared voting and investment power with a spouse, or
     o holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes, but does not include shares that may be acquired by exercising stock options.

(2) Includes shares that may be acquired by exercising vested stock options and/or vested warrants.

(3) Under the rules of the SEC, the determinations of "beneficial ownership" of our common stock are based upon Rule 13d-3 under the Securities Exchange Act of 1934, which provides that shares will be deemed to be "beneficially owned" where a person has, either solely or in conjunction with others, the power to vote or to direct the voting of shares and/or the power to dispose, or to direct the disposition of shares, or where a person has the right to acquire any such power within 60 days after the date such beneficial ownership is determined. Shares of our common stock that a beneficial owner has the right to acquire within 60 days under the exercise of the options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such owner but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. All amounts are determined as of November 18, 2002, when there were 2,079,199 shares outstanding.

(4) Includes 26,000 shares owned by Ms. Johnson's spouse, for which she has disclaimed beneficial ownership.

     The following Bank of Florida directors have warrants to purchase our shares: Jorge H. Garcia, 10,000 shares; Wayne Huizenga, Jr., 12,500 shares; Keith Koenig, 15,000 shares; Thomas J. Miller, 5,000 shares; Steve Shelton, 9,000 shares; and Terry W. Stiles, 11,500 shares. Each of these warrants expire in July 2009. Of these amounts, 12,600 shares are vested.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 20,000,000 shares of common stock, par value $0.01 per share. As of the date of this prospectus, 2,079,199 shares of our common stock were issued and outstanding. In addition, there are 1,000,000 shares of preferred stock, $0.01 par value authorized, of which there are no shares issued or outstanding.

     Common Stock. Holders of our common stock are entitled to receive ratably dividends, if any, declared by our board of directors out of funds legally available for dividends. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably, based on the number of shares held, in our assets remaining after payment of all of our debts and liabilities.

     Holders of our common stock are entitled to one vote per share on all matters submitted to the holders of common stock for a vote. Because holders of common stock do not have cumulative voting rights with respect to the election of directors, the holders of a majority of the shares of common stock represented at a meeting can elect all of the directors. Holders of common stock do not have preemptive or other rights to subscribe for or purchase any additional shares of capital stock which we may issue or to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

     Preferred Stock. Our articles of incorporation authorize our board of directors to establish and issue shares of preferred stock in one or more series, and to determine by resolution, with respect to any series of preferred stock, the voting powers (full, limited or eliminated), and those designations, preferences and relative, participating, optional or other special rights and those qualifications, limitations or restrictions thereof, including liquidation preferences, dividend rights, conversion rights and redemption provisions. Moreover, the number of authorized, but unissued, shares will provide us with the ability to meet future capital needs and to provide shares for possible acquisitions and stock dividends or stock splits. The authorized and unissued shares of preferred stock, as well as the authorized and unissued shares of our common stock, will be available for issuance without further action by shareholders, unless such action is otherwise required by applicable law, by Nasdaq or by any stock exchange or listing service relating to our stock. In conjunction with the registration of our common stock in Texas, we agreed that any future issuance of preferred stock will be approved by a majority of our independent directors who have had the opportunity, at our expense, to discuss such issuance with corporate or independent counsel.


                            ANTI-TAKEOVER PROVISIONS

     General. The Florida Business Corporation Act contains provisions designed to enhance the ability of our board of directors to respond to attempts to acquire control of a Florida corporation such as Bancshares of Florida. These provisions may discourage takeover attempts which have not been approved by the board of directors. This could include takeover attempts that some shareholders would deem to be in their best interest. These provisions may:

     o Adversely affect the price that a potential purchaser would be willing to pay for our common stock;

     o Deprive you of the opportunity to obtain a takeover premium for your shares;
     o   Make the removal of incumbent management more difficult;
     o Enable a minority of our directors and the holders of a minority of our outstanding voting stock to prevent, discourage or make more difficult a merger, tender offer or proxy contest, even though the transaction may be favorable to the interests of shareholders; and
     o   Potentially adversely affect the market price of the common stock.

     The following summarizes some of the anti-takeover provisions contained in the Florida Business Corporation Act.

     Staggered Terms for Directors. Florida law permits and our articles of incorporation provide that directors shall be elected to three-year terms with terms divided into three classes. The number of directors in each class shall be as nearly equal as possible. Only one class of directors is elected by the shareholders each year at our annual meeting.

     Authorized but Unissued Capital Stock. The authorized but unissued shares of our common and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common and preferred stock may enable our board of directors to issue shares of stock to persons friendly to existing management. Although the board of directors has no intention at the present time of doing so, it could issue common stock or a series of preferred stock that could, subject to certain limitations imposed by law or on the terms of that series, impede the completion of a merger, tender offer or other takeover attempt. The issuance of preferred stock with voting or conversion rights may adversely affect the voting power of the common shareholders. Our board of directors will make any determination to issue common or preferred shares based on its judgment as to the best interests of Bancshares of Florida.

     Evaluation of Acquisition Proposals. The Florida Business Corporation Act expressly permits our board of directors, when evaluating any proposed tender or exchange offer, any merger, consolidation or sale of substantially all of the assets of Bancshares of Florida, or any similar extraordinary transaction, to consider all relevant factors including, without limitation, the social, legal and economic effects on the employees, customers and suppliers of Bancshares of Florida and its subsidiaries, and on the communities and geographical areas in which they operate. Our board of directors may also consider the amount of consideration being offered in relation to the then current market price for our outstanding shares of capital stock and our then current value in a freely negotiated transaction. Our board of directors believes that these provisions are in the long-term best interests of Bancshares of Florida and our shareholders.

     Control Share Acquisitions. We are subject to the Florida control share acquisitions statute. This statute is designed to afford shareholders of public corporations in Florida protection against acquisitions in which a person, entity or group seeks to gain voting control. With enumerated exceptions, the statute provides that shares acquired within certain specific ranges will not possess voting rights in the election of directors unless the voting rights are approved by a majority vote of the public corporation's disinterested shareholders. Disinterested shares are shares other than those owned by the acquiring person or by a member of a group with respect to a control share acquisition, or by any officer of the corporation or any employee of the corporation who is also a director. The specific acquisition ranges that trigger the statute are:

     o Acquisitions of shares possessing one-fifth or more but less than one-third of all voting power;
     o Acquisitions of shares possessing one-third or more but less than a majority of all voting power; or
     o Acquisitions of shares possessing a majority of more of all voting power.

     Under certain circumstances, the statute permits the acquiring person to call a special shareholders meeting for the purpose of considering the grant of voting rights to the holder of the control shares. The statute also enables a corporation to provide for the redemption of control shares with no voting rights under certain circumstances.

     Transactions with Interested Shareholders. We are subject to the Florida affiliated transactions statute which generally requires approval by the disinterested directors or super- majority approval by shareholders for certain specified transactions between a corporation and a holder, or its affiliates, of more than 10% of the outstanding shares of the corporation. These provisions could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts. Accordingly, these provisions may discourage attempts to acquire Bancshares of Florida.

Transfer Agent and Registrar

     Our transfer agent is Registrar & Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016.

Limited Liability and Indemnification

     Under the Florida Business Corporation Act, a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act unless:

     o The director breached or failed to perform his duties as a director, and

     o   A   director's   breach  of,  or  failure  to  perform,   those  duties
         constitutes:

         - a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

         - a transaction from which the director derived an improper personal benefit, either directly or indirectly;

         -   a circumstance under which an unlawful distribution is made;

         - in a proceeding by, or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation or willful misconduct; or

         - in a proceeding by, or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

     A corporation may purchase and maintain insurance on behalf of any director or officer against any liability asserted against him and incurred by him in his capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the Florida Business Corporation Act.

     Our Articles of Incorporation and Bylaws provide that we shall, to the fullest extent permitted by applicable law, as amended from time-to-time, indemnify all of our directors as well as any of our officers or employees to whom we have agreed to grant indemnification.


                                  UNDERWRITING

     Subject to the terms and conditions stated in the underwriting agreement dated February 10, 2003, between Advest, Inc., as representative of the underwriters named below, the underwriters named below have agreed, severally and not jointly, to purchase from us, and we have agreed to sell to the underwriters, the aggregate number of shares set forth opposite their respective names below:

                                                                        Number
Underwriters                                                           of Shares
------------                                                           ---------
Advest, Inc.  ....................................................      725,000
Allen C. Ewing & Co. .............................................       25,000
Ferris, Baker Watts, Inc. ........................................       25,000
Florida Atlantic Securities ......................................       25,000
Friedman, Billings, Ramsey & Co...................................       25,000
McDonald Investments, Inc.........................................       25,000
Robert W. Baird & Co., Inc........................................       25,000
Ryan, Beck & Co., LLC.............................................       25,000
         TOTAL ...................................................      900,000

     The representative has informed us that the underwriters do not intend to confirm sales of the common stock offered by this prospectus to an accounts over which they exercise discretionary authority.

     The underwriters are committed to purchase and pay for all such shares if any are purchased. The underwriting agreement provides that the obligations of the underwriters are subject to approval of certain matters by their counsel and to various other conditions.

     We have been advised by the representative that the underwriters propose to offer the shares of common stock directly to the public at the offering price set forth on the cover page of this prospectus and to certain selected dealers at such price less a concession of $0.40 per share. The underwriters may allow, and such dealers may reallow, a concession not in excess of $0.10 per share to certain other dealers. After the initial public offering of the shares, the public offering price, concession and reallowance to dealers may be changed by the underwriters.

     We plan to register or qualify the common stock in the offering in some but not all states. At present, we are pursuing registration or qualification in Colorado, Connecticut, District of Columbia, Florida, Georgia, Illinois, Indiana, Kentucky, Maine, Maryland, Massachusetts, Michigan, Missouri, New Hampshire, New Jersey, New York, Ohio, Pennsylvania, Rhode Island, South Carlina, Texas, Vermont, Virginia, West Virginia, and Wisconsin. We will not make any sales to residents of any states where the offering is not approved.

     We have granted to the underwriters an option exercisable during the 30 day period beginning on the date of this prospectus, to purchase up to 135,000 additional shares of common stock, solely to cover overallotments, if any, at the public offering prices less the underwriting discount, as set forth on the cover page of this prospectus. If purchased, such additional shares will be sold by the underwriters on the same terms as those on which the 900,000 shares are being sold.

     We and our executive officers and directors have agreed not to sell publicly, contract to sell publicly, or otherwise publicly dispose of, any shares of common stock for a period of 180 days from the date of this prospectus, without the written consent of the representative.

     We have agreed to indemnify the underwriters against certain liabilities including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make in respect thereof.

     The foregoing is a summary of the principal terms of the underwriting agreement and does not purport to be complete. Reference is made to a copy of the underwriting agreement which is on file as an exhibit to the Registration Statement.

     Prior to this offering there has been no active market for the common stock. The offering price of the common stock was determined by negotiations between us and the underwriters. The factors considered in determining such prices and terms, in addition to prevailing market conditions, included:

     o   The history of and the prospectus for the history in which we compete;
     o   An assessment of our management;
     o   Our prospectus;
     o   An assessment of our results of operations;
     o   Our capital structure; and
     o   Such other factors as were deemed relevant.

     In connection with the offering of common stock, the underwriters and any selling group members and their respective affiliates may engage in transactions effected in accordance with Rule 104 of the Securities and Exchange Commission's Regulation M that are intended to stabilize, maintain or otherwise affect the market price of the common stock. These transactions may include over-allotment transactions in which the underwriters create a short position for their own account by selling more common stock than they are committed to purchase from us. In such a case, to cover all or part of the short position, the underwriters may exercise the over- allotment option described above or may purchase common stock in the open market following completion of the initial offering of the common stock. The underwriters also may engage in stabilizing transactions in which they bid for, and purchase shares of common stock at a level above that which might otherwise prevail in the open market for the purpose of preventing or retarding a decline in the market price of the common stock. The underwriters may also reclaim any selling concession allowed to a dealer if the underwriters purchase shares distributed by that dealer. Any of the foregoing transactions may result in the maintenance of a price for the common stock at levels above that which might otherwise prevail in the open market. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. The underwriters are not required to engage in any of the foregoing transactions and, if commenced, such transactions may be discontinued at any time without notice.

     The following table shows the amounts we will pay the underwriters assuming both no exercise and full exercise of the underwriters' over-allotment option:


                                           Paid by Bancshares of Florida
                                           -----------------------------
                                           No Exercise     Full Exercise
                                           -----------     -------------


Per share.........................          $    0.70        $    0.70
         Total....................          $ 630,000        $ 724,500

     We estimate that our share of the total expense of this offering, excluding underwriting discounts and commissions, will be approximately $196,580.

     Certain of the underwriters may in the future perform various services for us, including investment banking services, for which they may receive customary fees for such services.

     Our shares of common stock are listed on The Nasdaq SmallCap Market under the symbol "BOFL". We were approved to commence trading on December 30, 2002.


                         SHARES ELIGIBLE FOR FUTURE SALE

     We will issue 900,000 shares in this offering. Based on the number of shares outstanding as of the date of this prospectus, upon completion of the offering, we would have a maximum of 2,979,199 shares of common stock outstanding, assuming the underwriters do not exercise their over-subscription option. Except for shares held by our affiliates, almost all of our outstanding shares will be freely tradeable without restriction or further registration under the Securities Act of 1933. Our affiliates will need to comply with the resale limitations of Rule 144 under the Securities Act of 1933. Rule 144 defines an "affiliate" as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a company. Affiliates of a company generally include directors, executive officers and principal shareholders and the directors and executive officers of the principal subsidiaries of a company.

     Purchasers of the common stock in the offering, other than affiliates, may resell their shares immediately. Affiliates will be subject to the volume and other limitations of Rule 144. Rule 144 in general permits affiliates to sell within any three-month period a number of shares that does not exceed the greater of 1% of the outstanding shares of common stock, or the average weekly trading volume during the four calendar weeks preceding his or her sale. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about Bancshares of Florida. Affiliate sales are also restricted for 180 days pursuant to the underwriting agreement.


                    LEGAL MATTERS PERTAINING TO THE OFFERING

     The validity of the common stock offered hereby and certain other legal matters will be passed upon for Bancshares of Florida by Igler & Dougherty, P.A., Tallahassee, Florida. Certain legal matters will be passed upon for the underwriters by Arnold & Porter, Washington D.C.


                CERTAIN EXPERTS RETAINED BY BANCSHARES OF FLORIDA

     Our consolidated financial statements as of December 31, 2001 and 2000, included in this prospectus, have been audited by Hill, Barth & King LLC, independent certified public accountants, as stated in their opinion, which has been rendered upon the authority of said firm as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form SB-2, including the exhibits and schedules thereto, under the Securities Act of 1933 with respect to the shares of common stock to be sold in this offering. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information that you can find in the registration statement.

     You may read and copy our registration statement and any reports, statements and other information which we may file with the SEC at the SEC's public reference room in Washington, D.C., at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also call the SEC at 1-800-SEC-0330 for further information on the operations of the public reference room.

     The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants such as us that file electronically with the SEC. The address of this website is www.sec.gov.
-----------

     You should rely only on information in this prospectus and in our related registration statement in making an investment decision. If other available information is inconsistent with information in this prospectus, including information in public files or provided by the bank regulatory agencies, such other information is superseded by the information in this prospectus. Citizens National's website can be found at www.cnb-online.com and Bank of Florida's
                                      ------------------
website can be found at www.bankofflorida.net.
                        ---------------------

                        CONSOLIDATED FINANCIAL STATEMENTS
                        ---------------------------------

                   CITIZENS BANCSHARES OF SOUTH FLORIDA, INC.
                                AND SUBSIDIARIES

    September 30, 2002, September 30, 2001 (Unaudited), and December 31, 2001




                              - - - O O O O O - - -


                                 C O N T E N T S
                                 ---------------


                                                                        P A G E
                                                                        -------

Consolidated Balance Sheets ..................................            F-2

Consolidated Statement of Operations
     Three Months Ended September 30 .........................            F-3
     Nine Months Ended September 30 ..........................            F-4

Consolidated Statements of Cash Flow .........................            F-5

Consolidated Statements of
            Stockholders' Equity .............................            F-6

Note to Consolidated Financial Statements ....................          F-7 -F-8


                              - - - O O O O O - - -

                           CONSOLIDATED BALANCE SHEETS
                           ---------------------------

                  BANCSHARES OF FLORIDA, INC. AND SUBSIDIARIES

         For the periods ended September 30, 2002 and December 31, 2001

                                                                                               September 30,           December 31,
                                                                                                   2002                   2001
                                                                                               -------------          -------------

                 A S S E T S                                                                                (Unaudited)
                 -----------

Cash and due from banks                                                                        $   3,872,858          $   3,244,930
Federal funds sold                                                                                 8,062,000              2,757,000
                                                                                               -------------          -------------
                                        TOTAL CASH AND CASH EQUIVALENTS                           11,934,858              6,001,930
                                                                                               -------------          -------------

Interest-bearing deposits in banks                                                                   308,438                      0

Securities available for sale                                                                        575,760                 75,760

                                                                                                           0                      0

Loans                                                                                             95,576,661             68,405,562
Less:
     Allowance for loan losses                                                                      (814,688)              (494,205)
     Unearned income and deferred loan fees                                                          (42,897)               (63,802)
                                                                                               -------------          -------------
                                                              NET LOANS                           94,719,076             67,847,555
                                                                                               -------------          -------------

Restricted securities, Federal Home Loan Bank
     Federal Reserve Bank stock, at cost                                                             531,100                491,000
Premises and equipment                                                                             4,930,135              2,178,422
Accrued interest receivable                                                                          461,222                342,320
Other assets                                                                                         286,740                154,826
                                                                                               -------------          -------------
                                                           TOTAL ASSETS                        $ 113,747,329          $  77,091,813
                                                                                               =============          =============


                 LIABILITIES AND STOCKHOLDERS' EQUITY
                 ------------------------------------

Deposits                                                                                       $  97,686,344          $  64,287,574
Other borrowings                                                                                           0              4,000,000
Accrued interest payable                                                                              15,361                  4,690
Accrued expenses and other liabilities                                                                80,437                278,752
                                                                                               -------------          -------------
                                                      TOTAL LIABILITIES                           97,782,142             68,571,016
                                                                                               -------------          -------------

Commitments

Stockholders' Equity
     Preferred stock, par value $.01 per share,
        1,000,000 shares authorized, no shares
        issued and outstanding                                                                             0                      0
    1Common0stock,rparavaluei$.01 per8share,and 100
        20,000,000 shares authorized, 2,079,199 and 1,165,370
        shares issued and outstanding, respectively                                                   20,792                 11,654
     Additional paid-in capital                                                                   20,678,852             11,549,700
     Accumulated deficit                                                                          (4,734,457)            (3,040,557)
                                                                                               -------------          -------------
                                             TOTAL STOCKHOLDERS' EQUITY                           15,965,187              8,520,797
                                                                                               -------------          -------------
                 TOTAL LIABILITIES AND STOCKHOLDERS EQUITY                                     $ 113,747,329          $  77,091,813
                                                                                               =============          =============

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      -------------------------------------

                  BANCSHARES OF FLORIDA, INC. AND SUBSIDIARIES


                                                                                                            (Unaudited)
                                                                                                    Three months ended Sept. 30,
                                                                                                    2002                    2001
                                                                                                 -----------            ------------

INTEREST INCOME
---------------
      Interest and fees on loans                                                                 $ 1,570,072            $ 1,121,083
      Interest on securities and other                                                                21,929                  7,729
      Interest on federal funds sold                                                                  28,174                 50,843
                                                                                                 -----------            -----------
                                             TOTAL INTEREST INCOME                                 1,620,175              1,179,655
                                                                                                 -----------            -----------

INTEREST EXPENSE
----------------
      Interest on deposits                                                                           607,435                585,255
      Interest on other borrowings                                                                         0                      0
                                                                                                 -----------            -----------
                                            TOTAL INTEREST EXPENSE                                   607,435                585,255
                                                                                                 -----------            -----------

                                               NET INTEREST INCOME                                 1,012,740                594,400
PROVISION FOR LOAN LOSSES                                                                            136,443                 40,521
-------------------------                                                                        -----------            -----------
                                         NET INTEREST INCOME AFTER
                                         PROVISION FOR LOAN LOSSES                                   876,297                553,879

NON-INTEREST INCOME
-------------------
      Service charges, commissions and fees                                                          119,849                102,235
                                                                                                 -----------            -----------
                                                                                                     996,146                656,114
                                                                                                 -----------            -----------

NON-INTEREST EXPENSES
---------------------
      Salaries and employee benefits                                                                 950,183                446,984
      Occupancy expenses                                                                             235,894                 55,717
      Equipment rental, depreciation and
          maintenance                                                                                166,588                 68,372
      General operating                                                                              459,573                192,583
                                                                                                 -----------            -----------
                                       TOTAL NON-INTEREST EXPENSES                                 1,812,238                763,656
                                                                                                 -----------            -----------
                                          LOSS BEFORE INCOME TAXES                                  (816,092)              (107,542)

INCOME TAXES                                                                                               0                      0
------------                                                                                     -----------            -----------
                                                          NET LOSS                               $  (816,092)           $  (107,542)
                                                                                                 ===========            ===========


LOSS PER SHARE                                                                                   $     (0.39)           $     (0.09)
--------------                                                                                   ===========            ===========

WEIGHTED AVERAGE SHARES OUTSTANDING                                                                2,079,199              1,165,370
-----------------------------------                                                              ===========            ===========

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      -------------------------------------

                  BANCSHARES OF FLORIDA, INC. AND SUBSIDIARIES


                                                                                                            (Unaudited)
                                                                                                    Nine months ended Sept. 30,
                                                                                                    2002                   2001
                                                                                                 -----------            -----------
INTEREST INCOME
---------------
      Interest and fees on loans                                                                 $ 4,199,452            $ 3,014,874
      Interest on securities and other                                                                57,267                 76,002
      Interest on federal funds sold                                                                  68,803                237,883
                                                                                                 -----------            -----------
                                             TOTAL INTEREST INCOME                                 4,325,522              3,328,759
                                                                                                 -----------            -----------

INTEREST EXPENSE
----------------
      Interest on deposits                                                                         1,677,439              1,690,351
      Interest on other borrowings                                                                    12,455                      0
                                                                                                 -----------            -----------
                                            TOTAL INTEREST EXPENSE                                 1,689,894              1,690,351
                                                                                                 -----------            -----------

                                               NET INTEREST INCOME                                 2,635,628              1,638,408
PROVISION FOR LOAN LOSSES                                                                            377,063                156,472
-------------------------                                                                        -----------            -----------
                                         NET INTEREST INCOME AFTER
                                         PROVISION FOR LOAN LOSSES                                 2,258,565              1,481,936

NON-INTEREST INCOME
-------------------
      Service charges, commissions and fees                                                          355,496                210,507
                                                                                                 -----------            -----------
                                                                                                   2,614,061              1,692,443
                                                                                                 -----------            -----------

NON-INTEREST EXPENSES
---------------------
      Salaries and employee benefits                                                               2,368,026              1,242,480
      Occupancy expenses                                                                             494,708                152,286
      Equipment rental, depreciation and
          maintenance                                                                                314,024                202,983
      General operating                                                                            1,131,203                518,829
                                                                                                 -----------            -----------
                                       TOTAL NON-INTEREST EXPENSES                                 4,307,961              2,116,578
                                                                                                 -----------            -----------
                                          LOSS BEFORE INCOME TAXES                                (1,693,900)              (424,135)

INCOME TAXES                                                                                               0                      0
------------                                                                                     -----------            -----------
                                                          NET LOSS                               $(1,693,900)           $  (424,135)
                                                                                                 ===========            ===========


LOSS PER SHARE                                                                                   $     (1.00)           $     (0.36)
--------------                                                                                   ===========            ===========

WEIGHTED AVERAGE SHARES OUTSTANDING                                                                1,686,789              1,165,370
-----------------------------------                                                              ===========            ===========

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------

                  BANCSHARES OF FLORIDA, INC. AND SUBSIDIARIES


                                                                                                             (Unaudited)
                                                                                                     Nine months ended September 30,
                                                                                                       2002                 2001
                                                                                                   ------------        -------------
CASH FLOWS FROM OPERATING ACTIVITIES
------------------------------------
     Net loss                                                                                      $ (1,693,900)       $   (424,135)
     Adjustments to reconcile net loss to net
     cash used in operating activities:
         Depreciation and amortization                                                                  225,269             145,823
         Provision for loan losses                                                                      377,063             156,472
         Accretion of deferred loan fees and discounts                                                  (15,388)            (32,622)
         Net securities amortization and accretion                                                         (606)
         Increase in accrued interest receivable                                                       (118,902)           (107,018)
         (Increase) decrease in other assets                                                           (131,914)            (86,854)
         Increase (decrease) in accrued interest payable                                                 10,671             (18,844)
         Increase (decrease) in accrued expenses
                 and other liabilities                                                                 (198,315)             (6,942)
                                                                                                   ------------        ------------

         Total adjustments                                                                              148,484              49,409
                                                                                                   ------------        ------------

                      NET CASH USED IN OPERATING ACTIVITIES                                          (1,545,416)           (374,726)
                                                                                                   ------------        ------------

CASH FLOWS FROM INVESTING ACTIVITIES
------------------------------------
     Net (increase) decrease in interest-bearing deposits
         in banks                                                                                      (308,438)          4,000,000
     Net increase in loans                                                                          (27,233,196)        (25,908,848)
     Purchase of securities available for sale                                                         (500,000)                  0
     Proceeds from (purchases of) securities held
         to maturity                                                                                          0           1,000,000
     Purchase of restricted securities                                                                  (40,100)           (105,300)
     Purchase of premises and equipment                                                              (2,976,982)           (105,024)
                                                                                                   ------------        ------------
                      NET CASH USED IN INVESTING ACTIVITIES                                         (31,058,716)        (21,119,172)
                                                                                                   ------------        ------------

CASH FLOWS FROM FINANCING ACTIVITIES
------------------------------------
     Net increase in deposits                                                                        33,398,770          19,015,034
     Borrowings on (repayment of) short-term notes                                                   (4,000,000)                  0
     Net proceeds from issuance of common stock                                                       9,138,290                   0
                                                                                                   ------------        ------------
                  NET CASH PROVIDED BY FINANCING ACTIVITIES                                          38,537,060          19,015,034
                                                                                                   ------------        ------------

                                     NET INCREASE (DECREASE) IN CASH
                                                AND CASH EQUIVALENTS                                  5,932,928          (2,478,864)

CASH AND CASH EQUIVALENTS
-------------------------
         Beginning of period                                                                          6,001,930           8,736,225
                                                                                                   ------------        ------------
         End of period                                                                             $ 11,934,858        $  6,257,361
                                                                                                   ============        ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
------------------------------------------------
             Cash paid during the year for:

             Interest                                                                              $  1,679,223        $  1,709,195
                                                                                                   ============        ============

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 -----------------------------------------------

                  BANCSHARES OF FLORIDA, INC. AND SUBSIDIARIES



                                                                          Additional                             Total
                                             Common Stock                  Paid-in           Retained         Stockholders'
                                      Shares             Amount            Capital           Earnings            Equity
                                  ----------------------------------   ----------------  -----------------   ---------------

Balance
        December 31, 2001               1,165,370          $ 11,654       $ 11,549,700       $ (3,040,557)      $ 8,520,797

      Common stock issued                 913,829             9,138          9,129,152                  -         9,138,290

      Comprehensive income:
        Net Income                                                                             (1,693,900)       (1,693,900)

                                  ----------------    --------------   ----------------  -----------------   ---------------
Balance
          Septembern30,0200202        $ 2,079,199          $ 20,792       $ 20,678,852       $ (4,734,457)     $ 15,965,187
                                  ================    ==============   ================  =================   ===============

                   BANCSHARES OF FLORIDA, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE-MONTHS ENDED SEPTEMBER 30, 2002


NOTE A - ORGANIZATION AND BASIS OF PRESENTATION
-----------------------------------------------

Organization:

Citizens Bancshares of Southwest Florida, Inc. ("Citizens Bancshares") was incorporated under the laws of Florida on September 15, 1998, and changed its name to Bancshares of Florida, Inc. ("Bancshares") on April 30, 2002. Bancshares was originally incorporated to serve as a holding company for Citizens National Bank of Southwest Florida ("Citizens National"), a national banking association then in organization. For approximately the first eleven months following its incorporation, the main activities of Citizens BaBancshares centered on applying for a national bank charter, applying to become a bank holding company, hiring and training bank employees, preparing the banking facilities and premises for opening, and conducting an initial public offering of common stock to raise a minimum of $10 million to fund the startup of Citizens National Bank.

By August 1999, Bancshares had received subscriptions to purchase common stock in an amount in excess of the required minimum, and on August 24, 1999, Citizens National Bank commenced operations at 3401 Tamiami Trail North in Naples, Florida. In August, 2002, Citizens National Bank relocated its main office to 1185 Immokalee Road, Naples, Florida and converted its original main office to a branch office facility.

On April 18, 2001, Citizens Capital Management, Inc. was incorporated under the laws of Florida as a wholly-owned subsidiary of Citizens National Bank. Citizens Capital Management, Inc. was approved by the Office of the Comptroller of the Currency to engage in fiduciary services and estate planning consultation on August 23, 2001. On May 28, 2002, Citizens Capital Management, Inc. changed its corporate name to Florida Trust Company, Inc. ("Florida Trust Company"). Florida Trust Company currently offers investment management, trust administration, estate planning, and financial planning services.

Florida Trust Company filed an application for a trust company charter with the Florida Department of Banking and Finance on October 4, 2002. If that application is approved, Bancshares will acquire Florida Trust Company from Citizens National and continue its operations as a wholly-owned subsidiary of Bancshares. At such time, Florida Trust Company will relocate its headquarters to Ft. Lauderdale, Florida and maintain a branch office at Citizens National's main office in Naples, Florida.

In December 2001, Bancshares began the organizational process for Bank of Florida, a Florida-chartered commercial bank headquartered in Ft. Lauderdale, Florida. The process was completed in July 2002, and Bank of Florida opened for business at 110 East Broward Boulevard, Ft. Lauderdale, Florida, on July 16, 2002.

Throughout this report, Bancshares, Citizens National Bank, Florida Trust Company and Bank of Florida are collectively referred to as the "Company."

Basis of Presentation:
----------------------

     The accompanying unaudited consolidated financial statements include the accounts of the Company. All inter-Company accounts and transactions have been eliminated in consolidation.

     The accompanying unaudited consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and with instructions to Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary have been made for the fair presentation of the Company's consolidated financial position and results of operations. Operating results for the nine-month period ended September 30, 2002 are not necessarily indicative of the results that may be expected for the year ended December 31, 2002.

                        CONSOLIDATED FINANCIAL STATEMENTS
                        ---------------------------------

                   CITIZENS BANCSHARES OF SOUTH FLORIDA, INC.
                                AND SUBSIDIARIES

                           December 31, 2001 and 2000




                              - - - o o o o o - - -


                                 C O N T E N T S
                                 - - - - - - - -


                                                                      P A G E
                                                                      - - - -

Independent Auditors' Report ...............................            F-10

Consolidated Balance Sheets ................................            F-11

Consolidated Statements of Operations ......................            F-12

Consolidated Statements of
    Stockholders' Equity ...................................            F-13

Consolidated Statements of Cash Flows ......................            F-14

Notes to Consolidated Financial Statements .................        F-15 - F- 33


                              - - - o o o o o - - -

Board of Directors and Stockholders of
Citizens Bancshares of South Florida, Inc.
Naples, Florida



                          Independent Auditors' Report
                          ----------------------------

We have audited the accompanying consolidated balance sheets of Citizens Bancshares of South Florida, Inc. and its subsidiaries Citizens National Bank of Southwest Florida and Citizens Capital Management, Inc. (collectively, the Company) as of December 31, 2001 and 2000 and the related consolidated statements of operation, stockholders' equity and cash flows for the years ended December 31, 2001, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Citizens Bancshares of South Florida, Inc. and subsidiaries as of December 31, 2001, 2000 and 1999 and the consolidated results of their operations and their consolidates cash flow for the years ended December 31, 2001, 2000 and 1999 in conformity with U.S. generally accepted accounting principles.



                                             /s/ HILL, BARTH & KING LLC
                                             Certified Public Accountants




January 31, 2002
Naples, Florida

                           CONSOLIDATED BALANCE SHEETS
                           ---------------------------

           CITIZENS BANCSHARES OF SOUTH FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2001 and 2000


                                                                                                     2001                  2000
                                                                                                 ------------          ------------
            A S S E T S
            -----------

Cash and due from banks                                                                          $  3,244,930          $    994,225
Federal funds sold                                                                                  2,757,000             7,742,000
                                                                                                 ------------          ------------
                                     TOTAL CASH AND CASH EQUIVALENTS                                6,001,930             8,736,225
                                                                                                 ------------          ------------

Interest-bearing deposits in banks                                                                          0             4,000,000

Securities available for sale - NOTE B                                                                 75,760                75,760
Securities held to maturity (fair value
    approximates $999,375 in 2000) - NOTE B                                                                 0               999,394

Loans - NOTE C                                                                                     68,405,562            32,999,576
Less:
    Allowance for loan losses - NOTE C                                                               (494,205)             (281,067)
    Unearned income and deferred loan fees                                                            (63,802)              (45,322)
                                                                                                 ------------          ------------
                                                           NET LOANS                               67,847,555            32,673,187
                                                                                                 ------------          ------------

Restricted securities, Federal Home Loan Bank
    Federal Reserve Bank stock, at cost                                                               491,000               326,600
Premises and equipment - NOTE D                                                                     2,178,422             2,151,067
Accrued interest receivable                                                                           342,320               229,657
Other assets                                                                                          154,826                96,468
                                                                                                 ------------          ------------
                                                                                                 $ 77,091,813          $ 49,288,358
                                                                                                 ============          ============

            LIABILITIES AND STOCKHOLDERS' EQUITY
            ------------------------------------

Deposits - NOTE E                                                                                $ 64,287,574          $ 40,134,980
Other borrowings - NOTE F                                                                           4,000,000                     0
Accrued interest payable                                                                                4,690                26,745
Accrued expenses and other liabilities                                                                278,752                53,047
                                                                                                 ------------          ------------
                                                   TOTAL LIABILITIES                               68,571,016            40,214,772
                                                                                                 ------------          ------------

Commitments - NOTE H

Stockholders' Equity - NOTE K:
    Preferred stock, par value $.01 per share,
      1,000,000 shares authorized, no shares
      issued and outstanding                                                                                0                     0
    Common,stock,apar valuer$.01,per1share, and 100
      20,000,000 shares authorized, 1,165,370
      shares issued and outstanding                                                                    11,654                11,654
    Additional paid-in capital                                                                     11,549,700            11,549,700
    Accumulated deficit                                                                            (3,040,557)           (2,487,768)
                                                                                                 ------------          ------------
                                          TOTAL STOCKHOLDERS' EQUITY                                8,520,797             9,073,586
                                                                                                 ------------          ------------
                                                                                                 $ 77,091,813          $ 49,288,358
                                                                                                 ============          ============


           See accompanying notes to consolidated financial statements

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      -------------------------------------

          CITIZENS BANCSHARES OF SOUTH FLORIDA, INC. AND SUBSIDIARIES

                  Years ended December 31, 2001, 2000 and 1999


                                                                                 2001                  2000                 1999
                                                                              -----------          -----------          -----------

INTEREST INCOME
---------------
    Interest and fees on loans                                                $ 4,279,940          $ 1,779,649          $    65,528
    Interest on securities and other                                               82,671              242,289              123,763
    Interest on federal funds sold                                                263,485              651,339              236,870
                                                                              -----------          -----------          -----------
                             TOTAL INTEREST INCOME                              4,626,096            2,673,277              426,161
                                                                              -----------          -----------          -----------

INTEREST EXPENSE
----------------
    Interest on deposits                                                        2,250,778            1,384,542              162,772
    Interest on other borrowings                                                        0                    0               19,080
                                                                              -----------          -----------          -----------
                            TOTAL INTEREST EXPENSE                              2,250,778            1,384,542              181,852
                                                                              -----------          -----------          -----------

                               NET INTEREST INCOME                              2,375,318            1,288,735              244,309
PROVISION FOR LOAN LOSSES                                                         214,572              255,702               26,885
-------------------------                                                     -----------          -----------          -----------
                         NET INTEREST INCOME AFTER
                         PROVISION FOR LOAN LOSSES                              2,160,746            1,033,033              217,424

NON-INTEREST INCOME
-------------------
    Service charges, commissions and fees                                         310,764               44,020                6,130
                                                                              -----------          -----------          -----------
                                                                                2,471,510            1,077,053              223,554
                                                                              -----------          -----------          -----------

NON-INTEREST EXPENSES
---------------------
    Salaries and employee benefits - NOTE L                                     1,731,279            1,248,478              698,503
    Occupancy expenses                                                            213,827              197,891              143,925
    Equipment rental, depreciation and
      maintenance                                                                 275,058              237,810               59,275
    General operating - NOTES J AND N                                             804,135              656,855              422,519
                                                                              -----------          -----------          -----------
                              TOTAL OTHER EXPENSES                              3,024,299            2,341,034            1,324,222
                                                                              -----------          -----------          -----------
                          LOSS BEFORE INCOME TAXES                               (552,789)          (1,263,981)          (1,100,668)

INCOME TAXES - NOTE G                                                                   0                    0                    0
---------------------                                                         -----------          -----------          -----------
                                          NET LOSS                            $  (552,789)         $(1,263,981)         $(1,100,668)
                                                                              ===========          ===========          ===========


LOSS PER SHARE                                                                $     (0.47)         $     (1.09)         $     (1.98)
--------------                                                                ===========          ===========          ===========

WEIGHTED AVERAGE SHARES OUTSTANDING                                             1,165,370            1,164,675              554,558
-----------------------------------                                           ===========          ===========          ===========


          See accompanying notes to consolidated financial statements

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 -----------------------------------------------

           CITIZENS BANCSHARES OF SOUTH FLORIDA, INC. AND SUBSIDIARIES

                  Years ended December 31, 2001, 2000 and 1999


                                                                                                     ACCUMULATED
                                                                ADDITIONAL                              OTHER
                                               COMMON            PAID-IN          ACCUMULATED       COMPREHENSIVE
                                               STOCK             CAPITAL            DEFICIT             INCOME             TOTAL
                                            ------------       ------------       ------------       ------------      ------------

Balance (deficit)
     December 31, 1998                      $          5       $        495       $   (123,119)      $          0      $   (122,619)
   Common stock issued,
     net of offering
     cost of $92,347                              11,451         11,346,903                  0                  0        11,358,354
   Common stock retired
     with offering proceeds
     (organizational shares)                          (5)              (495)                 0                  0              (500)
   Comprehensive loss:
     Net loss for 1999                                 0                  0         (1,100,668)                 0        (1,100,668)
     Unrealized gain on
      available for sale
      investment securities                            0                  0                  0                                    0
                                                                                                                       ------------
   Total comprehensive loss                                                                                              (1,100,668)
                                            ------------       ------------       ------------       ------------      ------------
Balance (deficit)
     December 31, 1999                            11,451         11,346,903         (1,223,787)                 0        10,134,567
   Common stock issued                               203            202,797                  0                  0           203,000
   Comprehensive loss:
     Net loss for 2000                                 0                  0         (1,263,981)                 0        (1,263,981)
     Unrealized gain on
      available for sale
      investment securities                            0                  0                  0                  0                 0
                                                                                                                       ------------
   Total comprehensive loss                                                                                              (1,263,981)
                                            ------------       ------------       ------------       ------------      ------------
Balance (deficit)
     December 31, 2000                            11,654         11,549,700         (2,487,768)                 0         9,073,586
   Comprehensive loss:
     Net loss for 2001                                 0                  0           (552,789)                 0          (552,789)
     Unrealized gain on
      available for sale
      investment securities                            0                  0                  0                  0                 0
                                                                                                                       ------------
   Total comprehensive loss                                                                                                (552,789)
                                            ------------       ------------       ------------       ------------      ------------
Balance (deficit)
     December 31, 2001                      $     11,654       $ 11,549,700       $ (3,040,557)      $          0      $  8,520,797
                                            ============       ============       ============       ============      ============

           See accompanying notes to consolidated financial statements

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------

          CITIZENS BANCSHARES OF SOUTH FLORIDA, INC. AND SUBSIDIARIES

                   Years ended December 31 2001, 2000 and 1999


                                                                                           2001            2000            1999
                                                                                       ------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
------------------------------------
    Net loss                                                                           $   (552,789)   $ (1,263,981)   $ (1,100,668)
    Adjustments to reconcile net loss to net
    cash used in operating activities:
      Depreciation and amortization                                                         197,097         177,008          45,606
      Provision for loan losses                                                             214,572         255,702          26,885
      Accretion of deferred loan fees
        and discounts                                                                       (68,328)        (36,998)              0
      Increase in accrued interest receivable                                              (112,663)       (177,934)        (51,723)
      Increase in other assets                                                              (58,358)        (44,444)        (21,091)
      Increase (decrease) in accrued interest payable                                       (22,055)         23,479         (15,140)
      Increase (decrease) in accrued expenses
          and other liabilities                                                             225,705        (103,511)        156,557
                                                                                       ------------    ------------    ------------
               NET CASH USED IN OPERATING ACTIVITIES                                       (176,819)     (1,170,679)       (959,574)
                                                                                       ------------    ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES
------------------------------------
    Net (increase) decrease in interest-bearing deposits
      in banks                                                                            4,000,000      (2,000,000)     (2,000,000)
    Net increase in loans                                                               (35,321,218)    (28,596,114)     (4,334,141)
    Purchase of securities available for sale                                              (164,400)        (25,000)       (377,360)
    Proceeds from (purchases of) securities held
      to maturity                                                                         1,000,000               0        (987,915)
    Purchase of premises and equipment                                                     (224,452)       (157,935)       (866,449)
                                                                                       ------------    ------------    ------------
               NET CASH USED IN INVESTING ACTIVITIES                                    (30,710,070)    (30,779,049)     (8,565,865)
                                                                                       ------------    ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES
------------------------------------
    Net increase in deposits                                                             24,152,594      22,187,609      17,947,373
    Borrowings on (repayment of) short-term notes                                         4,000,000               0      (1,600,000)
    Net proceeds from issuance of common stock                                                    0         203,000      11,358,353
                                                                                       ------------    ------------    ------------
           NET CASH PROVIDED BY FINANCING ACTIVITIES                                     28,152,594      22,390,609      27,705,726
                                                                                       ------------    ------------    ------------

                              NET INCREASE (DECREASE) IN CASH
                                AND CASH EQUIVALENTS                                     (2,734,295)     (9,559,119)     18,180,287

CASH AND CASH EQUIVALENTS
-------------------------
      Beginning of period                                                                 8,736,225      18,295,344         115,057
                                                                                       ------------    ------------    ------------
      End of period                                                                    $  6,001,930    $  8,736,225    $ 18,295,344
                                                                                       ============    ============    ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
------------------------------------------------
        Cash paid during the year for:

        Interest                                                                       $  2,272,833    $  1,361,063    $    181,851
                                                                                       ============    ============    ============


          See accompanying notes to consolidated financial statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

           CITIZENS BANCSHARES OF SOUTH FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2001 and 2000


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

Organization and Consolidation:

Citizens Bancshares of South Florida, Inc. (the Company) was incorporated under the laws of the state of Florida. The Company's activities prior to August 24, 1999 were limited to the organization of Citizens National Bank of Southwest Florida, (the Bank), as well as preparation for a $12,000,000 common stock offering (the Offering). On August 24, 1999, the Company and the Bank emerged from the development stage and began operations. The Bank plans to have a secondary public offering during 2002 using a significant portion of the proceeds to open a new bank, the Bank of Florida, in Ft. Lauderdale, Florida. Assuming all required regulatory approvals are received and the offering is successful, it is expected that the new bank will commence operations in the second quarter of 2002.

The consolidated financial statements of the Company include the accounts of the Company and its wholly-owned subsidiaries, Citizens National Bank of Southwest Florida, and Citizens Capital Management, Inc. All significant intercompany balances and transactions have been eliminated.

Citizens Capital Management, Inc., during 2000, obtained approval from the Office of the Comptroller of the Currency to conduct trust operations. The trust assets under management as well as the contingent liability associated with those assets are not included as part of the consolidated financial statements of the Company.

Nature of Operations:

The Bank provides a full range of commercial and consumer banking services primarily within the Naples, Florida area. As a national bank, it is subject to regulation of the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation. During 2001, The Bank began efforts to expand it's operations into the Ft. Lauderdale, Florida area by forming the Bank of Florida.

Use of Estimates:

The preparation of financial statements, in conformity with U.S. generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents:

Cash, demand balances due from banks and federal funds sold are considered cash and cash equivalents for cash flow reporting purposes. Generally, federal funds are sold for one-day periods.

             ------------------------------------------------------

           CITIZENS BANCSHARES OF SOUTH FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2001 and 2000


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
---------------------------------------------------------------

Investment Securities:

Debt securities for which the Bank has the positive intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost. Securities are classified as trading securities if bought and held principally for the purpose of selling them in the near future. No investments are held for trading purposes. Securities not classified as held to maturity are classified as available for sale, and reported at fair value with unrealized gains and losses excluded from earnings and reported net of tax as a separate component of stockholders' equity until realized. Other investments, which include Federal Reserve Bank stock and Federal Home Loan Bank stock, are carried at cost as such investments do not have readily determinable fair values.

Realized gains and losses on sales of investment securities are determined by specific identification of the security sold. Declines in value of investment securities judged to be other than temporary are recognized as losses in the statement of operations.

Loans:

Loans are stated at the principal amount outstanding, net of unearned income and an allowance for loan losses. Interest income on all loans is accrued based on the outstanding daily balances.

Management has established a policy to discontinue accruing interest (non-accrual status) on a loan after it has become 90 days delinquent as to payment of principal or interest unless the loan is considered to be well collateralized and the Bank is actively in the process of collection. In addition, a loan will be placed on non-accrual status before it becomes 90 days delinquent if management believes that the borrower's financial condition is such that collection of interest or principal is doubtful. Interest previously accrued but uncollected on such loans is reversed and charged against current income when the receivable is estimated to be uncollectible. Interest income on non-accrual loans is recognized only as received.

Nonrefundable fees and certain direct costs associated with originating or acquiring loans are recognized over the life of related loans on a method that approximates the interest method.

Allowance for Loan Losses:

The determination of the balance in the allowance for loan losses is based on an analysis of the loan portfolio and reflects an amount which, in management's judgment, is adequate to provide for probable loan losses after giving consideration to the growth and composition of the loan portfolio, current economic conditions, past loss experience, evaluation of potential losses in the current loan portfolio and such other factors that warrant current recognition in estimating loan losses.

             ------------------------------------------------------

           CITIZENS BANCSHARES OF SOUTH FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2001 and 2000


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
---------------------------------------------------------------

Allowance for Loan Losses (Continued):

Loans which are  considered  to be  uncollectible  are  charged-off  against the
allowance.   Recoveries  on  loans  previously  charged-off  are  added  to  the allowance.

Impaired loans are loans for which it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impairment losses are included in the allowance for loan losses through a charge to the provision for loan losses. Impairment losses are measured by the present value of expected future cash flows discounted at the loan's effective interest rate, or, as a practical expedient, at either the loan's observable market price or the fair value of the collateral. Interest income on impaired loans is recognized only as received.

Premises and Equipment:

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the depreciable assets. Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever is less.


Income Taxes:

Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are included in the consolidated financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. The Company and it's subsidiaries file a consolidated tax return.

New Accounting Pronouncements:

Effective January 1, 2001, the Bank adopted Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133). This statement establishes accounting and reporting standards for derivative instruments embedded in other contracts and hedging activities. It requires that an entity recognize all derivatives as either other assets or liabilities in the statement of financial position and measure those instruments at fair value. This statement did not have a material impact on financial condition and results of operations.

             ------------------------------------------------------

          CITIZENS BANCSHARES OF SOUTH FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2001 and 2000


NOTE B - SECURITIES
-------------------

The amortized cost, unrealized gains and losses and estimated fair value of investment securities shown in the consolidated balance sheets of the Company at December 31 are as follows:


                                                                                 GROSS UNREALIZED                ESTIMATED
                                                        AMORTIZED          ---------------------------             FAIR
                                                          COST              GAINS              LOSSES             VALUE
                                                        --------           --------           --------           --------
December 31, 2001:

Available for sale securities:
    U.S. Treasury securities                            $ 25,000           $      0           $      0           $ 25,000
    Independent Bankers Bank Stock                        50,760                  0                  0             50,760
                                                        --------           --------           --------           --------
    Totals                                              $ 75,760           $      0           $      0           $ 75,760
                                                        ========           ========           ========           ========




                                                                                 GROSS UNREALIZED                ESTIMATED
                                                        AMORTIZED          ---------------------------             FAIR
                                                          COST              GAINS              LOSSES             VALUE
                                                        --------           --------           --------           --------

December 31, 2000:

Available for sale securities:
    U.S. Treasury securities                            $ 25,000           $      0           $      0           $ 25,000
    Independent Bankers Bank Stock                        50,760                  0                  0             50,760
                                                        --------           --------           --------           --------
    Totals                                              $ 75,760           $      0           $      0           $ 75,760
                                                        ========           ========           ========           ========

Held to maturity securities:
    U.S. agency obligations                             $999,394           $      0           $     19           $999,375
                                                        --------           --------           --------           --------
    Totals                                              $999,394           $      0           $     19           $999,375
                                                        ========           ========           ========           ========

             ------------------------------------------------------

          CITIZENS BANCSHARES OF SOUTH FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2001 and 2000


NOTE B - SECURITIES (CONTINUED)
-------------------------------

Expected maturities of investment securities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Periodic payments are received of mortgage-backed securities based on the payment patterns of the underlying collateral. Maturities of mortgage-based securities are included below based on their expected average life of similar investments as determined by the Bank's portfolio and analysis servicer. As of December 31, 2001, the amortized cost and estimated fair value of investment securities, by contractual maturities, are as follows:

                                                             AVAILABLE FOR SALE
                                                         -----------------------
                                                         AMORTIZED        FAIR
                                                           COST           VALUE
                                                         ---------       -------

Due after ten years                                      $25,000         $25,000
                                                         -------         -------
                                                          25,000          25,000

Independent Bankers Bank Stock                            50,760          50,760
                                                         -------         -------
Totals                                                   $75,760         $75,760
                                                         =======         =======

NOTE C - LOANS
--------------

The composition of loans at December 31 is as follows:

                                                   2001                  2000
                                               -----------           -----------

Commercial                                     $11,467,758           $ 5,052,787
Real estate                                     35,902,902            24,648,033
Lines of credit                                 18,066,731             2,551,517
Consumer                                         2,968,171               747,239
                                               -----------           -----------
Totals                                         $68,405,562           $32,999,576
                                               ===========           ===========

The majority of the Company's lending activities are conducted principally with customers located in the Naples, Florida area. Commercial loans are primarily extended to small and mid-sized corporate borrowers in service and manufacturing related industries. Although the Bank's loan portfolio is diversified, a significant portion of its loans are collateralized by real estate. Therefore, the Bank could be susceptible to economic downturns and natural disasters.

The Bank had one loan on nonaccrual as of December 31, 2001 for a balance of $238,518. The Bank had no loans on nonaccrual as of December 31, 2000.

             ------------------------------------------------------

          CITIZENS BANCSHARES OF SOUTH FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2001 and 2000


NOTE C - LOANS (CONTINUED)
--------------------------

The activity in the allowance for loan losses for the years ended December 31 is as follows:

                                                                             2001                    2000                    1999
                                                                           ---------               ---------               ---------

Balance at beginning of year                                               $ 281,067               $  26,885               $       0
Provision charged to operations                                              214,572                 255,702                  26,885
Charge-offs                                                                   (1,702)                 (2,520)                      0
Recoveries                                                                       268                   1,000                       0
                                                                           ---------               ---------               ---------
Balance at end of year                                                     $ 494,205               $ 281,067               $  26,885
                                                                           =========               =========               =========

NOTE D - PREMISES AND EQUIPMENT
-------------------------------

Premises and equipment at December 31 consisted of the following:

                                                                                                2001                         2000
                                                                                             ----------                   ----------

Land and land improvements                                                                   $  545,269                   $  545,269
Building                                                                                      1,056,407                    1,050,407
Leasehold improvements                                                                           25,497                       23,640
Furniture, fixtures and equipment                                                               475,096                      287,991
EDP equipment and software                                                                      495,671                      466,181
                                                                                             ----------                   ----------
                                                                                              2,597,940                    2,373,488
Less accumulated depreciation                                                                   419,518                      222,421
                                                                                             ----------                   ----------
Totals                                                                                       $2,178,422                   $2,151,067
                                                                                             ==========                   ==========

Depreciation expense was $197,097, $177,008, and $45,606 for the years ended December 31, 2001, 2000 and 1999, respectively.

NOTE E - DEPOSITS
-----------------

Deposits at December 31 are comprised of the following:

                                                                                                2001                         2000
                                                                                             -----------                 -----------
Interest-bearing:
Money market                                                                                 $ 4,868,795                 $ 6,675,459
Negotiable order of withdrawal accounts                                                        6,517,843                   3,498,288
Savings                                                                                          884,501                     550,861
Certificates of deposit:
  Less than $100,000                                                                          15,840,965                  10,815,076
  $100,000 or more                                                                            26,182,268                  14,504,398
                                                                                             -----------                 -----------
                                                                                              54,294,372                  36,044,082
Demand (non-interest bearing)                                                                  9,993,202                   4,090,898
                                                                                             -----------                 -----------
Totals                                                                                       $64,287,574                 $40,134,980
                                                                                             ===========                 ===========

             ------------------------------------------------------

           CITIZENS BANCSHARES OF SOUTH FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2001 and 2000


NOTE E - DEPOSITS (CONTINUED)
-----------------------------

The maturities on certificates of deposit of $100,000 or more as of December 31, 2001 are as follows:

Three months or less                                                 $ 6,295,823
Over three months to six months                                        5,754,739
Over six months to twelve months                                      10,785,606
Over twelve months                                                     3,346,100
                                                                     -----------
Total                                                                $26,182,268
                                                                     ===========

Included in interest expense is $1,134,555, $681,952 and $62,819 which relates to interest on certificates of deposit of $100,000 or more for 2001 and 2000, respectively.

The maturities on certificates of deposits as of December 31, 2001 are as follows:

2002                                                                 $33,368,370
2003                                                                   8,440,897
2004                                                                      52,230
2005                                                                      61,199
2006                                                                     100,537
                                                                     -----------
Total                                                                $42,023,233
                                                                     ===========

NOTE F - OTHER BORROWINGS
-------------------------

The other borrowings consist of an overnight adjustable rate loan from Federal Home Loan Bank with an interest rate of 1.83% at December 31, 2001. The loan is collateralized by mortgage loans held in the bank's portfolio. Maturities on other borrowings is $4,000,000 for 2002.


NOTE G - INCOME TAXES
---------------------

At December 31, 2001 and 2000, the Company assessed its earnings history and trend over the past year, its estimate of future earnings, and the expiration date of the net operating loss carryforward and determined that it is more likely than not that the deferred tax assets will not be realized in the near term. Accordingly, a valuation allowance is recorded at December 31, 2001and 2000.

             ------------------------------------------------------

           CITIZENS BANCSHARES OF SOUTH FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2001 and 2000


NOTE G - INCOME TAXES (CONTINUED)
---------------------------------

The components of deferred tax assets and deferred tax liabilities at December 31 are as follows:

                                                          2001            2000
                                                       ----------     ----------
Deferred tax assets:
  Net operating loss carryforwards                     $  665,503     $  565,806
  Allowance for loan losses                               167,431         85,965
  Organizational and startup costs                        184,769        179,343
  Other deductions deferred for
    income taxes                                           11,515          8,317
                                                       ----------     ----------
                                                        1,029,218        839,431
                                                       ----------     ----------
Deferred tax liabilities:
  Depreciation on premises and equipment                   44,050         42,728
                                                       ----------     ----------
                                                          985,168        796,703
  Valuation allowance                                     985,168        796,703
                                                       ----------     ----------
Deferred tax assets (liability), net                   $        0     $        0
                                                       ==========     ==========

At December 31, 2001, the Company had a tax net operating loss carryforward of approximately $1,957,000 expiring during 2019 through 2021.


NOTE H - COMMITMENTS
--------------------

The Company has entered into an operating lease agreement for certain bank offices which expire October 31, 2004. In addition, the Company has operating leases for office equipment which expire on various dates through 2005. Rent expense was $133,844 for 2001, $128,615 for 2000, and $57,421 for 1999 related to these leases. Subsequent to the balance sheet date, the Bank entered into two additional operating lease agreements for new banking facilities in both Naples, Florida and Ft. Lauderdale, Florida. In Naples, the Bank is entering into a 10 year lease agreement with a related party expected to commence July 1, 2002. In Ft. Lauderdale, the Company entered into a 7.5 year lease agreement commencing February 1, 2002.

Future minimum rental commitments as of December 31, 2001 are as follows:

Year ending -
  December 31, 2002                                                   $  546,434
  December 31, 2003                                                      780,275
  December 31, 2004                                                      776,497
  December 31, 2005                                                      706,809
  December 31, 2006                                                      742,153
  Thereafter                                                           3,299,568
                                                                      ----------

Total minimum payments required                                       $6,851,736
                                                                      ==========

             ------------------------------------------------------

           CITIZENS BANCSHARES OF SOUTH FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2001 and 2000


NOTE H - COMMITMENTS (CONTINUED)
--------------------------------

The Company and the Bank have entered into employment agreements expiring at various dates through July 2004 with five senior officers providing for annual compensation aggregating approximately $513,800.


NOTE I - RETIREMENT PLAN
------------------------

The Company maintains a 401(k) Retirement Plan (the Plan) to which eligible employees may contribute from 1% to 15% of their pay. Currently the Company makes matching contributions to the Plan on behalf of eligible employees equal to 25% of the employees contributions. The Company made contributions to the Plan in the amount of $10,348 during 2001 and no contributions during 2000 and 1999. Employees who have completed at least three months of service and have attained age 21 are generally eligible to participate. Employee contributions are 100% vested as amounts are credited to the employee's account. Company contributions, if made, become 20% vested when an employee has completed 1 year of service, and vest at a rate of 20% per year thereafter, fully vesting when an employee has completed 5 years of service.


NOTE J - RELATED PARTY TRANSACTIONS
-----------------------------------

The Bank has granted loans to executive officers and directors of the Bank and the Company and to associates of such executive officers and directors. Such loans were made in the ordinary course of business under normal credit terms and do not represent more than the normal risk of collection. The activity for these loans for 2001 is as follows:

Loan balances at December 31, 2000                                  $ 1,421,130
New loans                                                               388,525
Repayments                                                             (198,666)
                                                                    -----------
Loan balances at December 31, 2001                                  $ 1,610,989
                                                                    ===========

The Bank also has accepted deposits from employees, officers and directors of the Bank and the Company and from affiliates of such officers and directors. The deposits were accepted on substantially the same terms as those of other depositors. Such deposits amounted to approximately $6,093,792 at December 31, 2001 and $2,266,174 at December 31, 2000.

             ------------------------------------------------------

           CITIZENS BANCSHARES OF SOUTH FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2001 and 2000


NOTE K - STOCKHOLDERS' EQUITY
-----------------------------

The Company has adopted an incentive stock option plan for certain of its employees and has authorized and reserved 150,000 shares of common stock for issuance under this plan.

The Company applies APB 25 in accounting for its stock option plan described above. The option price under the stock option plan equals or exceeds the fair market value of the common shares on the date of grant and, accordingly, no compensation cost has been recognized under the provisions of APB 25 for stock options. Under SFAS 123, compensation cost is measured at the grant date based on the value of the award and is recognized over the service (or vesting) period. Had compensation cost for the Company's stock option plan been determined under SFAS 123, based on the fair market value at the grant dates, the Company's proforma net loss and net loss per share would have been as follows:

                                                                        2001                    2000                       1999
                                                                    -----------             -------------             -------------
Net loss as reported                                                $  (552,789)            $  (1,263,981)            $  (1,100,668)
Proforma net loss                                                   $  (600,574)            $  (1,303,788)            $  (1,198,670)
Net loss per share as reported                                      $     (0.47)            $       (1.09)            $       (1.98)
Proforma net loss per share                                         $     (0.52)            $       (1.12)            $       (2.16)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. Assumptions used in 2001, 2000 and 1999 include: dividend yield of 0.00%, expected volatility of 0.00%, 0.00% and 16.12%, risk-free interest rate of 5.08%, 5.25% and 6.00% and average expected lives of 3.05, 3.91 and 4.92 years, respectively. At December 31, 2001, 2000 and 1999, options for 61,113; 35,167 and 17,000 shares were exercisable at an average price per share of $10.00. Options granted expire after 10 years and are exercisable in 20% to 33.33% increments annually. Transactions related to this stock option plan are as follows:

                                                                     WEIGHTED
                                            OPTIONS               AVERAGE OPTION
                                          OUTSTANDING            PRICE PER SHARE
                                          -----------            ---------------
Balance December 31, 1998                          0
Granted                                       88,650             $     10.00
                                          -----------            ---------------

Balance December 31, 1999                     88,650             $     10.00
Granted                                       10,000             $     10.00
Forfeited                                       (150)            $     10.00
                                          -----------            ---------------

Balance December 31, 2000                     98,500             $     10.00
Granted                                       19,900             $     10.00
Forfeited                                       (300)            $     10.00
                                          -----------            ---------------

Balance December 31, 2001                    118,100             $     10.00
                                          ===========            ===============

             ------------------------------------------------------

          CITIZENS BANCSHARES OF SOUTH FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2001 and 2000


NOTE K - STOCKHOLDERS' EQUITY (CONTINUED)
-----------------------------------------

In connection with its initial offering of common stock, the Company granted to certain organizers of the Company warrants to purchase .67 shares of common stock (at an exercise price of $10.00 per share) for each initial share purchased by such organizers in the offering. The Warrants will vest in equal increments of 20% commencing on the date of grant (August 24, 1999) and on each anniversary date thereafter until fully vested. Warrants may be exercised in whole or in part for $10.00 per share beginning on the date of grant and expiring 10 years after the grant date.

The Company has reserved 113,330 shares of its Common Stock for issuance thereunder.

The approval of the Comptroller of the Currency is required for national banks to pay dividends in excess of earnings retained in the current year plus retained net profits for the preceding two years. As of December 31, 2001, no amount was available for distribution to the Company as dividends without prior approval.

The Company and Bank are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required. The minimum requirements are:

                                         Capital to risk-weighted assets
                                    ---------------------------------------
                                                                                Tier 1 capital
                                          Total               Tier 1           to average assets
                                    ------------------  -------------------    -------------------

Well capitalized                          10%                   6%                     5%
Adequately capitalized                     8%                   4%                     4%
Undercapitalized                           6%                   3%                     3%

The Company was considered well capitalized as of December 31, 2001 and 2000.

Management is not aware of any events or circumstances that have occurred since December 31, 2001 that would change the Company's capital category.

             ------------------------------------------------------

          CITIZENS BANCSHARES OF SOUTH FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2001 and 2000


NOTE K - STOCKHOLDERS' EQUITY (CONTINUED)
-----------------------------------------

At December 31 actual capital levels and minimum required levels were as follows (in thousands):

                                                                                                      Minimum Required
                                                                           Minimum                       To Be Well
                                                                           Required                   Capitalized Under
                                                                          For Capital                 Prompt Corrective
                                                                           Adequacy                        Action
                                            Actual                         Purposes                    Regulations
------------------------------------------------------------------------------------------------------------------------
                                     Amount           Ratio          Amount        Ratio           Amount        Ratio
------------------------------------------------------------------------------------------------------------------------
2001
Total capital (to risk
    weighted assets)
      Consolidated                   $ 9,015          14.14%         $ 5,102       8.00%           $6,377        10.00%
      Bank                           $ 7,022          11.01%         $ 5,102       8.00%           $6,377        10.00%
Tier 1 capital (to risk
    weighted assets)
      Consolidated                   $ 8,520          13.36%         $ 2,551       4.00%           $3,826         6.00%
      Bank                           $ 6,528          10.24%         $ 2,551       4.00%           $3,826         6.00%
Tier 1 capital (to
    average assets)
      Consolidated                   $ 8,520          13.38%          $2,547       4.00%          $ 3,184         5.00%
      Bank                           $ 6,528          10.25%          $2,547       4.00%          $ 3,184         5.00%

2000
Total capital (to risk
    weighted assets)
      Consolidated                   $ 9,354          27.90%         $ 2,682       8.00%          $ 3,352        10.00%
      Bank                           $ 7,303          23.21%         $ 2,518       8.00%          $ 3,147        10.00%
Tier 1 capital (to risk
    weighted assets)
      Consolidated                   $ 9,074          27.07%         $ 1,341       4.00%          $ 2,011         6.00%
      Bank                           $ 7,022          22.31%         $ 1,259       4.00%          $ 1,888         6.00%
Tier 1 capital (to
    average assets)
      Consolidated                   $ 9,074          18.72%         $ 1,939       4.00%          $ 2,423         5.00%
      Bank                           $ 7,022          15.13%         $ 1,857       4.00%          $ 2,321         5.00%

             ------------------------------------------------------

          CITIZENS BANCSHARES OF SOUTH FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2001 and 2000


NOTE L - OFF-BALANCE SHEET RISK
-------------------------------

In the normal course of business, the Bank utilizes various financial instruments with off-balance sheet risk to meet the financing needs of its customers. These instruments include commitments to extend credit through loans approved but not yet funded, lines of credit and standby letters of credit. The credit risks associated with financial instruments are generally managed in conjunction with the Banks' balance sheet activities and are subject to normal credit policies, financial controls and risk limiting and monitoring procedures.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Banks evaluate each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Banks upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include compensating balances, accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Most guarantees expire within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral supporting these commitments for which collateral is deemed necessary is maintained by the Banks.

Credit losses are incurred when one of the parties fails to perform in accordance with the terms of the contract. The Banks' exposure to off-balance sheet credit risk is represented by the contractual amount of the commitments to extend credit and standby letters of credit. At December 31, 2001 and 2000, the Bank had commitments of approximately $5,121,217 and $5,688,424, respectively, for undisbursed portions of loans in process and unused portions of lines of credit. Commitments under standby letters of credit aggregated approximately $1,184,456 and $0 at December 31, 2001 and 2000, respectively.

             ------------------------------------------------------

           CITIZENS BANCSHARES OF SOUTH FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2001 and 2000


NOTE M - FAIR VALUES OF FINANCIAL INSTRUMENTS
---------------------------------------------

The  following   table  presents  the  estimates  of  fair  value  of  financial instruments as of December 31:

                                                               2001
                                                --------------------------------
                                                                      ESTIMATED
                                                   CARRYING             FAIR
                                                    AMOUNT              VALUE
                                                --------------       -----------
Financial assets:
  Cash and cash equivalents                      $ 6,001,930         $ 6,001,930
  Securities available for sale                       75,760              75,760
  Restricted securities                              491,000             491,000
  Net loans                                       67,847,555          68,740,420
  Accrued interest receivable                        342,320             342,320
Financial liabilities:
  Deposits                                        64,287,574          64,972,574
  Other Borrowings                                 4,000,000           4,000,000
  Accrued interest payable                             4,690               4,690
Off-Balance Sheet Credit Risk:
  Commitments to extend credit                     5,121,217           5,121,217
  Standby letters of credit                        1,184,456           1,184,456


                                                              2001
                                                --------------------------------
                                                                      ESTIMATED
                                                   CARRYING             FAIR
                                                    AMOUNT              VALUE
                                                --------------       -----------
Financial assets:
  Cash and cash equivalents                     $ 8,736,225          $ 8,736,225
  Interest-bearing deposits in bank               4,000,000            4,000,000
  Securities available for sale                      75,760               75,760
  Securities held to maturity                       999,394              999,375
  Restricted securities                             326,600              326,600
  Net loans                                      32,999,576           32,856,575
  Accrued interest receivable                       229,657              229,657
Financial liabilities:
  Deposits                                       40,134,980           40,440,498
  Accrued interest payable                           26,745               26,745
Off-Balance Sheet Credit Risk:
  Commitments to extend credit                    5,688,424            5,688,424

             ------------------------------------------------------

           CITIZENS BANCSHARES OF SOUTH FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2001 and 2000


NOTE M - FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)
---------------------------------------------------------

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

         Cash and cash equivalents: For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

         Securities: For securities available for sale fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

         Loans: The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

         Deposits: The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity deposits is estimated by discounting future cash flows using rates currently offered for deposits of similar remaining maturities. The fair value estimates do not include the benefits that result from low-cost funding provided by the deposit liabilities compared to the cost of alternate sources of funds.

         Accrued interest: The carrying amounts of accrued interest receivable and accrued interest payable approximate their fair values.

         Off-balance sheet credit risk: The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the customer. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

The fair value estimates are presented for on-balance sheet financial instruments without attempting to estimate the value of the bank's long-term relationships with depositors and the benefit that results from low-cost funding provided by deposit liabilities. In addition, significant assets which are not considered financial instruments and are, therefore, not a part of the fair value estimates include office properties and equipment.

             ------------------------------------------------------

          CITIZENS BANCSHARES OF SOUTH FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2001 and 2000


NOTE N - GENERAL OPERATING EXPENSES
-----------------------------------

The following amounts comprise general operating expenses for the years ended December 31:

                                                                                  2001                  2000                  1999
                                                                                --------              --------              --------

Stationery and supplies                                                         $ 57,219              $ 67,901              $ 84,321
Data processing                                                                  189,426               171,584                34,936
Professional and outside service fees                                            216,740               228,105                75,344
Advertising, marketing and public
   relations                                                                      57,080                45,221                63,652
Dues and subscriptions                                                            39,679                29,531                30,211
Insurance                                                                         15,538                14,800                24,347
License, fees and taxes                                                           33,674                22,997                16,196
Other                                                                            194,779                76,716                93,512
                                                                                --------              --------              --------

Totals                                                                          $804,135              $656,855              $422,519
                                                                                ========              ========              ========

             ------------------------------------------------------

          CITIZENS BANCSHARES OF SOUTH FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2001 and 2000


NOTE O - CONDENSED FINANCIAL INFORMATION
----------------------------------------

The condensed financial information of Citizens Bancshares of South Florida, Inc. (parent company only) as of December 31, 2001 and 2000 and for the years ended December 31, 2001, 2000 and 1999, is as follows:


        BALANCE SHEETS
        --------------

                                                                                                          December 31
                                                                                            ----------------------------------------
                                                                                                2001                        2000
                                                                                            ------------               -------------
Assets:
   Investment in and indebtedness of
     subsidiaries, at equity                                                                $  6,527,857               $  7,022,180
   Cash and due from banks                                                                     2,189,263                  2,051,593
   Other assets                                                                                    3,862                          0
                                                                                            ------------               ------------
                                                                                            $  8,720,982               $  9,073,773
                                                                                            ============               ============

Liabilities:
   Accrued expenses and other liabilities                                                   $    200,185               $        187

Stockholders' equity:
   Preferred stock                                                                                     0                          0
   Common stock                                                                                   11,654                     11,654
   Additional paid-in capital                                                                 11,549,700                 11,549,700
   Accumulated deficit                                                                        (3,040,557)                (2,487,768)
                                                                                            ------------               ------------
                       TOTAL STOCKHOLDERS' EQUITY                                              8,520,797                  9,073,586
                                                                                            ------------               ------------
                                                                                            $  8,720,982               $  9,073,773
                                                                                            ============               ============

             ------------------------------------------------------

          CITIZENS BANCSHARES OF SOUTH FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2001 and 2000


NOTE O - CONDENSED FINANCIAL INFORMATION (CONTINUED)
----------------------------------------------------

       STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT
       ------------------------------------------------

                                                                                2001                 2000                   1999
                                                                            -----------           -----------           -----------

Income:
  Interest on investment
    securities and other                                                    $    17,866           $    92,007           $    94,360

Expenses:
  Interest on other borrowings                                                        0                     0                19,080
  Salaries and employee benefits                                                 20,019                     0               305,869
  Occupancy                                                                           0                     0                65,877
  Equipment rental, depreciation
    and maintenance                                                                 193
  General operating                                                              56,313                     0               222,377
                                                                            -----------           -----------           -----------
                                TOTAL EXPENSES                                   76,332                     0               613,396
                                                                            -----------           -----------           -----------
                 INCOME (LOSS) FROM OPERATIONS
             BEFORE INCOME TAXES AND EQUITY IN
        UNDISTRIBUTED NET LOSS OF SUBSIDIARIES                                  (58,466)               92,007              (519,036)

Income taxes                                                                          0                     0                     0
                                                                            -----------           -----------           -----------
                INCOME (LOSS) BEFORE EQUITY IN
        UNDISTRIBUTED NET LOSS OF SUBSIDIARIES                                  (58,466)               92,007              (519,036)

Equity in undistributed net loss
  of subsidiaries                                                              (494,323)           (1,355,988)             (581,632)
                                                                            -----------           -----------           -----------
                                      NET LOSS                                 (552,789)           (1,263,981)           (1,100,668)

Accumulated deficit:
  Beginning of year                                                          (2,487,768)           (1,223,787)             (123,119)
                                                                            -----------           -----------           -----------

  End of year                                                               $(3,040,557)          $(2,487,768)          $(1,223,787)
                                                                            ===========           ===========           ===========

             ------------------------------------------------------

          CITIZENS BANCSHARES OF SOUTH FLORIDA, INC. AND SUBSIDIARIES

                           December 31, 2001 and 2000


NOTE O - CONDENSED FINANCIAL INFORMATION (CONTINUED)
----------------------------------------------------

          STATEMENTS OF CASH FLOWS
          ------------------------

                                                                               2001                  2000                   1999
                                                                           ------------          ------------          -------------

CASH FLOWS FROM OPERATING ACTIVITIES
------------------------------------
   Net loss                                                                $   (552,789)         $ (1,263,981)         $ (1,100,668)
   Adjustments to reconcile net loss to net cash
   provided by (used in) operating activities:
     Equity in undistributed net
       loss of subsidiaries                                                     494,323             1,355,988               581,632
     Depreciation of premises and
       equipment                                                                      0                     0                   193
     (Increase) decrease in other
       assets                                                                    (3,862)               10,000                30,933
     Increase (decrease) in accrued
       expenses and other liabilities                                           199,998                   187               (18,406)
                                                                           ------------          ------------          ------------
                NET CASH PROVIDED BY (USED IN)
                         OPERATING ACTIVITIES                                   137,670               102,194              (506,316)
                                                                           ------------          ------------          ------------

CASH FLOWS FROM INVESTING ACTIVITIES
------------------------------------
   Investment in subsidiary banks                                                     0                     0            (8,969,800)
   Purchase of premises and equipment                                                 0                     0              (510,145)
   Sale of premises and equipment                                                     0                     0             1,859,249
                                                                           ------------          ------------          ------------
                             NET CASH USED IN
                         INVESTING ACTIVITIES                                         0                     0            (7,620,696)
                                                                           ------------          ------------          ------------

CASH FLOWS FROM FINANCING ACTIVITIES
------------------------------------
   Repayment of short-term notes                                                      0                     0            (1,600,000)
   Proceeds from issuance of common stock                                             0               203,000            11,358,354
                                                                           ------------          ------------          ------------
                         NET CASH PROVIDED BY
                         FINANCING ACTIVITIES                                         0               203,000             9,758,354
                                                                           ------------          ------------          ------------

INCREASE IN CASH AND CASH EQUIVALENTS                                           137,670               305,194             1,631,342

Cash and cash equivalents:
   Beginning of year                                                          2,051,593             1,746,399               115,057
                                                                           ------------          ------------          ------------
   End of year                                                             $  2,189,263          $  2,051,593          $  1,746,399
                                                                           ============          ============          ============

================================================================================

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. In this prospectus, "Bancshares of Florida", "we", and "our" refer to Bancshares of Florida, Inc., a Florida corporation. Until March 7, 2003 (25 days after the date of this prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                      ------------------------------------
                               TABLE OF CONTENTS:
                      ------------------------------------

                                                                          Page

Prospectus Summary........................................................   1
Summary Consolidated Financial Data.......................................   6
Risk Factors .............................................................   7
Cautionary Statement Regarding Forward-Looking Statements ................  11
Capitalization............................................................  11
Dilution..................................................................  12
Use of Proceeds...........................................................  13
Dividend Policy ..........................................................  13
Selected Consolidated Financial Data .....................................  14
Management's Discussion and Analysis
     of Financial Condition and Results
     of Operations  ......................................................  15
Business .................................................................  35
Supervision and Regulation................................................  43
Management ...............................................................  49
Executive Compensation....................................................  58
Certain Transactions .....................................................  63
Securities Ownership of Certain Beneficial
     Owners and Management ...............................................  63
Description of Capital Stock .............................................  65
Anti-Takeover Provisions..................................................  65
Underwriting..............................................................  68
Shares Eligible For Future Sale ..........................................  70
Legal Matters Pertaining to the Offering..................................  71
Certain Experts Retained by
     Bancshares of Florida................................................  71
Where You Can Find More Information ......................................  71
Index to Consolidated Financial Statements ............................... F-1

================================================================================


================================================================================

                                 900,000 Shares



                      [Bancshares of Florida, Inc.'s Logo]




                                  Common Stock



                  --------------------------------------------


                                   PROSPECTUS

                  --------------------------------------------





                                  Advest, Inc.
                                February 10, 2003

================================================================================